 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 1, 1998

                                                REGISTRATION NO. 333-61551
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                               KOALA CORPORATION
       (EXACT NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN ITS CHARTER)

              COLORADO                             3089                            84-1238908
      (STATE OF INCORPORATION)         (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
                                        CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)

                                                                     MARK A. BETKER
                                                    CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
       5031 SOUTH ULSTER STREET, SUITE 300                5031 SOUTH ULSTER STREET, SUITE 300
              DENVER, COLORADO 80237                             DENVER, COLORADO 80237
                  (303) 770-3500                                     (303) 770-3500
          (ADDRESS AND TELEPHONE NUMBER                       (NAME, ADDRESS AND TELEPHONE
          OF PRINCIPAL EXECUTIVE OFFICE)                      NUMBER OF AGENT FOR SERVICE)

                                  COPIES TO:

             DOUGLAS R. WRIGHT, ESQ.                             RICHARD M. RUSSO, ESQ.
             JEFFREY A. SHERMAN, ESQ.                         GIBSON, DUNN & CRUTCHER LLP
 OTTEN, JOHNSON, ROBINSON, NEFF & RAGONETTI, P.C.          1801 CALIFORNIA STREET, SUITE 4100
        950 SEVENTEENTH STREET, SUITE 1600                       DENVER, COLORADO 80202
              DENVER, COLORADO 80202                                 (303) 298-5715
                  (303) 825-8400

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the Registration Statement becomes effective.
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALES OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH +
+STATE.                                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED DECEMBER 1, 1998

PRELIMINARY PROSPECTUS

                             1,200,000 SHARES


                               KOALA CORPORATION

                                  COMMON STOCK

  Of the 1,200,000 shares of Common Stock being offered hereby (the "Offering"), 320,000 shares are being sold by Koala Corporation ("Koala" or the "Company") and 880,000 shares are being sold by a shareholder of the Company (the "Selling Shareholder"). The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Shareholder. See "Principal and Selling Shareholders." The Company's Common Stock is listed for trading on the Nasdaq National Market under the symbol "KARE." On November 25, 1998, the last reported sale price of the Common Stock was $17.00 per share. See "Price Range of Common Stock."

                                  -----------

SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                                     PROCEEDS TO
                                   PRICE TO UNDERWRITING PROCEEDS TO   SELLING
                                    PUBLIC  DISCOUNT (1) COMPANY (2) SHAREHOLDER
--------------------------------------------------------------------------------
Per Share........................   $          $           $           $
--------------------------------------------------------------------------------
Total(3).........................   $          $           $           $
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The Company and the Selling Shareholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company estimated at $300,000.

(3) The Company has granted to the Underwriters a 45-day option to purchase up to an additional 180,000 shares of Common Stock solely to cover over-allotments, if any, on the same terms and conditions as set forth above. If the option is exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $   , $    and $   , respectively.
    See "Underwriting."

                                  -----------

  The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to certain other conditions, including their right to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made on or
about       , 1998.

CLEARY GULL REILAND & MCDEVITT INC.

                              TUCKER ANTHONY

                               INCORPORATED



                                           CRAIG-HALLUM CAPITAL GROUP, INC. [/R]

                  The date of this Prospectus is       , 1998

                               [ARTWORK/PHOTOS]


  KOALA BEAR KARE, KOALA KARE, BOOSTER BUDDY AND THE KOALA LOGO ARE REGISTERED TRADEMARKS OF KOALA CORPORATION. THE COMPANY HAS APPLIED TO REGISTER THE TRADEMARK HAPPY FACES IN PUBLIC PLACES. ALL OTHER COMPANY AND PRODUCT NAMES REFERENCED HEREIN ARE REGISTERED TRADEMARKS OR TRADEMARKS OF THEIR RESPECTIVE OWNERS.

                                    SUMMARY

  The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements and the notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes no exercise of the Underwriters' over-allotment option or outstanding options, warrants or convertible securities. References to the Company include its wholly-owned subsidiaries Delta Play Company, Delta Play (U.S.), Inc. and Koala Foreign Sales Corporation. Pro forma information contained in this Prospectus includes information of Park Structures, Inc. and Park Structures Sales, Inc. (collectively, "Park Structures"), the assets of which will be acquired simultaneously with the closing of the Offering. Certain information contained herein is derived from industry sources. Although the Company believes that this information is reliable, it has not independently verified this information.

                                  THE COMPANY

  Koala Corporation ("Koala" or the "Company") is a leading designer, producer and worldwide marketer of innovative commercial products, systems and custom solutions that create attractive family-friendly environments for businesses and other public venues. The Company produces family convenience products, such as baby changing stations and high chairs; children's activity products, such as activity tables and activity carpets; and children's modular play equipment. The Company intends to capitalize on brand name recognition established through its market-leading Koala Bear Kare Baby Changing Station, which has been installed in approximately 300,000 public restrooms worldwide. The Company's sales have grown from $3.8 million in 1993 to $13.6 million in 1997, representing a compound annual growth rate of 37.2%. Sales for the nine months ended September 30, 1998 were $13.5 million, representing a 44.5% increase from the same period in 1997. Net income has grown from $1.0 million in 1993 to $2.4 million in 1997, representing a compound annual growth rate of 25.8%. Net income for the nine months ended September 30, 1998 was $2.2 million, representing a 21.7% increase from the same period in 1997.

  The Company believes that parents increasingly travel, shop and dine out with their children due to societal changes and demographic trends, including the strict time constraints of two-income and single parent households. Koala also believes that businesses increasingly need to create an accommodating and positive environment for children in order to attract customers and to increase sales and customer loyalty. The Company's customers include Walt Disney World, The Mayo Clinic, Target Stores, McDonalds, Pizza Hut, Burger King franchises and many other customers in the retail, health care, supermarket, entertainment venue and numerous other markets. Management believes that the Koala Bear Kare brand is widely recognized among family-friendly businesses and their customers.

  Koala has developed and acquired family convenience and children's activity products to help businesses become family-friendly. The Company's family convenience products include the Koala Bear Kare Baby Changing Station, the Koala Infant Seat Kradle, the Koala Highchair and the Booster Buddy Booster Seat. Koala's children's activity products are marketed under the name Koala Kare Systems. These products, which include manipulative activities and colorful blocks, letters, numbers and designs, are designed for use in commercial waiting areas of businesses such as auto dealers, retail stores, physicians and other professional services providers.

  The children's modular play market is comprised of indoor and outdoor areas for child play. The Company believes that many of the same demographic trends in the family convenience and children's activity markets are driving demand for children's modular play equipment. The children's indoor modular play market includes quick service restaurants, shopping malls, day care centers and family entertainment centers. The Company works with each individual customer to create custom designs that utilize modular components such as tunnels, walkways, ladders and ball pits either alone or in combination with a themed environment such as a pirate's ship or jungle tree house. Simultaneously with the closing of this Offering, the Company will enter the children's outdoor modular play market through the acquisition of the assets of Park Structures, a producer of customized children's outdoor modular play systems which had sales of $8.2 million and $6.8 million for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively. The children's outdoor modular play market includes schools, parks, amusement parks, day care centers and apartment complexes.

  The Company's primary business objective is to grow its sales and earnings by continuing to develop as a leading provider of family-friendly products, systems and custom solutions. The Company's key strategic initiatives are summarized below.

  . Capitalize on Brand Name Recognition. The Company believes that the Koala Bear Kare brand name has achieved significant recognition that can be leveraged in marketing the Company's various product lines.

  . Maximize Market Penetration. The Company intends to continue to increase market penetration through integrated marketing, product cross-selling and the development of new products and custom solutions.

  . Acquire Complementary Businesses and Products. The Company intends to continue to pursue acquisitions as a means to add complementary businesses and expand its product offerings.

  . Maintain Low Production Costs and High Quality. The Company seeks to maintain low production costs either through outsourcing or using Company personnel where it is more cost-effective. The Company believes that outsourcing to qualified suppliers where appropriate enables it to focus its resources on marketing and sales while maintaining quality production.

  . Expand International Marketing. The Company intends to continue to expand its international marketing activities through the addition of manufacturer's representatives and dealers and the placement of Koala employees in key foreign locations to supervise international sales activity.

  The Company is a Colorado corporation formed in July 1993. The Company's principal executive offices are located at 5031 South Ulster Street, Suite 300, Denver, Colorado 80237, its telephone number is (303) 770-3500, and its web site is http://koalabear.com.

                              RECENT DEVELOPMENTS

  In August 1998, the Company entered into an agreement to purchase the assets of Park Structures in consideration for up to $18.7 million. Park Structures produces and markets children's outdoor modular play systems for municipalities, parks, public and private schools, day care centers and private developers. Closing of the Park Structures acquisition will occur simultaneously with closing of the Offering. The Company will utilize existing cash balances, the net proceeds of the Offering and approximately $8.5 million of a new $15.0 million secured credit facility to finance the portion of the purchase price due at the closing.

  The Park Structures acquisition is the Company's third business acquisition in three years and further broadens the Company's product lines. The acquisition complements the Company's June 1997 acquisition of a line of children's indoor modular play systems and also affords the Company an opportunity to sell its family convenience and children's activity products into new markets. At the closing, Park Structures will receive a note in the principal amount of $13.2 million, payable on January 5, 1999. The note will be secured by an irrevocable letter of credit. Because the note is due within 15 days of the closing of this Offering, the financial information contained in this Prospectus has been prepared as if such note will not be issued. In addition, if certain earnings targets are met, Park Structures will receive up to an additional $5.5 million during 1999, of which up to $1.5 million will be payable in Common Stock. The Company currently expects that all such additional consideration, including the Common Stock, will become payable. Over the four years ended December 31, 1997, Park Structures' sales have increased at a compound annual growth rate of 33.3%. See "Park Structures Acquisition."

                                  THE OFFERING

Common Stock offered by:

   The Company....................  320,000 shares
   The Selling Shareholder........  880,000 shares
     Total........................  1,200,000 shares
 Common Stock outstanding after
  the Offering....................  2,847,362 shares(1)
 Use of proceeds..................  Acquisition of the assets of Park
                                    Structures. See "Park Structures
                                    Acquisition," "Use of Proceeds" and
                                    "Business."
 Nasdaq National Market symbol....  KARE

--------

(1) Excludes 403,000 shares of Common Stock issuable upon the exercise of outstanding options at a weighted average exercise price of $14.09 per share, of which options to purchase 117,000 shares are currently exercisable. See "Management."

                                  RISK FACTORS

  For a discussion of certain factors that should be considered in evaluating an investment in the Common Stock, see "Risk Factors."

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The summary financial information set forth below is derived from the consolidated financial statements of the Company, the financial statements of Delta Play, Ltd., all of whose assets were acquired by the Company on June 1, 1997, and, as to the Pro Forma As Adjusted information, the financial statements of Park Structures. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Koala" and the consolidated financial statements of the Company and notes thereto that appear elsewhere in this Prospectus.

                                            HISTORICAL KOALA                     PRO FORMA AS ADJUSTED(1)
                          ----------------------------------------------------  --------------------------
                                                                 NINE MONTHS
                                                               ENDED SEPTEMBER                NINE MONTHS
                                YEAR ENDED DECEMBER 31,              30,         YEAR ENDED      ENDED
                          ------------------------------------ ---------------  DECEMBER 31, SEPTEMBER 30,
                          1993(2)  1994   1995   1996   1997   1997(3) 1998(3)      1997         1998
                          ------- ------ ------ ------ ------- ------- -------  ------------ -------------
                                                                 (UNAUDITED)            (UNAUDITED)
INCOME STATEMENT DATA:
Sales...................  $3,842  $5,178 $6,537 $8,938 $13,621 $9,341  $13,493    $23,741       $20,340
Gross profit............   2,406   3,346  3,986  5,697   8,093  5,725    7,515     11,629        10,279
Income from operations..   1,465   1,918  2,357  2,699   3,661  2,733    3,425      4,872         4,820
Net income..............     973   1,257  1,575  1,896   2,436  1,826    2,222      2,706         2,793
Net income per share:
  --basic...............  $ 0.40  $ 0.52 $ 0.66 $ 0.78 $  0.97 $ 0.73  $  0.88    $  0.96       $  0.98
  --diluted.............  $ 0.40  $ 0.52 $ 0.65 $ 0.75 $  0.96 $ 0.72  $  0.86    $  0.94       $  0.96
Weighted average common
 shares outstanding:
  --basic...............   2,405   2,402  2,399  2,431   2,504  2,496    2,527      2,824         2,847
  --diluted.............   2,406   2,402  2,411  2,523   2,548  2,536    2,588      2,868         2,908

                                                            SEPTEMBER 30, 1998
                                                          ----------------------
                                                                    PRO FORMA
                                                          ACTUAL  AS ADJUSTED(1)
                                                          ------- --------------
                                                               (UNAUDITED)
BALANCE SHEET DATA:
Working capital.......................................... $ 5,367    $ 7,747
Total assets.............................................  17,084     30,336
Total liabilities........................................   2,115     10,581
Shareholders' equity.....................................  14,969     19,755

--------

(1) Information in these columns gives pro forma effect to the Park Structures acquisition and the incurrence of the $8.5 million of indebtedness borrowed to finance such acquisition as if incurred on January 1, 1997 and is adjusted to reflect the sale of 320,000 shares of Common Stock offered by the Company hereby at an assumed offering price of $17.00 per share less underwriting discount and estimated offering expenses payable by the Company and the anticipated application of the net proceeds therefrom. Does not include up to $4.0 million in additional indebtedness that the Company may incur to make future payments in connection with the Park Structures acquisition. See "Use of Proceeds" and Unaudited Pro Forma Consolidated Financial Statements and notes thereto.

(2) Results of operation for 1993 give pro forma effect to the Company's initial public offering and merger with JBJ Industries, Inc.

(3) Results for the nine months ended September 30, 1997 include four months of operations of Delta Play, Ltd., the assets of which were acquired effective June 1, 1997. Results for the nine months ended September 30, 1998 reflect a full period of operations of Delta Play, Ltd. See "Management's Discussion and Analysis of Financial Condition and Results of Operation."

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of Common Stock offered hereby. This Prospectus contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this Prospectus, the words "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe" and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") regarding events, conditions and financial trends that may affect the Company's future plan of operations, business strategy, operating results and financial position. Prospective investors are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual results could differ materially from the results expressed in or implied by these forward-looking statements as a result of various factors, many of which are beyond the Company's control. These factors are described under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and in the risk factors set forth below.

ABILITY TO INTEGRATE AND MANAGE PARK STRUCTURES

  The Park Structures acquisition, which will expand the Company's modular play equipment product line, is the Company's largest acquisition to date. The Company's ability to realize any long-term advantages from the Park Structures acquisition will depend in large part on the Company's successful integration and management of the operations of Park Structures. Risks relating to such integration include increased seasonality associated with products sold by Park Structures and the risk of loss of services of management or other employees of Park Structures or significant dealers who sell the Park Structures products. There can be no assurance that the Company will be able to successfully integrate Park Structures, the failure of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Park Structures Acquisition."

MANAGEMENT OF GROWTH

  The Company has recently experienced significant growth both internally and as a result of acquisitions. A continuing period of significant growth could place a strain on the Company's management, operations and other resources. The Company's ability to manage its growth will require it to continue to invest in its operational, financial and information systems and to attract, retain, motivate and effectively manage its employees. The inability of the Company's management to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business."

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

  A part of the Company's business strategy is to acquire other companies, assets or product lines that complement or expand its existing business. Acquisitions involve a number of risks that could materially affect the Company, including the diversion of management's attention, the assimilation of the operations and personnel of the acquired companies, the amortization of acquired intangible assets and the potential loss of key personnel of the acquired companies. Future acquisitions may entail the payment of consideration in excess of book value, may result in the issuance of additional shares of the Company's Common Stock or the incurrence of additional indebtedness, all of which could have a dilutive effect on the Company's net income per share. In addition, products offered by the Company following a future acquisition may have lower gross profit margins than the Company's current product lines. There can be no assurance that any acquisition by the Company will not have a material adverse effect on the Company's business, financial condition and results of operations. Other than the Park Structures acquisition, the Company currently has no agreements or understandings with respect to any potential acquisitions. See "Business-- Business Strategy."

LIMITED DIVERSIFICATION; UNCERTAINTY OF ACCEPTANCE OF NEW PRODUCTS

  A substantial amount of the Company's sales since inception have been derived from marketing the Koala Bear Kare Baby Changing Station. Although the Company has diversified through the addition of other family convenience products, children's activity products and children's modular play equipment and plans to introduce additional products, the Baby Changing Station will continue to be an important component of the Company's sales. Until the Company further diversifies its business and products, changes in competition and other factors affecting the market for the Baby Changing Station could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the possibility exists that any new products introduced by the Company in the future will not be accepted in the marketplace. If this happens, the Company's reputation may suffer, and the Company may incur substantial losses due to production, marketing and other costs. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Koala Overview" and "Business--History" and "-- Products."

PRODUCT LIABILITY RISKS

  The Company's products are designed for use with infants and children. The children's modular play equipment industry, which the Company has recently entered, may be subject to greater number of claims than the convenience products industry. The Company carries product liability insurance in an amount that management deems adequate to cover risks associated with its products. There can be no assurance, however, that existing or future insurance coverage will be sufficient to cover all product liability risks or that such insurance will be available at favorable rates. Defending a product liability claim could significantly divert management's attention. A partially or completely uninsured claim against the Company, if successful, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Product Warranties and Insurance."

COMPETITION

  The markets for the Company's products are highly competitive and include numerous domestic and foreign competitors, including well-known manufacturers of consumer and commercial child safety equipment, furniture and other juvenile products that are substantially larger and have greater financial, marketing and other resources than the Company. There can be no assurance there will not be new entrants into the Company's markets or that the Company will be able to compete successfully in the future. See "Business-- Competition."

DEPENDENCE UPON KEY PERSONNEL

  The Company's future success will depend to a great extent upon the continued service of certain senior management personnel and the Company's continuing ability to attract, assimilate and retain highly qualified personnel. Competition for such personnel is intense, and there can be no assurance that the Company can retain its key personnel or that it can attract, assimilate and retain such employees in the future. Although the Company has non-disclosure and non-compete agreements with many of its employees, including its executive officers, it does not have employment agreements with any of its executive officers. The Company maintains a key-person life insurance policy in the amount of $1 million on Mark A. Betker, its Chairman, Chief Executive Officer and President. The loss of the services of Mr. Betker or other key personnel or the inability to hire or retain qualified personnel in the future could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Management."

DEPENDENCE UPON OUTSIDE MANUFACTURERS

  A large number of the components for the Company's products are manufactured to the Company's specifications by outside suppliers. The Company's ability to assemble and distribute its products depends upon its ability to obtain an adequate uninterrupted supply of component parts. Although the Company owns the significant tooling and molds used in the manufacture of the Company's products, it does not have any long term agreements or contracts with its suppliers, most of which are the single source of supply to the Company.

While the Company believes that adequate alternative sources of supply of such component parts could be located, there can be no assurance that any interruption in the supply of such component parts to the Company because of the failure of a supplier, a change to a new supplier or otherwise would not have a material adverse effect on the Company's business, financial condition or results of operations. Moreover, if the Company's tooling or molds are damaged, the Company could suffer additional delays and costs until such tooling or molds are repaired or replaced. Although the Company has business interruption insurance to protect itself against such interruptions, such insurance may not prevent such interruptions from having a material adverse effect upon the Company's business, financial condition and results of operations. See "Business--Design and Manufacturing."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

  As part of its growth strategy, the Company is seeking opportunities to further expand its products and systems distribution into international markets. Sales to customers outside of North America accounted for approximately 18% and 19% of the Company's sales in 1997 and the nine months ended September 30, 1998, respectively. In addition, the Company operates a manufacturing and assembly facility in Vancouver, British Columbia, Canada. The Company's international operations are subject to a wide range of general business risks, including: fluctuations in currency exchange rates; unexpected changes in legal and regulatory requirements; export restrictions, tariffs and other trade barriers; political and economic instability; restrictions on repatriation of funds or profits from foreign markets; longer payment cycles and problems in collecting accounts receivable; difficulty in protecting the Company's intellectual property; potentially adverse tax consequences, including limitations on the Company's ability to claim a foreign tax credit against its U.S. federal income taxes; and regulation by foreign regulatory authorities. These and other factors associated with international operations may have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company is subject to the Foreign Corrupt Practices Act ("FCPA"), which generally prohibits U.S. companies and their intermediaries from bribing foreign officials for the purpose of obtaining or keeping business. The Company may be exposed to liability under the FCPA as a result of past or future actions taken without the Company's knowledge by dealers and other intermediaries. Any liability the Company incurs under the FCPA could be material.

GOVERNMENT REGULATIONS

  Certain of the Company's products are subject to the provisions of the Federal Consumer Product Safety Act and the Federal Hazardous Substances Act (the "Acts") and the regulations promulgated thereunder. The Acts authorize the Consumer Product Safety Commission (the "CPSC") to protect the public from products that present a substantial risk of injury. The CPSC can require the repurchase or recall by the manufacturer of articles which are found to be defective and impose fines or penalties on the manufacturer. Similar laws exist in some states and cities and in other countries in which the Company markets its products. Any recall of its products could have a material adverse effect on the Company. To date, the Company has not recalled any of its products. See "Business--Regulation."

TRADEMARKS; LACK OF PATENT PROTECTION

  The Company owns several trademarks, including the Koala Bear Kare logo set forth on the cover of this Prospectus, to identify the Company and its products and believes that such trademarks provide a significant competitive advantage. Although the Company intends to vigorously defend its trademarks, no assurance can be given either that such trademarks can be defended or that such trademarks will not become commonly used. Further, although the Company has design patents that cover the design and appearance of certain of its existing products, such patents may not provide meaningful protection against entry by competitors into the Company's markets. See "Business--Patents and Trademarks."

VARIABILITY OF QUARTERLY OPERATING RESULTS

  The Company's sales and earnings may fluctuate from quarter to quarter based on several factors such as the number of new commercial construction starts, production delays, public budget processes, supply costs and general economic conditions. Demand for the Company's products can vary significantly from quarter to quarter due to revisions in customer budgets or schedules and other factors beyond the Company's control. Due to all of the foregoing factors, it is possible that in some future period, the Company's results of operations could fall below the expectations of securities analysts and investors. In this event, the market price of the Common Stock could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Data."

YEAR 2000 COMPLIANCE

  Many currently installed computer systems and software products are coded to accept only two-digit entries to represent years. For example, the year "1998" would be represented by "98." These systems and products will need to be able to accept four digit entries to distinguish years beginning with 2000 from prior years. As a result, systems and products that do not accept four digit year entries will need to be upgraded or replaced to comply with such "Year 2000" requirements. The Company believes that its computer systems are Year 2000 compliant. There can be no assurance that the computer systems of vendors, customers or other entities on which the Company relies will be Year 2000 compliant. There can be no assurance that unanticipated or undiscovered Year 2000 compliance problems will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Koala--Year 2000" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Park Structures--Year 2000."

ABSENCE OF DIVIDENDS

  The Company has never paid cash dividends and does not intend to pay any cash dividends in the foreseeable future. The Company intends to retain all earnings, if any, to invest in the Company's operations. The payment of future dividends is within the discretion of the Board of Directors and will depend upon the Company's future earnings, cash requirements, financial condition and other factors that the Board of Directors may deem relevant. In addition, the Company's credit agreement restricts the payment of cash dividends. See "Dividend Policy."

VOLATILITY OF STOCK PRICE

  The market price of the shares of Common Stock is subject to wide fluctuations in response to factors such as actual or anticipated operating results, announcements of new products developed by the Company, its competitors or their customers, government regulatory action, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have often been unrelated to the operating performance of particular companies. Many factors that have influenced trading prices, such as actual or anticipated operating results, growth rates, changes in estimates by analysts, market conditions in the industry, announcements by competitors, regulatory actions, the number of shares of Common Stock available for sale on the securities markets and general economic conditions, will vary from period to period. Any such event could result in a material adverse effect on the market price of the Common Stock. See "Price Range of Common Stock."

ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS

  The Company's Articles of Incorporation authorizes the issuance of up to 1,000,000 shares of Preferred Stock. The Preferred Stock may be issued in series with the material terms of any series determined solely by the Board of Directors. Such terms would likely include dividend rights, conversion features, voting rights, redemption rights and liquidation preferences. The Company does not currently anticipate that it will issue any Preferred Stock. However, if the Company does issue any series of Preferred Stock in the future, it is likely that such shares will have dividend privileges and liquidation preferences superior to those of the Common Stock. Further, the Preferred Stock may be issued with voting, conversion or other terms determined by the Board of Directors including, among others, dividend payment requirements, redemption provisions, preferences as to dividends and distributions, and preferential voting rights. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control, may decrease the amount of earnings and assets available for distribution to the holders of the Common Stock and may adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. See "Description of Securities."

LIMITATION ON DIRECTOR LIABILITY

  The Company's articles of incorporation provide, as permitted by Colorado law, that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. In addition, the Company's articles of incorporation provide for indemnification of the directors and officers to the fullest extent permitted by Colorado law. See "Management--Director Liability" and "--Indemnification."

                          PARK STRUCTURES ACQUISITION

  On August 14, 1998, the Company entered into an agreement to purchase the assets of Park Structures in consideration for up to $18.7 million. Park Structures, based in southern Florida, produces and markets children's outdoor modular play systems for municipalities, parks, public and private schools, day care centers and private developers. Closing of the Park Structures acquisition will occur simultaneously with closing of the Offering. The Park Structures acquisition is the Company's third business acquisition in three years and further broadens the Company's product lines. The acquisition complements the Company's June 1997 acquisition of a line of children's indoor modular play systems and also affords the Company an opportunity to sell its family convenience and children's activity products into new markets. Over the four years ended December 31, 1997, Park Structures' sales have increased at a compound annual growth rate of 33.3% from $2.6 million for the year ended December 31, 1993 to $8.2 million for the year ended December 31, 1997. See "Business--Park Structures" and "--Products."

  At the closing, Park Structures will receive a note in the principal amount of $13.2 million, payable on January 5, 1999. The note will be secured by an irrevocable letter of credit. Because the note is due within 15 days of the closing of this Offering, the financial information contained in this Prospectus has been prepared as if such note will not be issued. In addition, if certain earnings targets are met, Park Structures will receive up to an additional $5.5 million during 1999, of which up to $1.5 million will be payable in Common Stock. The Company currently expects that all of such additional consideration, including the Common Stock, will become payable. The number of shares of Common Stock payable will be based on the average daily closing sale price of the Common Stock during December 1998. The purchase price is subject to adjustment based on the amount of current assets and other assets of Park Structures as of the closing and the amount of warranty liability of Park Structures assumed by the Company as of the closing.

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the sale of the 320,000 shares of Common Stock offered by the Company at an assumed price of $17.00 per share are approximately $4.8 million (approximately $7.6 million if the Underwriters' over-allotment option is exercised in full) after deducting the underwriting discount and other estimated offering expenses, all of which are payable by the Company. See "Park Structures Acquisition."All of the net proceeds will be used to fund a portion of the purchase price for the Park Structures acquisition. The Company will not receive any of the proceeds from the sale of 880,000 shares of Common Stock by the Selling Shareholder.

                          PRICE RANGE OF COMMON STOCK

  The Common Stock trades on the Nasdaq National Market under the symbol "KARE." The table below sets forth for the quarters indicated the high and low per share sale prices of the Common Stock.

                                                                 HIGH     LOW
                                                                ------- -------
     1995
     First quarter............................................. $ 6.750 $ 5.000
     Second quarter............................................   9.125   5.375
     Third quarter.............................................   9.875   7.625
     Fourth quarter............................................  12.625   8.125
     1996
     First quarter............................................. $19.250 $10.625
     Second quarter............................................  19.125  16.375
     Third quarter.............................................  21.000  13.750
     Fourth quarter............................................  17.000  12.250
     1997
     First quarter............................................. $14.375 $10.750
     Second quarter............................................  16.375   9.875
     Third quarter.............................................  17.250  14.625
     Fourth quarter............................................  18.250  14.125
     1998
     First quarter............................................. $18.750 $14.000
     Second quarter............................................  20.125  15.750
     Third quarter ............................................  16.875  12.875
     Fourth quarter (through November 25, 1998)................  18.500  10.000

  The last reported sale price for the Common Stock on the Nasdaq National Market on November 25, 1998 was $17.00. As of November 25, 1998, there were approximately 101 holders of record of Common Stock. The Company believes that as of such date there were approximately 2,200 beneficial holders of Common Stock.

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends or distributions on its Common Stock. The Company anticipates that for the foreseeable future all earnings will be retained for use in the Company's operations and that no cash dividends will be paid to shareholders. Any payment of cash dividends in the future on the Common Stock will be dependent upon the Company's financial condition, results of operations, current and anticipated cash requirements, as well as other factors that the Board of Directors deems relevant. In addition, the Company's current credit agreement restricts the payment of dividends. The Company anticipates that similar restrictions on dividends will be imposed by the Company's new credit facility.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of September 30, 1998 and pro forma as adjusted to reflect the issuance and sale of 320,000 shares of Common Stock offered by the Company hereby at an assumed price per share of $17.00 and the application of the net proceeds therefrom as set forth under "Use of Proceeds." This table should be read in conjunction with the consolidated financial statements of the Company and related notes thereto and the Unaudited Consolidated Pro Forma Financial Statements and notes thereto included elsewhere in this Prospectus.

                                                            SEPTEMBER 30, 1998
                                                          ----------------------
                                                                    PRO FORMA
                                                          ACTUAL  AS ADJUSTED(1)
                                                          ------- --------------
                                                               (UNAUDITED)
                                                              (IN THOUSANDS)
Long-term debt, less current maturities.................  $   --     $ 8,466
Shareholders' equity:
 Preferred Stock, 1,000,000 shares authorized; none out-
 standing...............................................      --         --
 Common Stock, $0.10 par value, 10,000,000 shares
  authorized; 2,527,362 shares issued and outstanding
  (actual); and 2,847,362 shares (pro forma as
  adjusted)(2)..........................................      253        285
 Additional paid-in capital.............................    5,308     10,062
 Other comprehensive income(3)..........................    (128)       (128)
 Retained earnings......................................    9,536      9,536
                                                          -------    -------
  Total shareholders' equity............................   14,969     19,755
                                                          -------    -------
    Total capitalization................................  $14,969    $28,221
                                                          =======    =======

--------

(1) Pro Forma As Adjusted also reflects the Park Structures acquisition and the borrowing of $8.5 million under the Company's new revolving credit facility. See Unaudited Consolidated Pro Forma Financial Statements and notes thereto. Does not include up to $4.0 million in additional indebtedness that the Company may incur to make future payments in connection with the Park Structures acquisition.

(2) Does not include 403,000 shares of Common Stock issuable upon the exercise of outstanding options at a weighted average exercise price of $14.09 per share, of which options to purchase 117,000 shares are currently exercisable. See "Management."

(3) Consists of translation of foreign currency.

                  KOALA CONSOLIDATED SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The selected consolidated financial data of the Company as of and for each of the last five fiscal years ended December 31, 1997 set forth below have been derived from the Company's audited consolidated financial statements. The selected consolidated financial data as of and for each of the nine-month periods ended September 30, 1998 and September 30, 1997 have been derived from the unaudited financial statements of the Company which, in the opinion of the management of the Company, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The results of operations for the nine-month period ended September 30, 1998 are not necessarily indicative of results that may be expected for the full year. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Koala" and the consolidated financial statements of the Company and notes thereto that appear elsewhere in this Prospectus.

                                                                      NINE MONTHS
                                                                         ENDED
                                 YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                          ----------------------------------------  ----------------
                          1993(1)   1994    1995    1996    1997     1997    1998(2)
                          -------  ------  ------  ------- -------  -------  -------
                                                                      (UNAUDITED)
INCOME STATEMENT DATA:
Sales...................  $3,842   $5,178  $6,537  $ 8,938 $13,621  $ 9,341  $13,493
Cost of sales...........   1,436    1,832   2,551    3,241   5,528    3,616    5,977
                          ------   ------  ------  ------- -------  -------  -------
Gross profit............   2,406    3,346   3,986    5,697   8,093    5,725    7,515
Selling, general and ad-
 ministrative
 expenses...............     855    1,342   1,543    2,892   4,231    2,858    3,895
Amortization of intangi-
 bles...................      86       86      86      106     201      134      196
                          ------   ------  ------  ------- -------  -------  -------
Income from operations..   1,465    1,918   2,357    2,699   3,661    2,733    3,425
Other (income) expense..      (6)     (44)   (109)     159    (115)     (98)     (20)
                          ------   ------  ------  ------- -------  -------  -------
Income before income
 taxes..................   1,471    1,962   2,466    2,540   3,776    2,831    3,445
Provision for income
 taxes..................     498      705     891      644   1,340    1,005    1,223
                          ------   ------  ------  ------- -------  -------  -------
Net income..............  $  973   $1,257  $1,575  $ 1,896 $ 2,436  $ 1,826  $ 2,222
                          ======   ======  ======  ======= =======  =======  =======
Net income per share:
  --basic...............  $ 0.40   $ 0.52  $ 0.66  $  0.78 $  0.97  $  0.73  $  0.88
  --diluted.............  $ 0.40   $ 0.52  $ 0.65  $  0.75 $  0.96  $  0.72  $  0.86
Weighted average common
 shares
  outstanding:
  --basic...............   2,405    2,402   2,399    2,431   2,504    2,496    2,527
  --diluted.............   2,406    2,402   2,411    2,523   2,548    2,536    2,588
                                      DECEMBER 31,                   SEPTEMBER 30,
                          ----------------------------------------  ----------------
                          1993(1)   1994    1995    1996    1997     1997    1998(2)
                          -------  ------  ------  ------- -------  -------  -------
                                                                      (UNAUDITED)
BALANCE SHEET DATA:
Working capital.........  $1,532   $2,721  $4,417  $ 5,644 $ 3,945  $ 3,184  $ 5,367
Total assets............   5,349    6,616   8,250   10,351  14,957   13,874   17,084
Total liabilities.......     302      328     388      573   2,107    1,639    2,115
Shareholders' equity....   5,047    6,288   7,862    9,778  12,850   12,235   14,969

--------

(1) Results of operations for 1993 are pro forma, which give effect to the Company's initial public offering and merger with JBJ Industries, Inc.

(2) Results for the nine months ended September 30, 1998 reflect a full period of operations of the Company's children's indoor modular play division, Delta Play Company, whose assets were acquired from Delta Play, Ltd. effective June 1, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Koala."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS OF KOALA

  With the exception of historical matters, the matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning anticipated trends in sales and net income, the mix of the Company's sales, projections concerning operations and available cash flow. The Company's actual results could differ materially from the results discussed in such forward-looking statements. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed in "Risk Factors" and elsewhere in this Prospectus.

KOALA OVERVIEW

  Koala Corporation is a leading designer, producer and worldwide marketer of innovative commercial products, systems and custom solutions that create attractive family-friendly environments for businesses and other public venues. The Company produces family convenience products, such as baby changing stations and high chairs; children's activity products, such as activity tables and activity carpets; and children's modular play equipment. The Company intends to capitalize on brand name recognition established through its market-leading Koala Bear Kare Baby Changing Station, which has been installed in approximately 300,000 public restrooms worldwide. The Company's sales have grown from $3.8 million in 1993 to $13.6 million in 1997, representing a compound annual growth rate of 37.2%. Sales for the nine months ended September 30, 1998 were $13.5 million, representing a 44.5% increase from the same period in 1997. Net income has grown from $1.0 million in 1993 to $2.4 million in 1997, representing a compound annual growth rate of 25.8%. Net income for the nine months ended September 30, 1998 was $2.2 million, representing a 21.7% increase from the same period in 1997.

  The Company markets its products, systems and custom solutions to a wide range of businesses and public facilities that serve customers and visitors who bring children to their establishments. Koala markets its products through an integrated program of direct sales and distribution through a network of independent manufacturer's sales representatives and dealers. Since 1995, the Company has increased its sales and marketing efforts through the addition of manufacturer's sales representatives, dealers and Company sales representatives.

  The Company's sales have been derived primarily from the sale of its family convenience products, which include Baby Changing Stations, disposable sanitary liners for the Baby Changing Stations, Child Protection Seats, Infant Seat Kradles and Booster Buddy seats. One of the Company's strategies has been to reduce its dependence on Baby Changing Stations through the acquisition and development of complementary products. In furtherance of this strategy, the Company acquired certain assets of a manufacturer of commercial-use children's activities products in March 1996 and the assets of Delta Play, Ltd., a provider of custom children's indoor modular play equipment in June 1997. The Company will further diversify its product offerings through the acquisition of the assets of Park Structures, a producer of children's outdoor modular play equipment. As a result of these acquisitions and introduction of new products such as the Koala Highchair in 1997, sales of Baby Changing Stations are expected to represent less than half of the Company's sales in 1998 and thereafter.

  The Company's gross profit margins are affected by product mix, with the Baby Changing Station and other family convenience products typically providing higher gross profit margins than the children's activity products and children's modular play equipment. These children's activity products and children's modular play equipment, however, have higher average selling prices and contribute to the Company's sales growth. In addition, sales made through dealers provide lower gross profit margins than direct sales due to the expense associated with the manufacturer's sales representatives and dealers. To the extent the Company acquires additional companies or product lines, its gross profit margins may be lower than those currently achieved from sales of the Company's current product lines due to a number of factors that may include products with higher average selling prices but lower gross margin percentages. Although new product introductions or acquisitions may decrease the overall gross profit margins, the Company believes that the addition of new products will provide opportunities for revenue diversification and increased profitability, while also reducing the Company's reliance on the Baby Changing Station.

COMPONENTS OF SALES AND EXPENSE

  The Company recognizes sales at the time its products are shipped. Cost of sales consists of components manufactured for the Company and direct labor and manufacturing overhead incurred by the Company. All major components for the family convenience products currently are manufactured and assembled by outside vendors. Direct labor and manufacturing overhead relate to the assembly of the products. Prior to September 1996, the Company performed the assembly operations for the Baby Changing Stations, Child Protection Seats and Infant Seat Kradles.

  Selling, general and administrative expense consists primarily of commissions paid to manufacturer's sales representatives and other miscellaneous selling expenses, executive and office salaries, related payroll taxes and advertising expenses.

  The Company provides limited warranties for its products. The Company has experienced minimal returns and warranty claims, and therefore no accrual has been made for future claims.

RESULTS OF OPERATIONS

  The following table sets forth certain income statement data stated as a percentage of sales:

                                                                   NINE MONTHS
                                                                      ENDED
                                                 YEAR ENDED         SEPTEMBER
                                                DECEMBER 31,           30,
                                              -------------------  ------------
                                              1995   1996   1997   1997   1998
                                              -----  -----  -----  -----  -----
   Sales..................................... 100.0% 100.0% 100.0% 100.0% 100.0%
   Cost of sales.............................  39.0   36.3   40.6   38.7   44.3
                                              -----  -----  -----  -----  -----
   Gross profit..............................  61.0   63.7   59.4   61.3   55.7
   Selling, general and
    administrative expenses..................  23.6   32.3   31.0   30.6   28.9
   Amortization of intangibles...............   1.3    1.2    1.5    1.4    1.4
                                              -----  -----  -----  -----  -----
   Income from operations....................  36.1   30.2   26.9   29.3   25.4
   Other (income) expense....................  (1.6)   1.8   (0.8)  (1.0)  (0.1)
                                              -----  -----  -----  -----  -----
   Income before income taxes................  37.7   28.4   27.7   30.3   25.5
   Provision for income taxes................  13.6    7.2    9.8   10.8    9.0
                                              -----  -----  -----  -----  -----
   Net income................................  24.1%  21.2%  17.9%  19.5%  16.5%
                                              =====  =====  =====  =====  =====

Nine Months Ended September 30, 1998 Compared to Nine Months Ended September 30, 1997.

  Sales increased 44.5%, or $4.2 million, to $13.5 million for the nine months ended September 30, 1998 compared to $9.3 million for the nine months ended September 30, 1997. A majority of the increase resulted from sales of children's indoor modular play equipment, a product line acquired effective June 1, 1997. The sales and marketing programs that the Company implemented for the family convenience and children's activity product lines also contributed to the increased sales.

  Gross profit increased 31.3%, or $1.8 million, to $7.5 million for the nine months ended September 30, 1998 compared to $5.7 million for the nine months ended September 30, 1997. As a percentage of sales, gross profit decreased in the 1998 period compared to the 1997 period primarily because of a change in product mix that included sales of children's indoor modular play equipment along with a higher proportion of sales of family convenience and children's activity products through dealer channels, where lower gross profit margins are realized.

  Selling, general and administrative expense increased 36.3%, or $1.0 million to $3.9 million for the nine months ended September 30, 1998 compared to $2.9 million for the nine months ended September 30, 1997. Sales and marketing expense increased 33.0%, or $633,389 to $2.6 million for the nine months ended September 30, 1998 compared to $1.9 million for the nine months ended September 30, 1997. These cost increases were due to the inclusion of the children's indoor modular play equipment line and higher expenses for various marketing programs, commissions paid to manufacturer's sales representatives and salaries of sales and marketing personnel added subsequent to the 1997 period, all of which were associated with higher levels of sales. General and administrative expense increased 43.1%, or $403,424, to $1.3 million for the nine months ended September 30, 1998 compared to $935,845 for the nine months ended September 30, 1997. The increase was primarily the result of the inclusion of the children's indoor modular play equipment line.

  The Company's effective tax rate was 35.5% for both the nine months ended September 30, 1998 and 1997. The Company's worldwide effective rate is comprised of the federal statutory rate of 34.0%, and an effective state rate of 2.0%, offset by the tax effect of a permanent difference in the book and tax basis of goodwill, which is approximately a 0.5% reduction. The Company pays Canadian taxes at an effective tax rate of 38.6%, however, the Company receives a foreign tax credit for U.S. tax purposes.

  Net income increased 21.7%, or $396,000, to $2.2 million for the nine months ended September 30, 1998 compared to $1.8 million for the nine months ended September 30, 1997. As a percentage of sales, net income declined during the 1998 period compared to the 1997 period primarily due to the inclusion of the children's modular play equipment line in the product mix. Net income per share (diluted) increased 19%, or $.14, to $.86 for the nine months ended September 30, 1998 compared to $.72 for the nine months ended September 30, 1997. The percentage increase in net income per share (diluted) was lower than the percentage increase in net income as a result of an increase of 52,248 shares in the weighted average number of shares outstanding.


 Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

  Sales increased 52.4%, or $4.7 million, to $13.6 million in 1997 compared to $8.9 million in 1996, primarily as a result of seven months of operations from the children's indoor modular play equipment line and continued strong demand for the Company's other products. The sales and marketing strategy implemented by the Company for its other product lines contributed to the additional sales revenue for 1997 and also provided diversification of the Company's product line. The Company continued to increase sales and marketing efforts through focused marketing programs and the addition of sales personnel during 1997.

  Gross profit increased 42.1%, or $2.4 million, to $8.1 million in 1997 compared to $5.7 million for 1996. As a percentage of sales, gross profit decreased in 1997 compared to 1996 primarily because of the change in product mix with the addition of the children's indoor modular play equipment line along with increased sales of products to dealers at lower margins. These gross margin reductions were offset somewhat by lower costs of raw materials and component parts and the change to subcontracted assembly in September 1996.

  Selling, general and administrative expenses for 1997 increased 46.3%, or $1.3 million, to $4.2 million in 1997 compared to $2.9 million for 1996. Sales and marketing expense increased 76.4%, or $1.1 million, to $2.5 million in 1997 compared to $1.4 million in 1996. These increases were due to the inclusion of the children's indoor modular play equipment line and the higher level of sales achieved, and included costs for various marketing programs, commissions paid to manufacturer's sales representatives and salaries of the sales and marketing personnel added during 1997. General and administrative expense increased 17.3%, or $254,000, to $1.7 million in 1997 compared to $1.5 million in 1996. The relatively small increase in general and administrative expense compared to the sales increase was primarily the result of cost reductions obtained by more efficient management of administrative functions. These cost reductions offset the cost increases resulting from the inclusion of general and administrative expense associated with the children's indoor modular play equipment line for seven months of 1997. The Company also incurred approximately $100,000 in non-recurring personnel recruiting and employee relocation costs in 1996.

  The Company's effective tax rates were 35.5% in 1997 compared to 25.4% in 1996. The Company realized a tax benefit in 1996 from the tax deduction generated by the exercise of non-qualified stock options by a former officer of the Company.

  Net income increased 28.5%, or $540,000, to $2.4 million in 1997 compared to $1.9 million in 1996. As a percentage of sales, net income decreased in 1997 compared to 1996 primarily due to the inclusion of children's indoor modular play equipment in the product mix. Net income per share (diluted) for 1997 increased 28.0%, or $.21, to $.96 per share in 1997 compared to $.75 per share in 1996. The percentage increase in net income per share was slightly lower than the percentage increase in net income as a result of an increase of 24,883 shares in the weighted average number of shares outstanding.

 Year Ended December 31, 1996 Compared to Year Ended December 30, 1995

  Sales increased 36.7%, or $2.4 million, to $8.9 million in 1996, compared to $6.5 million in 1995, as a result of continued growth in demand for the Company's products. Sales of the Baby Changing Station accounted for the majority of the growth in the Company's sales. Sales of the Booster Buddy, Child Protection Seat and Infant Seat Kradle increased during the year, and the addition of the children's activity product line beginning in April 1996 contributed to the increase in total sales.

  Gross profit increased 42.9%, or $1.7 million, to $5.7 million in 1996 compared to $4.0 million in 1995. As a percentage of sales, gross profit increased due to price reductions achieved in the cost of raw materials and component parts and the change to subcontracted assembly in September 1996, which reduced overhead costs.

  Selling, general and administrative expenses increased 87.4%, or $1.4 million, to $2.9 million in 1996 compared to $1.5 million for 1995. As a percentage of sales, selling, general and administrative expenses increased only 8.7 percentage points because the Company increased sales without a proportionate increase in general and administrative overhead. The increase in selling, general and administrative expense was primarily due to increased sales, marketing and administrative salaries, which includes the salary for the chief financial officer added in 1996, as well as approximately $100,000 in non-recurring personnel recruiting and employee relocation costs. In addition, the Company experienced increased advertising and other costs associated with sales and marketing, including travel, telephone, consultants and contract labor. The Company also increased its use of independent manufacturer's representatives, which resulted in an increase in sales commissions. The Company made the investment in these increased levels of selling, general and administrative expenses in order to support the expanded sales and marketing efforts begun in 1995.

  The Company's effective income tax rates were 25.4% and 36.1% in 1996 and 1995, respectively. The Company realized a tax benefit in 1996 from the tax deduction generated by the exercise of non-qualified stock options by a former officer of the Company. The Company's effective tax rate also declined in 1996 due to the Company's move to Colorado, which has a lower statutory income tax rate than Minnesota.

  Net income for 1996 increased 20.4%, or $321,000, to $1.9 million in 1996 compared to $1.6 million in 1995. The additional expenses of the Company in connection with expansion of sales and marketing, as well as the non-recurring expenses incurred in 1996, contributed to a decline in net income as a percentage of sales in 1996 compared to 1995. Net income per share (diluted) increased 15.4%, or $.10 per share, to $.75 per share in 1996 compared to $.65 per share in 1995. The percentage increase in net income per share was lower than the percentage increase in net income primarily as a result of an increase of 112,000 shares in the weighted average number of shares outstanding.

QUARTERLY DATA

  The following table sets forth certain unaudited quarterly historical financial data for each of the Company's last eleven quarters ended September 30, 1998. This unaudited quarterly information has been prepared on the same basis as the annual information presented elsewhere in this Prospectus and, in the Company's opinion, includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the selected quarterly information. This information should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus. The operating results for any quarter shown are not necessarily indicative of results for any future period.

                                 QUARTER ENDED

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                    MAR. 31, JUNE 30, SEP. 30, DEC. 31, MAR. 31, JUNE 30, SEP. 30, DEC. 31, MAR. 31, JUNE 30, SEP. 30,
                      1996     1996     1996     1996     1997     1997     1997     1997     1998     1998     1998
                    -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
Sales..............  $1,871   $2,435   $2,433   $2,199   $2,251   $3,040   $4,049   $4,280   $4,014   $4,430   $5,049
Gross
profit.............   1,148    1,533    1,539    1,477    1,528    1,849    2,348    2,367    2,272    2,542    2,701
Income
from
operations.........     633      809      830      427      781      936    1,016      928      978    1,167    1,280
Net
income.............     428      530      557      381      530      628      668      610      635      774      813
Net income per
share (diluted)....  $ 0.17   $ 0.21   $ 0.22   $ 0.15   $ 0.21   $ 0.25   $ 0.26   $ 0.24   $ 0.25   $ 0.30   $ 0.32

  Due to customer budgeting and ordering patterns, the Company's sales tend to be stronger in the second and third quarters than in the first and fourth quarters. In the fourth quarter of 1996, net income was adversely affected by the cost of the Company's move from Minnesota to Colorado. Beginning with the second quarter of 1997, the quarterly financial data includes the operations of the assets acquired from Delta Play, Ltd.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has historically financed its business activities primarily from cash provided by operating activities. Cash provided by operating activities for 1996 and 1997 was $1.3 million and $3.5 million, respectively, and cash provided by operating activities for the nine months ended September 30, 1998 and 1997 was $564,000 and $2.2 million, respectively. The decrease in cash provided by operating activities for the nine months ended September 30, 1998 compared to the nine months ended September 30, 1997 is due primarily to a combination of an increase in inventories of raw materials and finished goods during the nine months ended September 30, 1998, a decrease in accounts payable and increases in prepaid expenses during the 1998 period and the receipt of a tax refund of $338,000 in March 1997.

  Working capital as of September 30, 1998, December 31, 1997 and December 31, 1996 was 5.4 million, $3.9 million and $5.6 million, respectively, and cash balances were $1.2 million, $1.8 million and $3.4 million, respectively, at the same dates.

  The Company has used its operating cash flow primarily to expand sales and marketing activities, for acquisition and development of new products, for capital expenditures and for working capital. Net cash used by investing activities was $875,000 in 1996, $5.2 million in 1997, and $5.0 million and $1.1 million for the nine months ended September 30, 1997 and 1998, respectively. In 1996, the Company used $501,000 to purchase children's activity assets, with substantially all of the balance devoted to capital expenditures. In 1997, $4.6 million was used to purchase the assets of Delta Play, Ltd., with the balance primarily devoted to capital expenditures. This is the principal reason for the decrease in working capital and cash balances at December 31, 1997. Net cash used in the nine months ended September 30, 1998 relate to capital expenditures for leasehold improvements related to a new facility in British Columbia, tooling, computer hardware, computer software, patents and intangibles. The Company also paid $610,160 of additional consideration under the earn-out provisions of the Delta Play, Ltd. purchase agreement in August 1998.

  The Company obtained a $2.0 million unsecured line of credit from a bank in June 1997. The Company borrowed $500,000 on the line to fund operations after the acquisition of the children's modular play equipment line in July 1997 and repaid the loan from subsequent cash flow in the same month. Management expects to use the credit facility periodically for short-term working capital needs and for short-term financing of future acquisitions. The interest rate on amounts borrowed under the line of credit ranges from LIBOR plus 2.25% to LIBOR plus 2.75%. There were no amounts outstanding under the credit facility as of September 30, 1998. This line of credit will be included as part of the new $15.0 million secured credit facility that will be entered into in connection with the Park Structures acquisition. This facility will also include a $13.0 million secured revolving credit facility.

  The Company intends to fund the initial $13.2 million cash portion of the purchase price for the Park Structures acquisition through a combination of the net proceeds from the Offering (approximately $4.8 million), existing cash balances and a $13.0 million revolving credit facility from a bank. The Company is in the process of negotiating and documenting the facility. The Company anticipates that the credit facility will have a term of five years, with required minimum annual reductions of $2.5 million in years two through four. Loans under the facility will be secured by all of the assets of the Company. The Company anticipates that the interest rate on amounts borrowed under the line of credit will range from LIBOR plus 2.25% to LIBOR plus 2.75%. Park Structures will also be entitled to receive up to an additional
$4.0 million in cash (and $1.5 million in Common Stock) if certain earnings targets are met. See "Park Structures Acquisition." The Company currently expects that all of such additional consideration will become payable. Any such payments will be funded primarily from short-term borrowings under the new credit facility. The Company believes that the working capital provided by the Offering and cash flow from operations will be sufficient to fund its operations for the foreseeable future.

YEAR 2000

  Historically, certain computerized systems have used two digits rather than four to identify the year. Computer equipment and software, as well as devices with imbedded technology, that are depend on time or date information may recognize a date using "00" as the year 1900 rather than the year 2000, possibly resulting in range of problems, from simple miscalculations to total system failures. This problem is generally referred to as the "Year 2000" issue.

  The Company has assessed its exposure to risks associated with the Year 2000 issue in terms of "internal" issues (systems and equipment which the Company owns or controls), and "external" issues (systems and equipment of third parties with whom the Company does business). For a discussion of the Year 2000 issues facing Park Structures, see "Management's Discussion & Analysis of Results of Operations of Park Structures--Year 2000."

  The Company has only limited information technology systems, consisting of separate local area networks at its headquarters and Vancouver locations. These networks run accounting software at both locations and design software at the Vancouver location. The Company has completed assessment, remediation through the installation of Year 2000 compliant software and independent testing of all application software and the operating systems at both locations, and believes that its information technology systems are Year 2000 compliant. The cost to the Company to achieve this compliance was approximately $40,000, which was used to purchase software and hardware and to pay independent consultants. The Company funded these costs from available cash. The Company believes such remediation is complete, and expects that no further costs of remeditation will be required. Should such remediation prove inadequate, the most likely worst case scenario would be a failure of the Company's computer systems, which would likely cause significant delays in order taking, receiving, order fulfillment and other core functions which would have a material adverse affect on the Company. However, because the Company believes its remediation of its computer systems will allow the Company to avoid the risks associated with the Year 2000 issues, it has not developed a separate contingency plan for a scenario in which the Company's remedial measures fail. The Company does not believe that it has any systems or equipment other than its information technology systems that would have a material adverse effect on the Company if such systems were not Year 2000 compliant.

  The Company is also evaluating whether there may be third parties that could materially adversely affect the Company through non-compliance with the Year 2000 issue. The Company has identified Park Structures, suppliers, customers, its bank and national delivery services as the parties most likely to materially adversely affect the Company through such non-compliance. The risks include the failure of suppliers to timely deliver materials and finished products, the failure of customers to remit payments timely, the failure of its bank to process its funds or loss of data relating to the Company's funds and delays by national delivery services in shipments of the Company's products. The most likely worst case scenario for the Company would be a confluence of these events coupled with other adverse effects on the economy generally that would impact sales of the Company's products. For a discussion of Park Structures' Year 2000 readiness, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Park Structures-- Year 2000." The Company has contacted its ten largest suppliers and customers, its bank and national delivery services to ascertain their Year 2000 readiness. To date, the Company has received responses from several of the suppliers and customers, the bank and some of the national delivery services. The respondents have indicated that they are at various stages of assessment, remediation or testing of their systems relative to Year 2000 compliance. Based on the responses, the Company does not foresee significant problems with the Year 2000 issue and has not developed a contingency plan to deal with non-compliance issues. Nevertheless, the Company will continue to monitor the responses from third parties as well as the Year 2000 issue in general to ascertain whether additional actions or contingency plans may be necessary. In addition, despite its efforts to address Year 2000 issues, the Company could potentially experience disruptions to its operations, including those related to non-compliant systems used by third parties. Such disruptions could have a material adverse effect on the Company.

NEW ACCOUNTING STANDARDS

  SFAS No. 128, Earnings per Share, was issued in February 1997 and was adopted by the Company effective for 1997. Earnings per share amounts for 1996 were restated in accordance with the provisions of SFAS No. 128. See Note 1 to the Company's consolidated financial statements.

  The FASB issued SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, on June 30, 1997. This statement establishes additional standards for segment reporting in the financial statements and is effective for the Company's fiscal year ended December 31, 1998. Management intends to comply with the disclosure requirements of this statement and does not anticipate a material impact on the reported results of operations of each segment.

  In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 1998. Management does not anticipate that the adoption of this statement will have a significant effect on earnings or the financial position of the Company.

               PARK STRUCTURES COMBINED SELECTED FINANCIAL DATA
                                (IN THOUSANDS)

  The selected financial data of Park Structures as of and for each of the last two fiscal years ended December 31, 1997 have been derived from the audited combined financial statements of Park Structures. The selected financial data of Park Structures as of and for the nine-month periods ended September 30, 1997 and 1998 have been derived from the unaudited combined financial statements of Park Structures which, in the opinion of the management of Park Structures, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The results of operations for the nine-month period ended September 30, 1998 are not necessarily indicative of results that may be expected for the full year. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Park Structures" and the combined financial statements of Park Structures and notes thereto that appear elsewhere in this Prospectus.

                                                                 NINE MONTHS
                                                 YEAR ENDED         ENDED
                                                DECEMBER 31,    SEPTEMBER 30,
                                                --------------  --------------
                                                 1996    1997    1997    1998
                                                ------  ------  ------  ------
                                                                 (UNAUDITED)
INCOME STATEMENT DATA:
Sales.......................................... $7,145  $8,242  $5,717  $6,847
Cost of sales..................................  4,910   5,560   3,857   4,084
                                                ------  ------  ------  ------
Gross profit...................................  2,235   2,682   1,860   2,763
Selling, general and administrative
 expense.......................................  1,330   1,332     991   1,119
                                                ------  ------  ------  ------
Income from operations.........................    905   1,350     869   1,644
Other income (expense).........................   (622)   (237)   (193)     57
                                                ------  ------  ------  ------
Net income before taxes(1)..................... $  283  $1,113  $  676  $1,701
                                                ======  ======  ======  ======
--------
(1)  Park Structures has made an election under Subchapter S of the Internal
     Revenue Code, and accordingly, no provision or liability for federal or state income taxes is included.

                                                DECEMBER 31,    SEPTEMBER 30,
                                                --------------  --------------
                                                 1996    1997    1997    1998
                                                ------  ------  ------  ------
                                                                 (UNAUDITED)
BALANCE SHEET DATA:(1)
Total assets................................... $2,703  $3,275  $2,864  $5,165
Long term portion of capital lease
 obligations...................................    --       19     --       16

--------

(1)Excludes certain short-term liabilites of Park Structures that are not being assumed by the Company.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                 AND RESULTS OF OPERATIONS OF PARK STRUCTURES

PARK STRUCTURES OVERVIEW

  Park Structures produces and markets children's outdoor modular play equipment. Park Structures' customers include municipalities, parks, public and private schools, day care centers and private developers. Sales are primarily made through a network of approximately 40 national and international dealers, except in the south Florida area, where direct sales are made. Generally, Park Structures' sales cycle begins with the solicitation of customers and responses to customers' bid specification proposals during the period from November to March. Orders are received and the children's modular play equipment is manufactured from April to October. As a result, Park Structures typically carries a large backlog in the spring and early summer months. Park Structures historically records a substantial majority of its sales during the second six months of the year.

COMPONENTS OF REVENUE AND EXPENSES

  Park Structures recognizes sales at the time its products are shipped. Cost of sales consists of components manufactured for and by Park Structures and direct labor and manufacturing overhead incurred by Park Structures. Certain major components such as plastic molding and aluminum castings are manufactured by outside vendors using Park Structures' proprietary molds and tools.

  Selling, general and administrative expenses consist primarily of executive and office salaries, related payroll taxes, advertising expenses and other miscellaneous selling expenses.

  Other (income) expense consists primarily of interest income earned on cash balances, interest expense on borrowed funds and fees paid to a related entity for consulting services.

RESULTS OF OPERATIONS

  The following table sets forth certain income statement data stated as a percentage of sales:

                                                                   NINE MONTHS
                                                     YEAR ENDED       ENDED
                                                      DECEMBER      SEPTEMBER
                                                         31,           30,
                                                     ------------  ------------
                                                     1996   1997   1997   1998
                                                     -----  -----  -----  -----
   Sales............................................ 100.0% 100.0% 100.0% 100.0%
   Cost of sales....................................  68.7   67.5   67.5   59.6
                                                     -----  -----  -----  -----
   Gross profit.....................................  31.3   32.5   32.5   40.4
   Selling, general and
    administrative expenses.........................  18.6   16.1   17.3   16.3
                                                     -----  -----  -----  -----
   Income from operations...........................  12.7   16.4   15.2   24.1
   Other (income) expense...........................   8.7    2.9   (3.4)    .8
                                                     -----  -----  -----  -----
   Net income.......................................   4.0%  13.5%  11.8%  24.9%
                                                     =====  =====  =====  =====

 Nine Months Ended September 30, 1998 Compared to Nine Months Ended September 30, 1997

  Sales increased 19.8% or $1.1 million, to $6.8 million for the nine months ended September 30, 1998 compared to $5.7 million for the nine months ended September 30, 1997. The increase in sales occurred despite the relocation of Park Structures' production facility in January 1998 and the relocation of the powder coating operation to the new production facility in June 1998. The implementation of new incentive programs for dealers and a more proactive approach to managing the dealers led to the sales increases.

  Gross profit increased 48.5%, or $903,000, to $2.8 million for the nine months ended September 30, 1998 compared to $1.9 million for the nine months ended September 30, 1997 primarily due to significant decreases in costs of certain component parts. These cost reductions were realized late in 1997 and are primarily attributable to competitive bidding of vendors.

  Selling, general and administrative expenses increased 12.9%, or $128,000, to $1.1million for the nine months ended September 30, 1998 compared to $991,000 for the nine months ended September 30, 1997. Sales and marketing expense decreased $30,000, or 14.3%, to $180,000 for the nine months ended September 30, 1998 from $210,000 for the nine months ended September 30, 1997. This decrease was due to a decrease in catalogue distribution and advertising in trade magazines. A significant increase is the $46,000 increase in rent expense to $84,000 for the nine months ended September 30, 1998 from $38,000 for the nine months ended September 30, 1997. This was attributable to the new, larger production facility.

  Other (income) expenses consisted of a fee to a related entity which decreased from $183,000 for the nine months ended September 30, 1997 to $0 for the nine months ended September 30, 1998. This fee was paid pursuant to an agreement with a shareholder. During the nine months ended September 30, 1998, Park Structures recognized a $62,000 gain on the sale of assets related to the disposition of the Park Structures' powder coating facility. This asset was fully depreciated at the time of disposition and was replaced in June 1998 when Park Structures relocated its powder coating operations to the new production facility.

  Net income increased 151.6%, or $1.0 million, to $1.7 million for the nine months ended September 30, 1998 from $676,000 for the nine months ended September 30, 1997,as a result of the aforementioned factors.

 Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

  Sales increased 15.3%, or $1.1 million, to $8.2 million in 1997 compared to $7.1 million in 1996, primarily as a result of continued growth in demand for Park Structures' products due to increased marketing efforts.

  Gross profit increased 20.0%, or $446,000, to $2.7 million in 1997 compared to $2.2 million in 1996. Inasmuch as gross profit margins remained fairly constant, this increase directly relates to the increase in sales.

  Selling, general and administrative expenses remained constant at $1.3 million in 1997 and 1996. Advertising expense increased by 54.1%, or $93,000, to $265,000 in 1997 compared to $172,000 in 1996. This was attributable to an increase in catalogue distribution and an increase in national advertising, primarily in trade magazine publications. This increase was partially offset by a decrease in bad debt expense. In 1996, $52,000 was written off because a sales representative filed a petition for bankruptcy. There were no significant amounts deemed uncollectible during 1997. The remaining increase in advertising expense was offset by a decrease in salaries and benefits by 7.6%, or $65,000 to $784,000 in 1997 compared to $849,000 in 1996.

  Other (income) expense consisted of a fee to a related entity, which decreased $373,000, to $226,000 in 1997 from $599,000 in 1996. This fee was paid pursuant to an agreement with an individual who subsequently became a shareholder of Park Structures.

  Net income increased $830,000 to $1.1 million in 1997 compared to $283,000 in 1996, as a result of the aforementioned reasons.

LIQUIDITY AND CAPITAL RESOURCES

  Park Structures has financed its operations historically through proceeds from a related party advance and internally generated cash. In May 1998, Park Structures entered into an agreement with a bank for a $250,000 line of credit which expires in June 1999. Advances of $178,900 were taken through September, 30 1998 under this line, which bears interest at the prime rate plus 0.50%. Such advances were repaid as of November 30, 1998. This facility will not be acquired by the Company.

  Park Structures' net increase (decrease) in cash and cash equivalents was $293,000, ($204,000), ($254,001) and ($6,392) for the years ended 1996 and
1997 and the nine months ended September 30, 1997 and 1998, respectively.

  The increase in cash for the year ended 1996 was due to a related party advance of $508,000 which was partially utilized to fund the net cash used in operations of $93,000 and to distribute $121,000 to the Company's shareholder.

  The decrease in cash for 1997 was primarily due to net repayments to the related party of $341,000 as well as $623,000 paid for leasehold improvements on the new operating facility. These uses were offset by $761,000 of net cash provided by operating activities primarily due to the $830,000 increase in net income during 1997.

  The decrease for the nine months ended September 30, 1997 is attributable to a combination of $238,000 provided by operating activities offset by $175,000 used for the purchase of equipment and furniture for the new operating facility and $317,000 related to the repayment of related party loans.

  The decrease during the nine months ended September 30, 1998 was a combination of $249,000 net cash provided by operating activities, primarily attributable to the net income for the period, offset by net cash used in investing activities of $197,000 for the purchase of equipment and furniture for the new operating facility and the net cash used in financing activities of $59,100 for shareholder distributions.

YEAR 2000

  Because as the Park Structures acquisition has not been completed, the Company has not completed its evaluation of Park Structures' Year 2000 issues. Park Structures has informed the Company that it does not expects the cost to modify its computer systems to address Year 2000 issues will be less than $1,000 and that such remediation will be completed prior to the Year 2000. Park Structures has informed the Company that it does not anticipate any material disruption in its operations as a result of any Year 2000 issues. Park Structures does not have any information concerning the potential impact of Year 2000 issues on any of its suppliers or customers.

  The Company plans to evaluate the potential impact of Year 2000 issues on Park Structures' suppliers and customers. The Year 2000 issue could have a material adverse effect on Park Structures' operations and on the Company.

                                   BUSINESS

  Koala Corporation, a Colorado corporation, is a leading designer, producer and worldwide marketer of innovative commercial products, systems and custom solutions that create attractive family-friendly environments for businesses and other public venues. The Company produces family convenience products, such as baby changing stations and high chairs; children's activity products, such as activity tables and activity carpets; and children's modular play equipment. The Company intends to capitalize on brand name recognition established through its market-leading Koala Bear Kare Baby's Changing Station, which has been installed in approximately 300,000 public restrooms worldwide. The Company's sales have grown from $3.8 million in 1993 to $13.6 million in 1997, representing a compound annual growth rate of 37.2%. Sales for the nine months ended September 30, 1998 were $13.5 million. Net income has grown from $1.0 million in 1993 to $2.4 million in 1997, representing a compound annual growth rate of 25.8%, representing a 44.5% increase from the same period in 1997. Net income for the nine months ended September 30, 1998 was $2.2 million, representing a 21.7% increase from the same period in 1997.

  The Company markets its products, systems and custom solutions to a wide range of businesses and public facilities that serve customers and visitors who bring children to their establishments. The Company's customers include Walt Disney World, The Mayo Clinic, Target Stores, McDonalds, Pizza Hut, Burger King franchises and many other customers in the retail, health care, supermarket, entertainment venue and numerous other markets. Management believes that the Koala Bear Kare brand is widely recognized among family-friendly businesses and their customers.

  The Company provides high quality products with design features that cater to the needs of its customers. The Company believes that competition in its various product categories is fragmented and that Koala benefits from offering a broad selection of products to its customers. The Company intends to continue providing family-friendly products, systems and custom solutions through strategic initiatives including: capitalizing on brand recognition; maximizing market penetration; acquiring complementary businesses and products; maintaining low cost, high quality production; developing new solutions and enhanced products; and expanding its international marketing.

  On August 14, 1998, the Company agreed to purchase the assets of Park Structures, a manufacturer and marketer of outdoor children's modular play equipment. Park Structures sells its products to municipalities, parks, public and private schools, day care centers and private developers. Park Structures' line of children's outdoor modular play equipment complements the Company's existing line of children's indoor modular play equipment, and the acquisition provides additional market opportunities for the Company.

HISTORY

  The Company's predecessor was formed in 1987 to produce and market a newly-designed baby changing station. This product has formed the foundation for the Company's growth, and the Company believes that it is the market leader in baby changing station products in terms of units sold. During the 1990's, Koala has developed from a single product company into a diversified designer, producer and marketer of family convenience products, children's activity products and children's modular play equipment. The Company introduced the Child Protection Seat in 1991 and the Infant Seat Kradle in 1993. In 1994, the Company acquired the rights to the Booster Buddy booster seat. The Company commenced its offering of children's activity systems in 1996, following the acquisition of a producer of activity products. This acquisition initiated the development of the Koala Kare System, which allows businesses to create custom activity systems to suit individual space requirements and customer needs. The Company continued to expand its product offerings in 1997 through new product introductions, including the Koala Highchair, and the acquisition of Delta Play, a custom manufacturer of creatively themed, modular indoor children's play systems. With the acquisition of Park Structures, the Company will enter the outdoor children's modular play market. As a result of the Company's product diversification efforts, the Baby Changing Station, while continuing to be a growth opportunity for the Company, is expected to represent less than half of Koala's sales in 1998 and thereafter.

INDUSTRY OVERVIEW

  The Family Convenience and Children's Activity Market. The Company believes that parents increasingly travel, shop and dine out with their children due to societal changes and demographic trends, including the strict time constraints of two-income and single parent households. A March 1998 national market research study conducted for the Company by the Howell Research Group reported that seven out of ten parents (68%) interviewed shopped with their children either all the time (27%) or most of the time (41%). According to the study, the impact of child-friendly facilities is very positive. The majority of women and a large number of the men interviewed, who shopped at child-friendly stores, shopped more frequently and spent more time and money at these stores. The Company believes that businesses increasingly need to create an accommodating and positive environment for children in order to attract customers, increase sales and create customer loyalty. The Company has developed and acquired family convenience and children's activity products to help businesses meet these needs.

  The United States Department of Justice estimates that there are over 5,000,000 public facilities in the United States of the type targeted by the Company, including restaurants, retail stores and shopping centers. The Company estimates that the market for its children's activity products includes approximately 1,500,000 facilities. The Company currently targets over 60 categories of facilities to purchase its family convenience and children's activity products, including quick service restaurants, airports, stadiums, convention centers, supermarkets and other retail establishments.

  The Children's Modular Play Market. The children's modular play market is comprised of indoor and outdoor areas for child play. Customers for indoor children's modular play equipment include many of the same businesses that purchase family convenience and children's activity products, such as quick service restaurants, shopping malls, day care centers and family entertainment centers. The Company believes that many of the same demographic trends in the family convenience and children's activity segments are driving demand for indoor children's modular play products. In addition, the Company believes that customers increasingly are looking for theming and custom-designed equipment in order to create a family-friendly atmosphere for their businesses.

  The children's outdoor modular play market for products produced by Park Structures includes municipalities, schools, parks, amusement parks, day care centers and apartment complexes. The Company believes that this market has expanded for a number of reasons. Unlike the products of Park Structures, many existing outdoor play structures are not accessible to people with disabilities or the structures or their underlying surfaces do not comply with current safety codes. In addition, wood structures, which were popular in the 1970s and 1980s, are not as popular today because of safety and maintenance concerns and because they tend to deteriorate over time. Therefore, the Company believes that municipal risk managers and others who control the buying decisions regarding outdoor play systems, are seeking to replace or expand their existing equipment.

BUSINESS STRATEGY

  The Company's primary business objective is to grow its sales and earnings by continuing to develop as a leading provider of family-friendly products, systems and solutions. The Company's key strategic initiatives are summarized below.

  Capitalize on Brand Name Recognition. The Company believes that the Koala Bear Kare brand name has achieved significant recognition with businesses and their customers through the reputation of its Koala Bear Kare Baby Changing Station. The Company intends to continue to leverage this brand recognition through the marketing of its other family convenience and children's activity products and children's modular play systems under the Koala Bear Kare name.

  Maximize Market Penetration. The Company intends to continue to increase market penetration through an integrated marketing effort that includes manufacturer's representative and dealer sales, direct sales, trade shows and trade magazine advertising. In 1997, the Company strengthened its existing distribution network through the addition of more than 200 new manufacturer's representatives and over 800 new dealers. The Company also intends to expand cross-selling its products to new and existing customers and to expand the categories of facilities that purchase its products.

  Acquire Complementary Businesses and Products. The Company has established a formal acquisition program and regularly evaluates strategic acquisitions as a means of adding complementary businesses and product lines. The Company has completed several acquisitions and believes that there are opportunities to acquire products or business lines that would complement current operations, expand current product offerings and provide additional opportunities to leverage the Company's marketing efforts.

  Maintain Low Production Costs and High Quality. The Company has a "buy or build" philosophy that seeks to maintain low production costs without compromising quality. As a result, a substantial portion of its manufacturing and assembly functions currently are outsourced, and certain design functions are handled by the Company. The Company believes that outsourcing to qualified suppliers where appropriate enables it to focus its resources on marketing and sales while maintaining quality control through frequent contacts with its suppliers.

  Develop New Solutions. Koala seeks to develop new solutions in order to meet customer expectations and expand its business. For example, the Koala Highchair was designed and developed with unique features in response to restaurants' concerns about the cleanliness and ease of use provided by their existing highchairs. The Company also continually seeks to improve and enhance its existing products and systems in response to customer needs.

  Expand International Marketing. The Company sells its products worldwide. Sales to customers outside of North America have increased from 12% of sales in 1996 to 18% of sales in 1997. The Company intends to continue the expansion of its international marketing activities by adding dealers and locating Koala employees in selected markets around the world to supervise international sales activity. In addition, the Company plans to increase its international sales through increased cross-selling of its products and the marketing of the outdoor modular play equipment of Park Structures.

PARK STRUCTURES

  Park Structures, formed in 1986 and based in South Florida, is a leading manufacturer and marketer of children's outdoor modular play equipment for municipalities and other governmental agencies, parks, public and private schools, day care centers and private developers. For the nine months ended September 30, 1998, Park Structures had sales and operating income of $6.8 million and $1.6 million, respectively. Park Structures achieved compound annual sales growth of 33.3% for the four years ended December 31, 1997. Park Structures' products are sold on a national basis with a concentration of sales in the southern United States. The Company believes there is an opportunity to market its existing products through the Park Structures distribution channels and to market its products as well as the Park Structures products both to domestic customers and to customers in Europe and Latin America. Park Structures' markets represent a new distribution opportunity for the Company. The Company believes that it will be able to increase the penetration of Park Structures' products to larger municipal markets due to the Company's greater marketing and financial resources. Koala intends to explore the opportunity to cross-sell its existing products into the Park Structures markets and to introduce the Park Structures products to its children's activity and indoor modular play customers.

PRODUCTS

  The Company currently markets three groups of products: family convenience, children's activity and children's modular play equipment products. These products are sold to businesses and other customers located in all 50 states and in approximately 50 foreign countries.

  Family Convenience Products. The Company currently markets the following family convenience products: the Koala Bear Kare Baby Changing Station, the Koala Bear Kare Child Protection Seat, the Koala Bear Kare Infant Seat Kradle, the Booster Buddy booster seat and the Koala Bear Kare Highchair. The Company also markets disposable sanitary paper liners to be used with its Baby Changing Stations. All of these products, except for the Infant Seat Kradle and the sanitary paper liners, are constructed out of durable polyethylene plastic and are highly resistant to accidental damage or vandalism. These products are described below.

    Koala Bear Kare Baby Changing Station. Introduced in 1987, the Baby Changing Station reinforced the need for publicly accessible baby changing tables. The changing station provides customers with a safer and more sanitary alternative to changing their children's diapers and encourages customers to stay in a place of business instead of leaving to take care of the baby. To date, there have been approximately 300,000 units installed worldwide. The changing station fits in very small restrooms and is available in a vertical, horizontal or counter-top design to accommodate a variety of space requirements. A changing station unit is steel reinforced to provide added safety and weight capacity. Each unit features child protection straps with snap-lock fasteners that hold the child securely in place. Stations are equipped with built-in sanitary liner dispensers. Liners are biodegradable 3-ply paper and provide the same protection for an infant that toilet seat covers provide adults. The paper liners are sold separately to businesses with changing stations and provide the Company a recurring revenue stream from its customers.

    Koala Bear Kare Child Protection Seat. The Child Protection Seat is designed for parents who need to use a restroom or dressing room in a public place but are unable to fit their baby's stroller in the stall with them. The protection seat mounts on the wall or door of a public restroom stall or dressing room, offering customers a safer and more sanitary alternative to leaving a child unattended or on the floor. The baby is kept securely in place by child protection straps with snap-lock fasteners and a uniquely designed tilt-back, polyethylene seat. The unit's compact folding design fits easily in the smallest restrooms or dressing rooms and mounts to a variety of surfaces.

    Koala Bear Kare Infant Seat Kradle. The Infant Seat Kradle is effectively a highchair for infants who are too small for high chairs. This product permits parents in restaurants and other businesses to put their infant carriers or car seats at table height. The Infant Seat Kradle consists of a metal frame with a nylon mesh cradle and protection straps to hold the infant carrier securely in place. The unit folds into a flat profile for storage in tight spaces and, when open, takes up no more floor space than a highchair.

    Booster Buddy Booster Seat. The Booster Seat is designed to permit children from the ages of 2 to 7 to enjoy movies, sports, theater and other spectator events. The product reverses to provide two different height levels for children and is equipped with a cup holder, a candy/popcorn holder and built-in handle for easy carrying. The booster seat features an easy-cleaning lightweight molded polyethylene design weighing only three pounds. Seats stack together in an upright stand for easy storage and accessibility to patrons.

    Koala Bear Kare Highchair. The Highchair features a seamless molded polyethylene construction that prohibits food and dirt from collecting in hard-to-clean places, resulting in a more sanitary product. Its unique, recessed two-wheel design allows for smooth movement and easy maneuvering, yet eliminates accidental rolling. The polyethylene construction results in a longer life and easier cleaning than wooden highchairs. The highchair is stackable and easy to store.

  Children's Activity Products. The Company's children's activity products consist of the Koala Bear Kare Block and Maze Activity Table, Koala Bear Kare Wonder Wall and Koala Bear Kare Activity Center Carpet. These products, which include manipulative activities and colorful blocks, letters, numbers and designs, are designed for use in commercial waiting areas of businesses such as grocery stores, auto dealers, retail stores, physicians and other professional services providers. These products are solidly constructed to withstand heavy use and include hygienic maintenance features. The Company markets these products individually or under the name Koala Kare Systems. The Koala Kare Systems allow businesses to create custom activity systems to suit individual space requirements and customer needs. These systems range from individual activity tables in doctor's offices to large children's activity or play areas in supermarkets comprising several thousand square feet where children are supervised in a controlled environment. Selected activity products with interactive video machines and other interactive products create a children's activity setting that allows parents to shop while their children are entertained and educated in a safe, clean and child-friendly environment.

  Children's Modular Play Equipment. The Company currently markets modular and custom themed children's indoor play equipment. The Company works with each individual customer to create and produce custom designs that use traditional modular components such as tunnels, walkways, ladders and ball pits either alone or in combination to create a themed environment such as a pirate's ship or jungle tree house. These products are designed for use in family entertainment centers, quick-service restaurants and shopping malls.

  The acquisition of Park Structures will expand the Company's product offerings into children's outdoor modular play equipment. Park Structures designs, manufactures and markets modular and custom outdoor play equipment for municipalities and other governmental agencies, parks, public and private schools, day care centers, developers and apartment complexes. The Park Structures products consist of traditional modular outdoor playground equipment such as decks, elevated climbing areas and slides. These components are available in a wide variety of sizes, configurations and color options. Park Structures custom designs its systems to meet customer requirements.

MARKETING AND SALES

  Family Convenience and Children's Activity Products. The Company's marketing strategy for its family convenience and child activity products consists of extending the Koala Bear Kare brand name, introducing new concepts and creating new groups of customers for its products around a theme of Happy Faces in Public Places. The Company uses a combination of dealer sales and direct sales to market these products.

  Since 1995, the Company has increased its marketing budget in an effort to increase sales of its products to a wider target market. In 1997, the Company expanded its distribution network, which consists of manufacturer's sales representatives and dealers, through the addition of more than 200 new manufacturer's sales representatives and over 800 new dealers. The manufacturer's sales representatives promote the Company's products to the dealers, who purchase the products from the Company and resell them to customers. The manufacturer's representatives receive commissions from the sale of the Company's products. Most dealers are not granted any exclusive rights for products or territory. Dealer sales have accounted for a minority of the Company's domestic sales and a majority of the Company's foreign sales. The Company's current distribution network consists of approximately 2,100 dealers served by over 300 manufacturer's sales representatives that serve selected market segments. In addition, the Company markets directly to national accounts who prefer to buy directly from manufacturers and other end users that do not qualify as national accounts or are not served by dealers. International dealers currently are served by factory sales managers who are experienced in international sales. The Company intends to continue the expansion of its international marketing activities by adding dealers and locating Koala employees in selected markets around the world to supervise international sales activity. In addition, the Company plans to increase its international sales through increased cross-selling of its products and the marketing of the outdoor modular play equipment of Park Structures.

  The Company supports its marketing and sales activities through attendance at numerous national and international industry trade shows in various market segments and at local focused trade shows. The Company also invests in focused advertising in trade magazines to promote its products to potential customers. The theme of this advertising identifies the advantages to potential customers in being family-friendly to promote increased business through increased customer loyalty.

  The Company conducts an active public relations program aimed at providing information about the concept of being family-friendly and illustrating the benefits of the Company's family convenience and children's activity products for existing and prospective customers. The Company assists industry publications in creating editorial content or news stories about the emerging trends around families' decisions where to shop, eat or visit. In addition, Company sales managers host educational seminars for decision makers at key industry trade shows.

  Children's Modular Play Equipment. The Company markets and sells its custom indoor modular play equipment through trade show attendance, trade journal advertising and regular contact by Company salespeople with designers of projects in various markets. Park Structures sells nationwide and internationally through a network of approximately 40 independent dealers and through an in-house sales person who covers six counties in South Florida. Park Structures' marketing programs include attendance at national industry and regional trade shows, a focused media advertising campaign, incentive programs designed to stimulate growth and the publication of a catalogue depicting the products and capabilities of Park Structures.

DESIGN AND MANUFACTURING

  The Company has a "buy or build" philosophy that seeks to maintain low production costs either through outsourcing or using Company personnel where it is more cost-effective and does not compromise quality. As a result, a substantial portion of its manufacturing and assembly functions currently are outsourced, and certain design functions are handled by the Company. The Company believes that outsourcing to qualified suppliers where appropriate enables it to focus its resources on marketing and sales while maintaining quality control through frequent contacts with its suppliers.

  Family Convenience and Children's Activity Products. Koala develops the concepts for its family convenience and children's activity products in response to the needs of its customers. Following development of prototypes, the Company outsources the design of the tooling for the production of these products to independent designers. Product designs are incorporated into molds and tooling owned by the Company. The Company provides these molds and tooling to its suppliers in connection with the manufacture of the Company's products. In the manufacturing process, components are molded to the Company's specifications using various plastic molding processes, assembled and delivered to the Company for shipment to customers. The Company uses a number of manufacturers for its products. The Company believes that alternative sources of supply are available for these products if necessary.

  Children's Modular Play Equipment. The Company's design engineers custom design its children's indoor modular play systems using computer aided design technologies applied to modular components. The Company owns all of the significant molds and tooling used in the manufacture of specialized components used in the play equipment. Components for these systems are manufactured to the Company's specifications and purchased from outside vendors. The Company fabricates certain metal and fiberglass components at its plant located near Vancouver, British Columbia, Canada. These components are then assembled by the Company at the plant and shipped to customers.

  Like the Company, Park Structures custom designs its children's outdoor play systems by applying computer aided design technologies to modular components. Park Structures subcontracts the plastic molding, fabrication and plastisol coating of deck platforms and aluminum casting to outside subcontractors. Park Structures owns all of the significant molds and tooling for these functions. Park Structures fabricates the majority of the steel playground parts and assembles its modular play equipment at its plant. The Company believes there are alternative sources of supply for the manufacture of the modular play equipment components.

COMPETITION

  Family Convenience Products. The Company's family convenience products are marketed to commercial customers and not to consumers. Presently, the commercial products division of Rubbermaid Incorporated and a number of other companies sell family convenience products to the commercial markets. Management believes that such competition has not had a material impact on the Company. The Company is not aware of any companies marketing diaper changing stations intended for the commercial market that have a greater market share than the Company. The Company believes that there is an under served market for family convenience products. Koala believes that it is the only company focused on marketing a wide variety of family convenience products to the commercial market. The Company believes that its Koala Bear Kare products have brand name recognition that provides the Company with a significant competitive advantage. The Company competes principally on the basis of brand name recognition, quality, customer service and price.

  Children's Activity Products. Competition in the children's activity product area is mainly from small businesses that make similar products and from efforts by individual businesses to create their own activity areas. The Company competes in this market through its ability to offer custom designed products to its customers under its Koala Kare Systems program and on the basis of product quality and service.

  Children's Modular Play Equipment. Competition in children's indoor modular play equipment is primarily from Little Tikes Commercial Play Systems, Inc. ("Little Tikes"), a unit of Rubbermaid Incorporated, Miracle Recreation Equipment Company and a number of other companies. The Company competes in the children's indoor modular play market on the basis of quality, safety, service and its ability to provide a custom themed unit designed to meet the unique needs of the customer. Competition in children's outdoor modular play equipment is primarily from Game Time, Inc., a subsidiary of PlayCore, Inc., Miracle Recreation Equipment Company, Landscape Structures, Inc., Little Tikes and several companies with limited financial and operational resources. The Company believes that Park Structures competes on the basis of design, quality, safety, price and customer service.

PRODUCT WARRANTIES AND INSURANCE

  For its family convenience and children's activity products, the Company provides a replacement guarantee for one year from purchase protecting against damage from natural disasters or vandalism, subject to a $100 deductible. The Company also provides a five year limited warranty on parts and labor covering any defects in workmanship. For its children's modular play equipment, the Company provides warranties ranging from a one year limited warranty on parts and labor covering defects in workmanship to a lifetime warranty on certain metallic parts. The Company has experienced minimal returns and warranty claims. The Company carries product liability insurance in an amount that the Company deems adequate. Product liability claims against the Company and Park Structures to date have been immaterial. See "Risk Factors--Product Liability Risks."

PATENTS AND TRADEMARKS

  The Company has registered various trademarks, including the "Koala Bear Kare" name and several variations of the Koala Bear Kare logo that is featured on the Company's products. The Company believes that the various Koala Bear Kare trademarks are widely recognized and important to the Company. Each of the Company's products marketed under this trademark prominently displays a blue and white sticker with one of the Company's trademarks. The Company has also registered the trademark "Booster Buddy" and the registration of the trademarks "Delta Play" and "Happy Faces in Public Places" currently are being sought. Park Structures does not have registered trademarks but believes that it has proprietary rights to its play equipment designs.

  The Company holds design patents for certain of its products. These patents prevent competitors from duplicating the design elements of the Company's products, but the Company does not believe that such patents provide significant barriers to entry.

REGULATION

  Certain of the Company's products are subject to the provisions of, among other laws, the Federal Consumer Product Safety Act and the Federal Hazardous Substances Act (the "Acts"), which empower the Consumer Product Safety Commission (the "CPSC") to require the repair, replacement or refund of the purchase price of products that present a substantial risk of injury to the public, and in the event the CPSC finds that no feasible consumer product safety standard under the Acts would adequately protect the public, to order such product banned. The CPSC may also issue civil and criminal penalties for knowing violations of the Acts. Any such determination by the CPSC is subject to court review. Similar laws exist in some states and cities in the United States and in many jurisdictions throughout the world.

  The Company's indoor modular play equipment and the outdoor modular play equipment of Park Structures are designed and inspected to meet the safety guidelines of the CPSC and the American Society for Testing and Materials ("ASTM") for commercial playground systems. The Company conducts in-house testing and inspection to ensure that they comply with the CPSC and ASTM guidelines. Park Structures is a member of the International Play Equipment Manufacturers Association ("IPEMA"), a member driven international trade organization that represents and promotes an open market for manufacturers of playground equipment.

  The Company's operations in the United States do not involve manufacturing or other activities that would subject it to laws and regulations concerning environmental issues. The Company's assembly plant in Vancouver, British Columbia performs light fabrication activities utilizing paint, metal and fiberglass. The Company has obtained the necessary permits to conduct these activities, and the Company believes that they have been conducted in compliance with Canadian environmental laws and regulations. Park Structures engages in manufacturing and assembly operations at its leased facility in Florida. The Company believes that the Park Structures operations are conducted in compliance with federal and state environmental laws and regulations.

EMPLOYEES

  The Company had approximately 90 full-time employees at September 30, 1998, with 30 located in the United States and 60 located in Canada. The Company's United States employees are not covered by any collective bargaining agreements. In August 1998, the Company's Canadian employees held an election regarding potential representation by the International Wood and Allied Workers of Canada ("IWA"). The election resulted in a sufficient vote to certify the union. The Company has begun the collective bargaining process with the IWA. Management believes that relations with its employees are good. Park Structures had 90 employees at September 30, 1998. The Park Structures employees are not covered by any collective bargaining agreements.

PROPERTIES

  The Company leases approximately 900 square feet of office space in Denver, Colorado for its corporate office and 15,000 square feet of office and warehouse space in Denver, Colorado for sales, receiving and shipping operations. These leases expire in 2001. In addition, the Company leases a 67,000 square foot plant near Vancouver, British Columbia, where it conducts its indoor modular play equipment manufacturing and assembly operations. This lease expires in 2003. Park Structures leases a 90,000 square foot facility in Coral Springs, Florida for its manufacturing and assembly operations. This lease expires in 2002, with two options to renew the lease for additional five year terms. The Company believes that its current facilities and those of Park Structures are adequate for its existing needs.

LEGAL PROCEEDINGS

  The Company and Park Structures are and have been a party to litigation in the ordinary course of their businesses. The Company does not believe that any current litigation will have a material adverse effect upon its business, financial condition or results of operations.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table lists the names, ages and positions of the directors and executive officers of the Company as of September 30, 1998.

                                                                DIRECTOR/OFFICER
   NAME                     AGE        COMPANY POSITION              SINCE
   ----                     ---        ----------------         ----------------
   Mark A. Betker..........  47 Chairman, President, Chief            1995
                                Executive Officer and Director
   Jeffrey L. Vigil........  45 Treasurer and Vice President of       1996
                                Finance and Administration
   James A. Zazenski.......  33 Executive Vice President and          1997
                                General Manager
   Michael C. Franson......  43 Director                              1994
   Thomas W. Gamel.........  58 Director                              1993
   John T. Pfannenstein....  41 Director                              1993
   Ellen S. Robinson.......  35 Director                              1997

  Mark A. Betker has served as Chief Executive Officer, President and a Director since joining the Company in November 1995, and as Chairman since December 1996. From 1986 to 1995, Mr. Betker was executive vice president of Windsor Industries Inc., a world-wide manufacturer of building maintenance equipment. Mr. Betker received a M.B.A. degree from Regis University and a B.A. degree from the University of Wisconsin.

  Jeffrey L. Vigil has served as the Company's Treasurer and Vice President of Finance and Administration since May 1996. From 1980 to 1989 and from 1993 to 1996, Mr. Vigil held various positions at Energy Fuels Corporation, a privately owned Colorado natural resources company, including Accounting Manager, Contract Administrator, Controller and Vice President of Finance. From 1990 to 1993 Mr. Vigil was a self-employed financial consultant. From 1976 until 1979, Mr. Vigil served as an auditor with Arthur Anderson LLP. Mr. Vigil is a certified public accountant and received a B.A. degree in Accounting from the University of Wyoming.

  James A. Zazenski has served as the Company's Executive Vice President and General Manager since June 1997. From 1984 to 1997, Mr. Zazenski held various positions at Windsor Industries, Inc., the last of which was Vice President of Marketing. Mr. Zazenski received an M.B.A. degree and a B.A. degree from the University of Colorado at Denver.

  Michael C. Franson is a Director of the Company. He is currently an Executive Vice President and principal of The Wallach Company, Inc., an investment banking firm located in Denver, Colorado where he has worked since 1988. Mr. Franson received a M.B.A. degree from the Graduate School of Business at the University of Oregon and an undergraduate degree from California State University at Chico.

  Thomas W. Gamel is a Director of the Company. Since 1992, Mr. Gamel has served as Chairman of Rockmont Capital Partners, Ltd., formerly Rockmont Value Investors, Ltd. ("Rockmont"), a privately-held investment company based in Denver, Colorado. He has been an owner and director of Timpte Industries, Inc., a diversified holding company since 1970, and is an owner and director of several other private companies. Mr. Gamel received a B.A. degree from the University of Notre Dame. Mr. Gamel has served as a director of United States Exploration Inc., a publicly traded company, since 1997.

  John T. Pfannenstein is a Director of the Company. From 1993 to 1995, he served as the Company's Chairman of the Board, and from 1993 to May 1996 he served as the Company's Treasurer. Mr. Pfannenstein co-founded Rockmont in 1992 and has served as its President since that time. Mr. Pfannenstein received a B.A. degree from St. John's University (Minnesota).

  Ellen S. Robinson is a Director of the Company. Ms. Robinson served as President of Ascent Sports, Inc. from June 1996 until July 1998, where she oversaw the business operations of the Colorado Avalanche professional hockey team and the Denver Nuggets professional basketball team. From 1988 to 1996, Ms. Robinson was the vice president of customer development, general manager and area marketing manager for the Pepsi Cola Bottling Company in Denver. Ms. Robinson also serves as a director of a number of private non-profit businesses. Ms. Robinson received a B.A. degree from the Wharton School of Business at the University of Pennsylvania and a certificate in international business from the University of Colorado.

  Each director holds office until the next annual meeting of shareholders and until his or her successor is duly elected and qualified. There are no family relationships among directors or executive officers except that John T. Pfannenstein and Jeffrey L. Vigil are brothers-in-law.

BOARD COMMITTEES

  The Board of Directors has an Audit Committee, which consists of Mr. Franson, Mr. Pfannenstein and Ms. Robinson. The purpose of the Audit Committee is to recommend the appointment of the independent auditors for the Company, review the scope of the audit, examine the auditors' reports, make appropriate recommendations to the Board of Directors as a result of such review and examination, and make inquiries into the effectiveness of the financial and accounting functions and controls of the Company. The Audit Committee held two meetings during 1997. The Company has no nominating or compensation committees.

EXECUTIVE COMPENSATION

  The following table sets forth the compensation for the years ended December 31, 1995, 1996 and 1997 for the Chief Executive Officer of the Company and the other executive officer who received compensation of $100,000 or more during the year ended December 31, 1997.

                          SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                            ANNUAL COMPENSATION                   COMPENSATION
                         ---------------------------              ------------
                                                                   NUMBER OF
                                                     OTHER ANNUAL  SECURITIES
                                                     COMPENSATION  UNDERLYING
NAME AND POSITION        YEAR SALARY ($)   BONUS ($)     ($)      OPTIONS (#)
-----------------        ---- ----------   --------- ------------ ------------
Mark A. Betker.......... 1997  159,230      27,659       --             --
 Chief Executive Officer 1996  175,000      27,850       -- (2)         --
                         1995   22,884(1)      --        -- (2)     250,000
Jeffrey L. Vigil........ 1997  103,595       3,000       --          10,000
 Vice President          1996   53,846         --        --             --
 Finance and
  Administration         1995      --          --        --             --

--------
(1) Does not include consulting fees paid to Mr. Betker prior to his employment by the Company in the amount of $18,000.

(2) Does not include an estimated aggregate total of $20,000 for the years 1995 and 1996 relating to housing costs, temporary living expenses, nor certain out-of-pocket travel expenses incurred by Mr. Betker related to travel to and relocation in Denver.

                           OPTION GRANTS DURING 1997

                    NUMBER OF       % OF
                    SECURITIES  TOTAL OPTIONS
                    UNDERLYING   GRANTED TO
                     OPTIONS    EMPLOYEES IN  EXERCISE OR BASE
NAME                GRANTED (#)  FISCAL YEAR    PRICE ($/SH)   EXPIRATION DATE
----                ----------  ------------- ---------------- ----------------
Mark A. Betker.....      -0-         n/a            n/a              n/a
Jeffrey L. Vigil...   10,000(1)     32.2%          $13.00      January 29, 2007

--------
(1) Options vest at a rate of 2,000 shares per year, on the anniversary date of the grant, over the next five year period. The anniversary date of the grant is January 29, 1997.

                      AGGREGATE OPTION EXERCISES IN 1997
                          AND YEAR-END OPTION VALUES

  The following table summarizes the value of the unexercised options held by the executive officers named in the summary compensation table as of December 31, 1997. There were no options exercised by any officers or directors of the Company during 1997.

                      NUMBER OF SECURITIES
                         UNDERLYING THE             VALUE OF UNEXERCISED
                     UNEXERCISED OPTIONS AT            "IN-THE-MONEY"
                        DECEMBER 31, 1997      OPTIONS AT DECEMBER 31, 1997(1)
                    ------------------------- ---------------------------------
NAME                EXERCISABLE UNEXERCISABLE EXERCISABLE ($) UNEXERCISABLE ($)
----                ----------- ------------- --------------- -----------------
Mark A. Betker.....   100,000      150,000        600,000          900,000
Jeffrey L. Vigil...       -0-       10,000            -0-           42,500

--------
(1) "Value of Unexercised "In-the-Money' Options" is equal to the difference between the closing bid price per share of the Company's Common Stock as reported by Nasdaq on December 31, 1997, the last day of trading in 1997 ($17.25 per share), and the option exercise price, multiplied by the number of shares subject to such options.

COMPENSATION OF DIRECTORS

  The Company does not pay employees or affiliates additional compensation for services as a director. The Company pays each non-employee, unaffiliated director an annual retainer of $5,000 and a fee of $1,000 per meeting attended. The Board of Directors has also authorized payment of reasonable travel and out-of-pocket expenses incurred by directors in attending board meetings.

  The Company's directors who are not employees of the Company are eligible to be granted non-qualified stock options. The Company's directors who are also employees of the Company are eligible to be granted incentive stock options. During the year ended December 31, 1997, the Company granted 1,000 options to Mr. Franson and 1,000 options to Ms. Robinson.

STOCK OPTION PLAN

  The Company has approved the adoption of two stock option plans which allow for the issuance of stock options to officers, employees and directors, and to consultants who render bona fide services to the Company. In August 1993, the Company adopted a Stock Option Plan (the "1993 Plan") which provides for the issuance of options to purchase up to 100,000 shares of the Company's Common Stock. In November 1995, the Company adopted another stock option plan. That plan was amended and restated in May 1998 (the "Amended Plan"). The Amended Plan provides for the issuance of options exercisable for up to 650,000 shares of the Company's Common Stock. The purposes of both the 1993 Plan and the Amended Plan are to advance the interest of the Company and its shareholders by affording employees, directors and consultants ("Eligible Persons") upon whose judgment, initiative and efforts the Company may rely for the successful conduct of its business, an opportunity for investment in the Company and the incentive advantages inherent in stock ownership in the Company. The 1993 Plan and the Amended Plan (collectively, the "Plans") authorize the Board of Directors of the Company to grant options to purchase shares of Common Stock to Eligible Persons selected by the Board while considering criteria such as employment position or other relationship with the company, duties and responsibilities, ability, productivity, length of service or association, morale, interest in the Company, recommendations by supervisors and other matters. There are currently approximately 95 individuals who may be deemed Eligible Persons to receive options under the Plans.

  The Plans are administered by the Board, which selects the optionees and determines: (i) the number of shares of Common Stock to be subject to each option; (ii) the type of each option to be granted (non-qualified or incentive stock option); (iii) the time at which each option is to be granted; (iv) the purchase price for the option shares; (v) the option period; and (vi) the period over which the option vests.

  The Amended Plan permits the Board to designate certain options granted under the Amended Plan as incentive stock options (an "Incentive Stock Option"). An option designated by the Board as an Incentive Stock Option is intended to qualify as an "incentive stock option" within the meaning of
Section 422 of the Internal Revenue Code. The purchase price of the Incentive Stock Option may generally not be less than 100% of the fair market value of the stock at the time the option is granted (110% if the optionee owns more than 10% of the total voting shares of the Company). In addition, the aggregate fair market value, determined at the time of grant, of the shares under any Incentive Stock Option which are exercisable for the first time by any one individual in any calendar year may not exceed $100,000. An Incentive Stock Option may only be granted to an Eligible Person who is an employee of the Company.

  With respect to options that are not Incentive Stock Options ("Non-Qualified Stock Options"), the exercise price may be less than the fair market value of the applicable shares on the date of grant. The period within which any option must be exercised may not be later than ten years from the date on which the option was granted. An employee generally must exercise an option within three months after the termination of his employment with the Company. At the time of exercise the optionee must pay to the Company the full purchase price of the shares in cash, shares of the Company's Common Stock having a fair market value equal to the purchase price, or a combination of cash and shares.

DIRECTOR LIABILITY

  The Company's articles of incorporation provide that a director shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its shareholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under the Colorado statutory provision making directors personally liable for unlawful dividends, unlawful stock repurchases or redemptions, and loans and guarantees of loans to directors by the Company; or (iv) for any transaction for which the director derived an improper personal benefit. This provision of the Company's articles of incorporation does not affect the availability of equitable remedies such as injunctive relief to prevent or remedy a director's breach of the duty of care.

INDEMNIFICATION

  Sections 7-109-102 and 7-109-107 of the Colorado Business Corporation Act provide that a corporation may indemnify its current and former officers, directors, employees and agents against reasonable expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement which, in each case, were incurred in connection with actions, suits, or proceedings in which such persons are parties by reason of the fact that they are or were an officer, director, employee or agent of the corporation, if:
(i) they acted in good faith; (ii) in the case of conduct in an official capacity with the corporation; the conduct was in the corporation's best interests; (iii) in all other cases, the conduct was at least not opposed to the corporation's best interests; and (iv) in the case of a criminal proceeding, they had no reasonable cause to believe the conduct was unlawful. The corporation may not indemnify an officer, director, employee or agent of the corporation: (i) in connection with a proceeding by the corporation or enforcing rights of the corporation in which such person is adjudged liable to the corporation or (ii) in connection with any proceeding charging improper personal benefit, whether or not acting in an official capacity, in which such person is adjudged liable on the basis that personal benefit was improperly received. Unless limited by its articles of incorporation, a corporation shall be required to indemnify an officer, director, employee, or agent who was wholly successful in defense of a proceeding, against reasonable attorneys' fees.

  The articles of incorporation of the Company provide that the Company will exercise, to the extent permitted by law, its power of indemnification, and that the foregoing right of indemnification shall not be exclusive of other rights to which a person shall be entitled as a matter of law.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth, as of October 31, 1998, the number of shares of Common Stock beneficially owned by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding share of Common Stock, (ii) each director of the Company, (iii) each executive officer, (iv) all directors and executive officers of the Company as a group, and (v) the Selling Shareholder.

                                           SHARES                   SHARES
                                        BENEFICIALLY             BENEFICIALLY
                                       OWNED PRIOR TO             OWNED AFTER
                                         OFFERING(1)    SHARES    OFFERING(1)
                                      -----------------  BEING  ---------------
NAME AND ADDRESS OF BENEFICIAL OWNER   NUMBER   PERCENT OFFERED NUMBER  PERCENT
------------------------------------  --------- ------- ------- ------- -------
Rockmont Capital Limited
 Liability Company(2)................ 1,073,000  42.5%  880,000 193,000   6.8%
 700 Broadway, Suite 800
 Denver, Colorado 80203
John T. Pfannenstein(2)..............   193,000   7.6     --    193,000   6.8
 700 Broadway, Suite 800
 Denver, Colorado 80203
Thomas W. Gamel(2)...................   783,300  31.0   783,300     -0-     *
 700 Broadway, Suite 800
 Denver, Colorado 80203
Mark A. Betker(3)....................   156,000   5.8     --    156,000   5.2
 5031 So. Ulster St., Suite 300
 Denver, Colorado 80237
Jeffrey L. Vigil(4)..................     2,000     *     --      2,000     *
 5031 So. Ulster St., Suite 300
 Denver, Colorado 80237
Michael C. Franson(5)................     2,400     *     --      2,400     *
 1401 17th Street, Suite 750
 Denver, Colorado 80202
Ellen S. Robinson(5).................     2,000     *     --      2,000     *
 1635 Clay Street
 Denver, Colorado 80204
James A. Zazenski....................       -0-     *     --        -0-     *
 11600 E. 53rd Ave., Suite D
 Denver, Colorado 80239
 All directors and executive officers
  as a group (7 persons)(6).......... 1,235,400  46.1           355,400  11.8

--------
 * Less than one percent.

(1) Where the persons listed have the right to acquire additional shares of Common Stock through the exercise of options or warrants within sixty days of October 31, 1998, such additional shares are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership interest of any other person. Unless otherwise indicated, each of the following persons has sole voting and investment power with respect to the shares of Common Stock set forth opposite their respective names.

(2) Rockmont Capital Limited Liability Company ("Rockmont Capital") is the owner of 1,073,000 shares of the Company's Common Stock. John T. Pfannenstein, who is a Director of the Company, owns a 17.5 percent membership interest in and is the Manager of Rockmont Capital. Each of the following persons is an owner of a portion of the membership interests of Rockmont Capital as indicated and is thereby deemed the beneficial owner of a portion of the shares held by Rockmont Capital as follows:

                              PERSON'S MEMBERSHIP  NUMBER OF SHARES      PERCENT OF
               NAME                INTEREST       BENEFICIALLY OWNED OUTSTANDING SHARES
               ----           ------------------- ------------------ ------------------
     David B. Gamel..........        20.9%             223,800              8.85%
     Leslie D. Gamel.........        20.9%             223,800              8.85%
     Lara M. Gamel...........        20.9%             223,800              8.85%
     Lisa Gamel Scott........        10.4%             111,900              4.42%
     Robert D. Scott.........         9.4%             101,660              4.02%

  David, Leslie and Lara Gamel, and Lisa Gamel Scott (who is the wife of Robert D. Scott), who are all brother and sisters, have agreed that their father, Thomas W. Gamel, a Director of the Company, has the exclusive right to vote their membership interests in Rockmont Capital until October 12, 1999, and each has agreed not to dispose of any membership interest in Rockmont Capital without the consent of the Manager of Rockmont Capital, currently John T. Pfannenstein, until October 12, 1999. Accordingly, Mr. Gamel is deemed to be the beneficial owner of 783,300 shares of Common Stock owned by Rockmont Capital.

  Following the Offering, Rockmont will own a total of 193,000 shares of Common Stock, of which Mr. Pfannenstein will own 188,040 shares and Mr. Scott will own 4,960 shares.

(3) Includes options to acquire an aggregate of 150,000 shares of Common Stock at exercise prices ranging from $9.25 to $13.25 per share.

(4) Consists of an option to acquire 2,000 shares of Common Stock at an exercise price of $13.00 per share.

(5) Includes an option to acquire 2,000 shares of Common Stock at an exercise price of $13.00 per share.

(6) Includes options to acquire 154,000 shares of Common Stock.

                           DESCRIPTION OF SECURITIES

  The articles of incorporation of the Company authorize the issuance of 10,000,000 shares of Common Stock, $.10 par value, and 1,000,000 shares of Preferred Stock. The following description of the Company's Common Stock and Preferred Stock is qualified in all respects by reference to the articles of incorporation and bylaws of the Company, copies of which are exhibits to the registration statement of which this Prospectus is a part. As of November 25, 1998, there were 2,527,362 shares of Common Stock outstanding, 101 holders of record of Common Stock and approximately 2,200 beneficial holders of the Common Stock.

COMMON STOCK

  Holders of the Company's Common Stock are entitled to one vote for each share held on each matter submitted to a vote of shareholders. Cumulative voting for the election of directors is not permitted. Holders of Common Stock have no preemptive rights. There are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock and such shares are not subject to further calls or assessments by the Company. Holders of Common Stock are entitled to participate pro rata in any dividends, if and when declared, and in distributions upon any liquidation of the Company. The Company does not intend to pay any cash dividends on its Common Stock in the foreseeable future. See "Dividend Policy."

  All of the outstanding shares of Common Stock are duly and validly authorized and issued, fully paid and nonassessable. The additional shares of Common Stock to be issued in connection with the Offering will be, upon issuance against full payment of the purchase price therefor, duly and validly authorized and issued, fully paid and nonassessable.

PREFERRED STOCK

  The Board of Directors has the authority, without further shareholder approval, to issue up to 1,000,000 shares of Preferred Stock from time to time in one or more series, to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuances could have the effect of decreasing the market price of the Common Stock. As of the closing of the Offering, no shares of Preferred Stock will be outstanding and the Company currently has no plans to issue any shares of Preferred Stock.

TRANSFER AGENT

  The transfer agent and registrar for the Company's Common Stock is American Securities Transfer & Trust, Inc., Denver, Colorado.

                                 UNDERWRITING

  The Underwriters named below, for which Cleary Gull Reiland & McDevitt Inc., Tucker Anthony Incorporated and Craig-Hallum Capital Group, Inc. are acting as the representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company and the Selling Shareholder the number of shares of Common Stock set forth opposite their respective names below.

                                                                        NUMBER
       UNDERWRITER                                                     OF SHARES
       -----------                                                     ---------
   Cleary Gull Reiland & McDevitt Inc.................................
   Tucker Anthony Incorporated........................................
   Craig-Hallum Capital Group, Inc....................................
                                                                       ---------
     Total............................................................ 1,200,000
                                                                       =========

  The Underwriting Agreement provides that the Underwriters are obligated to purchase all of the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below), if any are purchased.

  The Company and the Selling Shareholder have been advised that the Underwriters propose to offer the Common Stock to the public at the offering price set forth on the cover page of this Prospectus and to certain dealers at
such price less a concession not in excess of $     per share and that the
Underwriter and such dealers may reallow a discount of not in excess of $ per share to other dealers. The offering price and the concession and discount to dealers may be changed by the Representatives after the Offering.

  In the Underwriting Agreement, the Company has granted the Underwriters an option, expiring at the close of business on the 45th day subsequent to the date of this Prospectus, to purchase up to an aggregate of 180,000 additional shares of Common Stock at the offering price, less the underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise such option solely to cover over-allotments, if any, in the sale of the shares. To the extent the Underwriters exercise such option, the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of the option shares as the number of shares to be purchased by it showing in the table above bears to 1,200,000, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters, for which the Company will receive all of the proceeds.

  The Company and the Selling Shareholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments that the Underwriters may be required to make with respect thereof. The liability of the Selling Shareholder under this indemnity is limited to the amount of its proceeds.

  The Company and certain shareholders, who collectively will beneficially own approximately 355,000 shares of Common Stock immediately following the Offering, have agreed that they will not, directly or indirectly, offer, sell or otherwise dispose of any shares of Common Stock, other than the shares offered pursuant to this Prospectus, for a period of 180 days from the date of this Prospectus without the prior written consent of Cleary Gull Reiland & McDevitt Inc.

  In connection with the Offering, the Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than it is committed to purchase from the Company and the Selling Shareholder, and in such case may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 180,000 shares of Common Stock, by exercising the Underwriters' over-allotment option referred to above. The Underwriters and selling group members may engage in passive market making transactions in the Common Stock on the Nasdaq Stock Market in accordance with Rule 103 of Regulation M. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if it is undertaken, it may be discontinued at any time.

  The Underwriters have informed the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company and the Selling Shareholder by Otten, Johnson, Robinson, Neff & Ragonetti, P.C., Denver, Colorado. Certain legal matters will be passed upon for the Underwriters by Gibson, Dunn & Crutcher LLP.

                                    EXPERTS

  The balance sheet of the Company as of December 31, 1996, and the statements of income, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 1996 included in this Prospectus and in the Registration Statement, have been included herein in reliance on the report of Blanski Peter Kronlage & Zoch, P.A., independent public accountants, given on the authority of that firm as experts in auditing and accounting.

  The consolidated financial statements of Koala Corporation as of December 31, 1997 and for the year then ended appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their report thereon appearing elsewhere herein and in the Registration Statement. Such consolidated financial statements have been included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The balance sheets of Delta Play Ltd. as of March 31, 1996 and 1997, and the statements of income and retained earnings and statements of changes in financial position for the years ended March 31, 1996 and 1997 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young, chartered accountants, to the extent indicated in their report thereon appearing elsewhere herein and in the Registration Statement. Such financial statements have been included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The balance sheets of Park Structures as of December 31, 1996 and 1997, and the statements of income, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 1997 included in this Prospectus and in the Registration Statement, have been included herein in reliance on the report of Goldstein Lewin & Co., independent public accountants, given on the authority of that firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at: Seven World Trade Center, New York, New York 10048, and
500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Those materials may also be obtained from The Nasdaq Stock Market, 1735 K Street, NW, Washington, D.C. 20006, or may be obtained electronically on the Commission's home page on the Internet at http://www.sec.gov.

  This Prospectus constitutes part of a Registration Statement filed by the Company with the Commission under the Securities Act with respect to the Common Stock offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits and schedules for further information with respect to the Company and the Common Stock offered hereby. Any statements contained elsewhere in this Prospectus concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of the document filed as an exhibit to the Registration Statement.

                               KOALA CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
KOALA CORPORATION
Independent Auditors' Reports.............................................   F-2
Consolidated Balance Sheets as of December 31, 1996 and 1997 and September
 30, 1998 (unaudited).....................................................   F-3
Consolidated Statements of Income for the Years Ended December 31, 1995,
 1996, and 1997
 and the Nine Month Periods Ended September 30, 1997 and 1998 (unau-
 dited)...................................................................   F-4
Consolidated Statements of Changes in Shareholders' Equity for the Years
 Ended December 31, 1995, 1996 and 1997 and the Nine Month Period Ended
 September 30, 1998 (unaudited)...........................................   F-5
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1995, 1996 and 1997
 and the Nine Month Periods Ended September 30, 1997 and 1998 (unau-
 dited)...................................................................   F-6
Notes to Consolidated Financial Statements................................   F-7
PARK STRUCTURES, INC.
Independent Auditor's Report..............................................  F-16
Combined Balance Sheets as of December 31, 1996 and 1997 and September 30,
 1998 (unaudited) ........................................................  F-17
Combined Income Statements for the Years Ended December 31, 1996 and 1997
 and the Nine Month Periods Ended September 30, 1997 and 1998 (unaudited)
 .........................................................................  F-18
Combined Statement of Stockholder's Equity for the Years Ended December
 31, 1996 and 1997
 and the Nine Month Period Ended September 30, 1998 (unaudited) ..........  F-19
Combined Statements of Cash Flows for the Years Ended December 31, 1996
 and 1997
 and the Nine Month Periods Ended September 30, 1997 and 1998 (unaudited)
 .........................................................................  F-20
Notes to Combined Financial Statements....................................  F-22
DELTA PLAY, LTD.
Auditor's Report..........................................................  F-27
Balance Sheets as of March 31, 1996 and 1997..............................  F-28
Statements of Income and Retained Earnings for the Years Ended March 31,
 1996 and 1997............................................................  F-29
Statements of Changes in Financial Position for the Years Ended March 31,
 1996 and 1997............................................................  F-30
Notes to Financial Statements.............................................  F-31
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Unaudited Pro Forma Consolidated Financial Statements Introduction........  F-39
Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 1998...  F-40
Unaudited Pro Forma Consolidated Statement of Income for the Year Ended
 December 31, 1997........................................................  F-41
Unaudited Pro Forma Consolidated Statement of Income for the Nine Months
 Ended September 30, 1998.................................................  F-42
Notes to Unaudited Pro Forma Consolidated Financial Statements............  F-43

                         INDEPENDENT AUDITOR'S REPORT

  We have audited the accompanying balance sheet of KOALA CORPORATION (a Colorado corporation) as of December 31, 1996, and the related statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KOALA CORPORATION as of December 31, 1996, and the results of its operations and its cash flows for the years ended December 31, 1995 and 1996, in conformity with generally accepted accounting principles.

Minneapolis, Minnesota                      Blanski Peter Kronlage & Zoch, P.A.
February 12, 1997

                        REPORT OF INDEPENDENT AUDITORS

  We have audited the accompanying consolidated balance sheet of KOALA CORPORATION (a Colorado corporation) as of December 31, 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of KOALA CORPORATION at December 31, 1997, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

Denver, Colorado                                              Ernst & Young LLP
February 10, 1998

                               KOALA CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                              DECEMBER 31,
                                         -----------------------  SEPTEMBER 30,
                                            1996        1997          1998
                                         ----------- -----------  -------------
                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents............. $ 3,442,601 $ 1,832,677   $ 1,187,522
  Accounts receivable, trade (less al-
   lowance for doubtful accounts of
   $30,000 in 1996, $45,703 in 1997 and
   $45,054 (unaudited) in 1998).........   1,656,515   2,212,802     3,229,418
  Refundable income taxes...............     338,200      74,523           --
  Inventories...........................     443,680   1,103,355     1,708,608
  Prepaid expenses......................      82,460     416,120       693,622
  Deferred offering and acquisition
   cost.................................                               251,000
  Deferred income taxes.................      10,900      14,314        14,314
                                         ----------- -----------   -----------
Total current assets....................   5,974,356   5,653,791     7,084,484
                                         ----------- -----------   -----------
Property and equipment..................     863,285   1,561,324     1,972,848
Less accumulated depreciation and amor-
 tization...............................     165,496     322,616       508,082
                                         ----------- -----------   -----------
                                             697,789   1,238,708     1,464,766
                                         ----------- -----------   -----------
Other assets:
  Intangibles (net of accumulated amor-
   tization of $295,360 in 1996,
   $496,221 in 1997 and $699,466 (unau-
   dited) in 1998)......................   3,679,057   8,064,301     8,534,896
                                         ----------- -----------   -----------
                                         $10,351,202 $14,956,800   $17,084,146
                                         =========== ===========   ===========
LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................... $   273,511 $ 1,312,518   $ 1,328,002
  Accrued expenses and income taxes.....      56,921     396,163       389,136
                                         ----------- -----------   -----------
Total current liabilities...............     330,432   1,708,681     1,717,138
                                         ----------- -----------   -----------
Deferred income taxes...................     242,200     398,047       398,047
                                         ----------- -----------   -----------
Commitments and contingencies (Notes 3
 and 4)
Shareholders' equity:
  Preferred stock, no par value;
   1,000,000 shares authorized; issued
   and outstanding 0 in 1996 and 1997,
    and 0 (unaudited) in 1998...........         --          --            --
  Common stock, $.10 par value;
   10,000,000 shares authorized; issued
   and outstanding 2,481,260 in 1996,
   2,527,362 in 1997 and 1998 (unau-
   dited)...............................     248,126     252,736       252,736
  Additional paid-in capital............   4,651,884   5,307,988     5,307,988
  Other comprehensive income............         --      (25,124)     (127,971)
  Retained earnings.....................   4,878,560   7,314,472     9,536,208
                                         ----------- -----------   -----------
Total shareholders' equity..............   9,778,570  12,850,072    14,968,961
                                         ----------- -----------   -----------
                                         $10,351,202 $14,956,800   $17,084,146
                                         =========== ===========   ===========

                See notes to consolidated financial statements.

                               KOALA CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                 NINE MONTHS ENDED
                               YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                          -----------------------------------  -----------------------
                             1995        1996        1997         1997        1998
                          ----------  ----------  -----------  ----------  -----------
                                                                     (UNAUDITED)
Sales...................  $6,537,440  $8,938,282  $13,621,292  $9,340,926  $13,492,507
Cost of sales...........   2,551,676   3,241,328    5,528,542   3,615,529    5,977,138
                          ----------  ----------  -----------  ----------  -----------
Gross profit............   3,985,764   5,696,954    8,092,750   5,725,397    7,515,369
Selling, general and
 administrative
 expenses...............   1,543,495   2,892,095    4,230,988   2,857,808    3,894,621
Amortization of intangi-
 bles...................      86,375     105,677      200,861     134,251      196,137
                          ----------  ----------  -----------  ----------  -----------
Income from operations..   2,355,894   2,699,182    3,660,901   2,733,338    3,424,611
                          ----------  ----------  -----------  ----------  -----------
Other (income) expense:
 Interest income........    (109,249)   (129,463)    (115,708)    (97,541)     (19,940)
 Relocation expenses....           0     288,923            0           0            0
                          ----------  ----------  -----------  ----------  -----------
                            (109,249)    159,460     (115,708)    (97,541)      19,940
                          ----------  ----------  -----------  ----------  -----------
Income before income
 taxes..................   2,465,143   2,539,722    3,776,609   2,830,879    3,444,551
Provision for income
 taxes..................     890,447     644,182    1,340,697   1,004,962    1,222,815
                          ----------  ----------  -----------  ----------  -----------
Net income..............  $1,574,696  $1,895,540  $ 2,435,912  $1,825,917  $ 2,221,736
                          ==========  ==========  ===========  ==========  ===========
Net income per share....  $     0.66  $     0.78  $      0.97  $     0.73  $      0.88
                          ==========  ==========  ===========  ==========  ===========
Weighted average shares
 outstanding............   2,399,312   2,431,016    2,503,654   2,496,223    2,527,362
                          ==========  ==========  ===========  ==========  ===========
Net income per share--
 diluted................  $     0.65  $     0.75  $      0.96  $     0.72  $      0.86
                          ==========  ==========  ===========  ==========  ===========
Weighted average shares
 outstanding--diluted...   2,411,416   2,523,265    2,548,148   2,535,770    2,588,018
                          ==========  ==========  ===========  ==========  ===========


                See notes to consolidated financial statements.

                               KOALA CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                             COMMON STOCK    ADDITIONAL                 OTHER
                          ------------------  PAID-IN     RETAINED  COMPREHENSIVE
                           SHARES    AMOUNT   CAPITAL     EARNINGS     INCOME        TOTAL
                          --------- -------- ----------  ---------- ------------- -----------
Balance, December 31,
 1994...................  2,399,312 $239,931 $4,639,179  $1,408,324   $       0   $ 6,287,434
Net income..............                                  1,574,696                 1,574,696
Foreign currency trans-
 lation adjustment......                                                      0             0
                                                                                  -----------
Comprehensive income....                                                            1,574,696
                          --------- -------- ----------  ----------   ---------   -----------
Balance, December 31,
 1995...................  2,399,312  239,931  4,639,179   2,983,020           0     7,862,130
Net income..............                                  1,895,540                 1,895,540
Foreign currency trans-
 lation adjustment......                                                      0             0
                                                                                  -----------
Comprehensive income....                                                            1,895,540
Issuance of common
 stock, exercise of op-
 tions and warrants
 (cashless).............     81,948    8,195     (8,195)                                    0
Issuance of 2,200 war-
 rants..................                         20,900                                20,900
                          --------- -------- ----------  ----------   ---------   -----------
Balance, December 31,
 1996...................  2,481,260  248,126  4,651,884   4,878,560           0     9,778,570
Net income..............                                  2,435,912                 2,435,912
Foreign currency trans-
 lation adjustment......                                                (25,124)      (25,124)
                                                                                  -----------
Comprehensive income....                                                            2,410,788
Issuance of common stock
 for acquisition of
 Delta Play, Ltd........     40,000    4,000    596,000                               600,000
Issuance of common stock
 for exercise of war-
 rants..................      6,102      610     60,104                                60,714
                          --------- -------- ----------  ----------   ---------   -----------
Balance, December 31,
 1997...................  2,527,362  252,736  5,307,988   7,314,472     (25,124)   12,850,072
Net income (unaudited)..                                  2,221,736                 2,221,736
Foreign currency trans-
 lation adjustment (un-
 audited)...............                                               (102,847)     (102,847)
                                                                                  -----------
Comprehensive income....                                                            2,118,889
                          --------- -------- ----------  ----------   ---------   -----------
Balance, September 30,
 1998 (unaudited).......  2,527,362 $252,736 $5,307,988  $9,536,208   ($127,971)  $14,968,961
                          ========= ======== ==========  ==========   =========   ===========

                See notes to consolidated financial statements.

                               KOALA CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                NINE MONTHS ENDED
                              YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                          ----------------------------------  ----------------------
                             1995        1996        1997        1997        1998
                          ----------  ----------  ----------  ----------  ----------
                                                                   (UNAUDITED)
Cash flows from operat-
 ing activities:
Net income..............  $1,574,696  $1,895,540  $2,435,912  $1,825,917  $2,221,736
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
 Depreciation...........      55,162      83,148     163,133      92,287     186,926
 Amortization...........      86,375     105,677     200,861     134,251     196,137
 Loss on disposal of
  property and equip-
  ment..................         332      31,796           0           0           0
 Deferred income taxes..     115,852     (18,852)    152,433           0           0
 (Increase) decrease in
  assets:
  Accounts receivable,
   trade................      16,498    (683,191)   (416,618)   (604,481)   (974,233)
  Refundable income tax-
   es...................     (81,009)   (172,815)    263,677     338,200      74,523
  Inventories...........    (168,641)    (80,410)   (106,791)      2,115    (643,853)
  Prepaid expenses......      25,528     (35,942)   (313,293)   (395,283)   (292,528)
  Deferred offering and
   acquisition costs....                                               0    (251,000)
 Increase (decrease) in
  liabilities:
  Accounts payable......     (40,882)    177,492     818,509     706,829      58,524
  Accrued expenses......      (8,207)     20,983     157,125    (102,742)    107,874
  Accrued income taxes..           0           0     180,764     213,937    (119,924)
                          ----------  ----------  ----------  ----------  ----------
Net cash provided by op-
 erating activities.....   1,575,704   1,323,426   3,535,712   2,211,030     564,182
                          ----------  ----------  ----------  ----------  ----------
Cash flows from invest-
 ing activities:
 Payments for capital
  expenditures..........    (126,183)   (367,264)   (520,321)   (401,124)   (430,479)
 Purchase of Activities
  Unlimited, LLC........           0    (501,188)          0           0           0
 Purchase of Delta Play,
  Ltd., net of cash ac-
  quired................           0           0  (4,634,802) (4,594,455)   (610,160)
 Payments for patents
  and intangibles.......      (3,966)     (6,503)    (21,730)    (20,461)    (65,851)
                          ----------  ----------  ----------  ----------  ----------
Net cash used by invest-
 ing activities.........    (130,149)   (874,955) (5,176,853) (5,016,040) (1,106,490)
                          ----------  ----------  ----------  ----------  ----------
Cash flows from financ-
 ing activities:
 Proceeds from exercise
  of common stock war-
  rants.................           0           0      39,633           0           0
                          ----------  ----------  ----------  ----------  ----------
Net cash provided by fi-
 nancing activities.....           0           0      39,633           0           0
                          ----------  ----------  ----------  ----------  ----------
Effect of exchange rate
 changes on cash........           0           0      (8,416)          0    (102,847)
                          ----------  ----------  ----------  ----------  ----------
Net increase (decrease)
 in cash................   1,445,555     448,471  (1,609,924) (2,805,010)   (645,155)
Cash at beginning of pe-
 riod...................   1,548,575   2,994,130   3,442,601   3,442,601   1,832,677
                          ----------  ----------  ----------  ----------  ----------
Cash at end of period...  $2,994,130  $3,442,601  $1,832,677  $  637,591  $1,187,522
                          ==========  ==========  ==========  ==========  ==========

                See notes to consolidated financial statements.

                               KOALA CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Nature of operations:

  Koala Corporation and its wholly owned subsidiaries (the "Company") is a leading designer, producer and worldwide marketer of innovative commercial products, systems and custom solutions that create attractive family-friendly environments for businesses and other public venues. The Company produces family convenience products, children's activity products and children's indoor and outdoor modular play equipment.

 Principles of consolidation:

  The consolidated financial statements include the accounts of Koala Corporation and all subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation. The operations of Delta Play, Ltd. are included in the accompanying financial statements from June 1, 1997, the effective date of its acquisition. See note 10 below.

 Relocation:

  The Company completed the relocation of its executive offices from St. Paul, Minnesota to Denver, Colorado during the third quarter of 1996. Total relocation costs were approximately $289,000. The Company also established a new manufacturing relationship with a Denver firm to manufacture and assemble its products. Previously, the Company assembled its own products.

 Use of estimates:

  Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenue and expenses. Actual results could vary from the estimates that were used.

 Unaudited information:

  The accompanying consolidated balance sheets, consolidated statements of income, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows as of and for the nine months ended September 30, 1997 and 1998 are unaudited and have been prepared on the same basis as the audited consolidated financial statements included herein. In the opinion of management, such unaudited consolidated financial statements include all adjustments necessary to present fairly the information set forth therein, which consists solely of normal recurring adjustments. The results of operations for the interim period presented are not necessarily indicative of the results for a full year.

 Reclassification:

  Certain amounts in the financial statements for the years ended December 31, 1995 and 1996 have been reclassified to conform to the December 31, 1997 presentation.

 Cash and cash equivalents:

  Cash and cash equivalents include cash on hand, demand deposits, savings accounts, and short-term investments with original maturities of three months or less. Cash and cash equivalents include financial instruments that potentially subject the Company to a concentration of credit risk. The Company places its cash and temporary cash investments with high credit quality institutions. At times, cash held in the Company's primary bank may be in excess of the FDIC insurance limit. Cash in money market mutual funds is not federally insured. The Company performs periodic evaluations of the relative credit standing of these financial institutions.

  As of December 31, 1996 and 1997, cash and cash equivalents approximated fair value and consisted of the following:

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1996       1997
                                                          ---------- ----------
   Cash in primary banking institution................... $  459,364 $  863,084
   Cash in money market mutual funds.....................  2,983,237    969,593
                                                          ---------- ----------
                                                          $3,442,601 $1,832,677
                                                          ========== ==========

 Inventories:

  Inventories are stated at the lower of first-in, first-out cost (including manufacturing overhead applied to finished goods) or market. As of December 31, 1996, 1997 and September 30, 1998, inventories consisted of the following:

                                                  DECEMBER 31,
                                               ------------------- SEPTEMBER 30,
                                                 1996      1997        1998
                                               -------- ---------- -------------
                                                                    (UNAUDITED)
   Raw materials.............................. $ 62,879 $  605,066  $1,024,828
   Finished goods.............................  380,801    498,289     683,780
                                               -------- ----------  ----------
                                               $443,680 $1,103,355  $1,708,608
                                               ======== ==========  ==========

 Property and equipment:

  Property and equipment is stated at the lower of depreciated cost or net realizable value. Depreciation and amortization is being provided on the straight-line method over the estimated useful lives of the assets. The following is a schedule of estimated useful lives of property and equipment:

   Furniture and fixtures............................................    7 years
   Tooling and molds................................................. 6-10 years
   Shop and office equipment......................................... 3-10 years

 Intangibles:

  Acquisition intangibles represent the excess of the cost of the companies acquired over the fair value of their net assets at the date of acquisition. Acquisition intangible costs are being amortized on the straight-line method using an estimated useful life of up to 40 years.

  Costs of obtaining patents and trademarks are capitalized and amortized on the straight-line basis over 17 years for patents and 20 years for trademarks once approval is granted. Costs are expensed if approval is denied.

 Revenue recognition:

  The Company recognizes revenues at the time its products are shipped.

 Research and development costs:

  Research and development costs are expensed when incurred. The Company's research and development costs were not significant in 1995, 1996 or 1997.

 Advertising costs:

  Advertising costs are expensed when incurred. Advertising expense for the periods ended December 31, 1995, 1996, and 1997 was $492,871, $728,528, and
$405,178, respectively. Prepaid advertising costs at December 31, 1995, 1996, and 1997 were $22,861, $29,508, and $35,724, respectively, and consist of costs of advertising which have not taken place.

 Income taxes:

  The Company provides for deferred taxes on temporary differences arising from assets and liabilities whose bases are different for financial reporting and state, federal and foreign income tax purposes. The differences relate primarily to depreciable and amortizable assets and the allowance for uncollectible accounts.

  The Company does not provide for U.S. income taxes on the unremitted earnings of its foreign subsidiary ($290,337 at December 31, 1997) because the Company intends to reinvest such unremitted earnings. Where it is contemplated earnings may be remitted from the foreign subsidiary, the credit for foreign taxes already paid generally offsets applicable federal income taxes.

 Net income per share:

  In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods were restated to conform to the Statement 128 requirements.

  There is no difference between after-tax earnings for calculation of basic earnings per share versus diluted earnings per share. The reconciliation of the weighted average shares outstanding for purposes of calculating basic earnings per share versus diluted earnings per share is as follows:

                                      DECEMBER 31,             SEPTEMBER 30,
                              ----------------------------- -------------------
                                1995      1996      1997      1997      1998
                              --------- --------- --------- --------- ---------
                                                                (UNAUDITED)
Weighted average shares out-
 standing for basic earnings
 per share..................  2,399,312 2,431,016 2,503,654 2,496,223 2,527,362
Effect of dilutive securi-
 ties:
  Employee stock options....     11,914    79,448    39,666    37,871    60,656
  Warrants..................        190    12,801     4,828     1,676       --
                              --------- --------- --------- --------- ---------
Dilutive potential common
 shares.....................     12,104    92,249    44,494    39,547    60,656
                              --------- --------- --------- --------- ---------
Weighted average shares out-
 standing for dilutive earn-
 ings per share.............  2,411,416 2,523,265 2,548,148 2,535,770 2,588,018
                              ========= ========= ========= ========= =========

 Foreign Currency Translation:

  The financial statements of the Company's subsidiary located outside the United States are measured using the local currency as the functional currency. Assets and liabilities of this subsidiary are translated at the rates of exchange at the balance sheet date. The resultant translation adjustments are included in other comprehensive income, a separate component of shareholders' equity. Income and expense items are translated at average rates of exchange. Gains and losses on foreign currency transactions of these subsidiaries are included in net earnings.

 Geographic Area Data:

  The Company operates in one principal industry segment: the design, manufacture and sale of children's protection and activity products. The Company's products are sold primarily to commercial and governmental markets. Geographically, sales, operating income and identifiable assets for non-domestic entities for the year ended December 31, 1997 were $3,189,800, $439,000 and $1,931,400, respectively. There were no material amounts of sales or transfers among geographic areas during 1997.

2. CREDIT FACILITY:

  The Company obtained a $2.0 million unsecured line of credit in June 1997. The line of credit may be used for short-term working capital needs and future acquisitions. There are no compensating balance requirements and the credit facility requires compliance with financial loan covenants related to debt levels compared to annualized cash flows from operations. The credit facility terminates on June 24, 1999. There were no amounts outstanding under the credit facility as of December 31, 1997.

3. COMMITMENTS AND CONTINGENCIES:

 Operating lease:

  The Company has entered into operating leases for facilities located in Denver, Colorado, New Orleans, Louisiana and Delta, British Columbia, Canada. The lease terms vary and run through July 31, 2001. All leases call for monthly base rents, with the Company responsible for its share of common building operating costs, payable on a monthly basis.

  Facilities rent expense was $62,777, $85,146, and $187,719 for the years ended December 31, 1995, 1996, and 1997, respectively. Total minimum operating lease commitments for the years ending December 31 are:

       YEAR ENDING DECEMBER 31,                                        AMOUNT
       ------------------------                                       --------
       1998.......................................................... $122,841
       1999..........................................................   85,440
       2000..........................................................   85,440
       2001..........................................................   42,931
                                                                      --------
                                                                      $336,652
                                                                      ========

 Warranties:

  For its family convenience and children's activity products, the Company provides a replacement guarantee for one year from purchase protecting against damage from natural disasters or vandalism, subject to a $100 deductible. The Company also provides a five year limited warranty on parts and labor covering any defects in workmanship. For its children's modular play equipment, the Company provides a one year limited warranty on parts and labor covering defects in workmanship. The Company has experienced minimal returns and warranty claims; therefore, as of December 31, 1995, 1996 and 1997, no accrual has been made for future claims. The Company carries product liability insurance in an amount that the Company deems adequate.

4. STOCK OPTIONS AND WARRANTS:

 Options:

  The Company adopted a Stock Option Plan (1993 Plan) in August 1993. The 1993 Plan provides that options to purchase up to 100,000 shares of common stock may be granted. The Company adopted a second plan in November 1995 (1995 Plan) which provides that additional options to purchase up to 400,000 shares of common stock may be granted. The Company amended the 1995 Plan subsequent to December 31, 1997. See footnote 12. The exercise price of each option is equal to the market price of the Company's stock on the date of grant. The option term varies, as well as the vesting periods, at the discretion of the Board of Directors.

  The Company applies APB Opinion 25 in accounting for its stock based compensation plans. Accordingly, no compensation cost has been recognized for the plan in 1995, 1996 and 1997. Had compensation cost been determined on the basis of fair value pursuant to FASB Statement No. 123, net income and earnings per share would have been presented as follows:

                                                   YEAR ENDED DECEMBER 31,
                                               --------------------------------
                                                  1995       1996       1997
                                               ---------- ---------- ----------
Net income:
 As reported.................................. $1,574,696 $1,895,540 $2,435,912
                                               ========== ========== ==========
 Pro forma (FASB 123)......................... $1,490,760 $1,713,373 $2,259,337
                                               ========== ========== ==========
                                                   YEAR ENDED DECEMBER 31,
                                               --------------------------------
                                                  1995       1996       1997
                                               ---------- ---------- ----------
Basic earnings per share:
  As reported................................. $     0.66 $     0.78 $     0.97
                                               ========== ========== ==========
  Pro forma (FASB 123)........................ $     0.62 $     0.70 $     0.90
                                               ========== ========== ==========
Diluted earnings per share:
  As reported................................. $     0.65 $     0.75 $     0.96
                                               ========== ========== ==========
  Pro forma (FASB 123)........................ $     0.62 $     0.68 $     0.89
                                               ========== ========== ==========

  The fair value of each option granted is estimated on the grant date using the Black-Scholes Model. The following assumptions were made in estimating fair value:

ASSUMPTION                                         1995         1996      1997
----------                                     ------------ ------------ -------
Dividend yield................................     0.00%        0.00%     0.00%
Risk-free interest rate:
  5 year......................................     5.38%        5.38%     5.71%
  2 year......................................     5.18%        5.18%      --
Expected life................................. 2 to 5 years 2 to 5 years 5 years
Expected volatility...........................    30.47%       30.47%    38.70%

  Following is a summary of the status of the plans:

                                                      NUMBER OF WEIGHTED AVERAGE
                                                       SHARES    EXERCISE PRICE
                                                      --------- ----------------
Outstanding 12/31/94.................................   20,000       $ 5.50
  Granted--1995......................................  327,500       $10.46
                                                       -------
Outstanding 12/31/95.................................  347,500       $10.18
  Surrendered--1996..................................  (46,783)      $ 7.94
  Exercised--1996....................................  (50,717)      $ 7.93
                                                       -------
Outstanding 12/31/96.................................  250,000       $11.25
  Granted--1997......................................   33,000       $13.54
                                                       -------
Outstanding 12/31/97.................................  283,000       $11.52
  Cancelled--1998 (unaudited)........................  (10,000)
  Granted--1998 (unaudited)..........................  130,000       $18.62
                                                       -------
Outstanding 9/30/98 (unaudited)......................  403,000       $14.09
                                                       -------


  In 1995, 1997 and 1998, no options were exercised. In 1996, 46,783 options were exercised in a cashless exercise; 50,717 shares were issued.

                                                          1995   1996   1997
                                                         ------ ------ -------
Options exercisable..................................... 97,500 50,000 103,000
                                                         ====== ====== =======
Weighted average fair value of options granted during
 the year............................................... $10.46 $ 0.00 $  5.76
                                                         ====== ====== =======

  A summary of the status of fixed options outstanding at December 31, 1997 is as follows:

                                                                   EXERCISABLE
                                        OUTSTANDING OPTIONS          OPTIONS
                                    ---------------------------- ---------------
                                             WEIGHTED
                                              AVERAGE   WEIGHTED        WEIGHTED
                                             REMAINING  AVERAGE         AVERAGE
                                            CONTRACTUAL EXERCISE        EXERCISE
PRICE                               NUMBER     LIFE      PRICE   NUMBER  PRICE
-----                               ------- ----------- -------- ------ --------
$9.25 to $11.25.................... 151,000  8.0 years   $ 9.92  61,000  $ 9.92
$13.00 to $15.00................... 132,000  8.5 years   $13.34  52,000  $13.24

  The Company acquired Activities Unlimited LLC in March 1996. A portion of the purchase price is in the form of options to purchase common stock of the Company. Options were granted to the sellers of Activities Unlimited based on operations during the first two years following the closing of the acquisition (March 1997 and 1998). Options to purchase 1,000 shares will be granted for each $25,000 of product line contribution, will be fully vested when granted and will be exercisable at date of grant, expiring five years after date of grant. The exercise price will be the fair market value of a share of stock on the date of grant. As of December 31, 1997, 1,000 options had been granted under this agreement.

 Warrants:

  The Company granted to the underwriter of its 1993 stock offering, for nominal consideration, warrants to purchase up to 70,000 shares of its common stock at $7.20 per share, beginning in October 1994 and expiring in October 1999. In January 1996, the underwriter exercised the warrants in a cashless transaction, receiving 31,231 shares and surrendering 38,769 warrants.

  The Company acquired the assets of A & B Booster, Inc. in 1994. A portion of the purchase price is in the form of warrants to purchase common stock at an exercise price of $6.50 per share. Warrants were issuable to the sellers of A & B Booster based on 100 shares of common stock of the Company for each whole multiple of $10,000 of Booster Buddy sales in each of the three years beginning August 1, 1994, 1995 and 1996. The warrants were exercisable at any time prior to January 1, 1998. As of December 31, 1997, all warrants had been surrendered and 6,102 shares of common stock had been issued. As of December 31, 1995 and 1996, there were 1,700 and 3,900 warrants outstanding, respectively.

5.INCOME TAXES:

  The components of the provision for income tax were:

                                                        1995
                                       ----------------------------------------
                                        FEDERAL    FOREIGN   STATE     TOTAL
                                       ----------  -------- -------  ----------
   Current tax expense................ $  700,282  $    --  $74,313  $  774,595
   Deferred tax (benefit).............    122,393       --   (6,541)    115,852
                                       ----------  -------- -------  ----------
   Provision for income taxes......... $  822,675  $    --  $67,772  $  890,447
                                       ==========  ======== =======  ==========

                                                        1996
                                       ----------------------------------------
                                        FEDERAL    FOREIGN   STATE     TOTAL
                                       ----------  -------- -------  ----------
   Current tax expense................ $  600,306  $    --  $62,728  $  663,034
   Deferred tax (benefit).............    (15,170)      --   (3,682)    (18,852)
                                       ----------  -------- -------  ----------
   Provision for income taxes......... $  585,136  $    --  $59,046  $  644,182
                                       ==========  ======== =======  ==========
                                                        1997
                                       ----------------------------------------
                                        FEDERAL    FOREIGN   STATE     TOTAL
                                       ----------  -------- -------  ----------
   Current tax expense................ $  963,764  $159,798 $64,702  $1,188,264
   Deferred tax expense...............    152,406       --       27     152,433
                                       ----------  -------- -------  ----------
   Provision for income taxes......... $1,116,170  $159,798 $64,729  $1,340,697
                                       ==========  ======== =======  ==========


  The Company's net deferred tax asset and liability consists of:

                                                           1996
                                               ------------------------------
                                                FEDERAL    STATE      TOTAL
                                               ---------  --------  ---------
   Deferred income tax asset (current)........ $   9,850  $  1,050  $  10,900
   Deferred income tax liability (non-
    current)..................................  (218,850)  (23,350)  (242,200)
                                               ---------  --------  ---------
                                               $(209,000) $(22,300) $(231,300)
                                               =========  ========  =========

                                                           1997
                                               ------------------------------
                                                FEDERAL    STATE      TOTAL
                                               ---------  --------  ---------
   Deferred income tax asset (current)........ $  13,538  $    776  $  14,314
   Deferred income tax liability (non-
    current)..................................  (376,459)  (21,588)  (398,047)
                                               ---------  --------  ---------
                                               $(362,921) $(20,812) $(383,733)
                                               =========  ========  =========

  The effective tax rate differs from the statutory rate as follows:

                                                             1995  1996  1997
                                                             ----  ----  ----
   Federal statutory rate................................... 34.0% 34.0% 34.0%
   Foreign taxes in excess of federal statutory rate........  --    --    4.6
   Tax benefit of foreign tax credit........................  --    --   (4.4)
   State income taxes net of federal effect.................  2.5   2.4   1.7
   Effect of difference in tax basis of goodwill............ (1.5) (1.5) (1.1)
   Cumulative effect of change in estimated effective state
    income tax rate.........................................  --   (3.3)  --
   Tax basis of non-qualified stock options exercised.......  --   (5.6)  --
   Miscellaneous tax adjustments............................  1.1  ( .6)   .7
                                                             ----  ----  ----
   Effective tax rate....................................... 36.1% 25.4% 35.5%
                                                             ====  ====  ====

6. MAJOR SUPPLIERS:

  For the periods ended December 31, 1995, 1996, and 1997, the Company purchased a significant amount of component parts from three vendors which accounted for approximately 64%, 69%, and 47% of the Company's total cost of sales, respectively.

7. SUPPLEMENTAL CASH FLOW INFORMATION:

                                                        1995     1996     1997
                                                      -------- -------- --------
   Interest received................................. $109,249 $129,463 $104,839
                                                      ======== ======== ========
   Interest paid..................................... $    --  $    --  $    989
                                                      ======== ======== ========
   Income taxes paid................................. $855,604 $835,849 $872,304
                                                      ======== ======== ========

8. 401(K) PLAN:

  Effective January 1997, the Company adopted a 401(k) Plan for the benefit of substantially all of its U.S. employees meeting specified eligibility requirements. The Plan permits contributions by the Company but does not require them. The Company made no contributions to the Plan during 1997.

9. PREFERRED STOCK:

  During 1996 the shareholders voted to amend the Articles of Incorporation to provide for the issuance of 1,000,000 shares of no par value preferred stock. At December 31, 1996 and December 31, 1997, none were outstanding. The Board of Directors is granted authority to determine all rights with respect to the preferred stock, including dividends.

10. ACQUISITIONS:

  On June 23, 1997, the Company acquired substantially all of the assets of Delta Play, Ltd. (Delta), a leading provider of custom children's indoor modular play equipment based in Vancouver, British Columbia. The acquisition was effective June 1, 1997 and was accounted for as a purchase. Results of operations of Delta were included in the Company's consolidated statements of income beginning on the effective date.

  As initial consideration, the Company paid $4,180,609 cash and issued 40,000 shares of the Company's common stock valued at $600,000. In addition, costs related to the acquisition of approximately $456,000 were incurred and capitalized as goodwill. The purchase agreement also provides for additional consideration in the form of cash payments if certain operating performance criteria are met by Delta over the twelve-month period from June 1, 1997 to May 31, 1998. The range of additional consideration is C$900,000 (US$648,000) to C$1,500,000 (US$1,080,000). If minimum performance is not achieved, no additional consideration will be payable. Any subsequent payment will be allocated to cost in excess of the fair value of assets acquired.

  The pro forma unaudited results of operations for the twelve months ended December 31, 1996 and 1997, assuming consummation of the purchase as of January 1, 1996 and 1997, are as follows:

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                           1996        1997
                                                        ----------- -----------
Sales.................................................. $13,526,902 $15,499,336
Net income............................................. $ 2,167,408 $ 2,513,770
Net income per share (diluted)......................... $      0.85 $      0.98

  In March 1996, the Company acquired all of the operating assets of Activities Unlimited, LLC for $500,000 paid in cash. The Company markets children's recreational and activity products, including commercial-use children's play tables featuring interlocking construction blocks, games, mazes, wall activities and other manipulative products. Due to immateriality, its pro forma effects were not considered in the table above.

11. COMPREHENSIVE INCOME:

  As of January 1, 1998, the Company adopted Statement No. 130, Reporting Comprehensive Income. Statement 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's net income or shareholders' equity. Statement 130 requires foreign currency translation adjustments, which prior to adoption were reported separately in shareholders' equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of Statement 130.

12. SUBSEQUENT EVENTS (UNAUDITED):

  On August 14, 1998, the Company signed an agreement to purchase the combined assets of Park Structures, Inc. and Park Structures Sales, Inc. ("Park Structures") in exchange for consideration of up to $18.7 million in cash and common stock of Koala Corporation. Park Structures produces and markets children's outdoor modular play systems for municipalities, parks, public and private schools, day care centers and private developers. Closing of the Park Structures acquisition will occur simultaneously with closing of a secondary public offering of the Company's common stock. The Company plans to issue approximately 320,000 shares of common stock pursuant to such offering, and will utilize available cash and a revolving line of credit from a bank to complete the financing of the purchase.

  In August 1998, the Company paid $610,160 in additional consideration pursuant to the earnout provisions of the Delta purchase agreement. The additional consideration paid was treated as goodwill and recorded to intangibles on the balance sheet.

  In January 1998, the Company authorized the amendment and restatement of the 1995 Koala Corporation Stock Option Plan to grant an additional 250,000 shares and allow the transfer of non-qualified stock options to family members without Board of Directors approval or to non-employees with Board of Directors approval. The amendment and restatement was approved by the Company's shareholders' at its annual shareholders' meeting in May 1998.

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Park Structures, Inc. and Affiliate
Coral Springs, Florida

  We have audited the accompanying combined balance sheets of Park Structures, Inc. and Affiliate as of December 31, 1997 and 1996, and the related combined statements of income, retained earnings and stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Park Structures, Inc. and Affiliate at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


Boca Raton, Florida
July 28, 1998                                             Goldstein Lewin & Co.

                      PARK STRUCTURES, INC. AND AFFILIATE

                            COMBINED BALANCE SHEETS

                                       DECEMBER 31, DECEMBER 31, SEPTEMBER 30,
                                           1996         1997         1998
                                       ------------ ------------ -------------
                                                                  (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents............  $  537,609   $  333,521   $  327,129
 Accounts receivable..................   1,183,401    1,099,070    2,129,993
 Other receivables....................         --           --        14,942
 Inventories..........................     939,850    1,073,006    1,582,798
 Prepaid expenses.....................         --        21,797      105,597
 Current portion of note receivable...         --           --        15,000
 Current portion of deferred rent
  expense.............................         --        13,307       13,307
                                        ----------   ----------   ----------
Total current assets..................   2,660,860    2,540,701    4,188,766
                                        ----------   ----------   ----------
Property and equipment, net...........      38,173      666,385      816,244
                                        ----------   ----------   ----------
Other assets:
 Note receivable, net of current
  portion.............................         --           --        30,000
 Deferred rent expense, net of current
  portion.............................         --        42,138       32,158
 Deposits.............................       3,663       25,350       98,164
                                        ----------   ----------   ----------
                                             3,663       67,488      160,322
                                        ----------   ----------   ----------
                                        $2,702,696   $3,274,574   $5,165,332
                                        ==========   ==========   ==========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
 Current portion of capital lease
  obligations.........................  $      --    $    4,091   $    4,360
 Accounts payable and accrued
  expenses............................     601,242      338,233      513,150
 Customers' deposits..................         --        39,428      118,401
 Line of Credit.......................         --           --       178,900
 Loan from related party..............     807,603      466,956      430,956
                                        ----------   ----------   ----------
Total current liabilities.............   1,408,845      848,708    1,245,767
                                        ----------   ----------   ----------
Capital lease obligations, net of
 current portion......................         --        18,818       15,513
                                        ----------   ----------   ----------
Commitments and contingencies
Stockholder's equity:
 Common stock.........................       1,000        1,000        1,000
 Retained earnings....................   1,292,851    2,406,048    3,903,052
                                        ----------   ----------   ----------
                                         1,293,851    2,407,048    3,904,052
                                        ----------   ----------   ----------
                                        $2,702,696   $3,274,574   $5,165,332
                                        ==========   ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                      PARK STRUCTURES, INC. AND AFFILIATE

                           COMBINED INCOME STATEMENTS

                                 YEAR ENDED           NINE MONTHS ENDED
                                DECEMBER 31,            SEPTEMBER 30,
                            ----------------------  ----------------------
                               1996        1997        1997        1998
                            ----------  ----------  ----------  ----------
                                                         (UNAUDITED)
Sales, net................  $7,145,279  $8,241,758  $5,717,299  $6,847,436
Cost of goods sold........   4,909,576   5,559,611   3,856,888   4,083,517
                            ----------  ----------  ----------  ----------
Gross profit..............   2,235,703   2,682,147   1,860,411   2,763,919
Selling, general and
 administrative expenses..   1,330,301   1,332,366     991,422   1,119,499
                            ----------  ----------  ----------  ----------
Income from operations....     905,402   1,349,781     868,989   1,644,420
                            ----------  ----------  ----------  ----------
Other income and
 (expenses):
 Interest income..........       9,224      31,640      25,729       8,129
 Interest expense.........     (31,978)    (41,763)    (35,766)    (13,508)
 Fee to related entity....    (599,219)   (226,461)   (182,604)        --
 Gain on sale of assets...         --          --          --       62,000
                            ----------  ----------  ----------  ----------
Total other income and
 (expenses)...............    (621,973)   (236,584)   (192,641)     56,621
                            ----------  ----------  ----------  ----------
Net income................  $  283,429  $1,113,197  $  676,348  $1,701,041
                            ==========  ==========  ==========  ==========
Pro forma net income data
 (unaudited):
 Net income, as reported..  $  283,429  $1,113,197  $  676,348  $1,701,041
Pro forma tax provision
 (Note 1).................     103,000     419,000     254,000     640,000
                            ----------  ----------  ----------  ----------
Pro forma net income......  $  180,429  $  694,197  $  422,348  $1,061,041
                            ==========  ==========  ==========  ==========


   The accompanying notes are an integral part of these financial statements.

                      PARK STRUCTURES, INC. AND AFFILIATE

                   COMBINED STATEMENT OF STOCKHOLDER'S EQUITY

                                         COMMON STOCK (NOTE 8)
                                      ----------------------------
                                             SHARES
                                      ---------------------
                                                    PARK
                                         PARK    STRUCTURES
                                      STRUCTURES   SALES,           RETAINED
                                         INC.       INC.    AMOUNT  EARNINGS
                                      ---------- ---------- ------ ----------
Balance, January 1, 1996.............    500        500     $1,000 $1,130,850
Distributions........................                                (121,428)
Net income...........................                                 283,429
                                         ---        ---     ------ ----------
Balance, December 31, 1996...........    500        500      1,000  1,292,851
Net income...........................                               1,113,197
                                         ---        ---     ------ ----------
Balance, December 31, 1997...........    500        500      1,000  2,406,048
Distributions (unaudited)............                                (204,037)
Net income (unaudited)...............                               1,701,041
                                         ---        ---     ------ ----------
Balance, September 30, 1998
 (unaudited).........................    500        500     $1,000 $3,903,052
                                         ===        ===     ====== ==========


   The accompanying notes are an integral part of these financial statements.

                      PARK STRUCTURES, INC. AND AFFILIATE

                       COMBINED STATEMENTS OF CASH FLOWS

                                        YEAR ENDED         NINE MONTHS ENDED
                                       DECEMBER 31,          SEPTEMBER 30,
                                    --------------------  --------------------
                                      1996       1997       1997       1998
                                    --------  ----------  --------  ----------
                                                              (UNAUDITED)
Cash flows from operating
 activities:
 Net income........................ $283,429  $1,113,197  $676,348  $1,701,041
 Adjustments to reconcile net in-
  come to net cash provided by
  (used in) operating activities:
   (Gain) on sale of assets........                                    (62,000)
   Depreciation....................   25,236      19,075    15,442      58,712
   Changes in assets and
    liabilities:
   (Increase) decrease in:
    Accounts receivable............ (664,153)     84,331   (93,115) (1,030,923)
    Other receivables..............                                    (14,942)
    Inventories.................... (179,876)   (133,156)  (90,124)   (509,792)
    Prepaid expenses...............              (21,797)  (26,518)    (83,800)
    Deferred rent expense..........              (55,445)                9,980
    Deposits.......................              (21,687)  (21,687)    (72,814)
    Increase (decrease) in:
     Accounts payable and accrued
      liabilities..................  467,996    (263,009) (311,496)    174,917
     Customer deposits.............  (25,619)     39,428    88,911      78,973
                                    --------  ----------  --------  ----------
Net cash provided by (used in) op-
 erating activities................  (92,987)    760,937   237,761     249,352
                                    --------  ----------  --------  ----------
Cash flows from investing
 activities:
 Proceeds from sale of assets......                                     12,000
 Purchase of equipment and
  furniture........................             (623,089) (174,796)   (208,571)
                                    --------  ----------  --------  ----------
Net cash used in investing activi-
 ties..............................             (623,089) (174,796)   (196,571)
                                    --------  ----------  --------  ----------




   The accompanying notes are an integral part of these financial statements.

                      PARK STRUCTURES, INC. AND AFFILIATE

                       COMBINED STATEMENTS OF CASH FLOWS

                                                           NINE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                -------------------------  ------------------
                                    1996         1997        1997      1998
                                ------------  -----------  --------  --------
                                                              (UNAUDITED)
Cash flows provided by
 financing activities:
 Proceeds from line of credit.. $             $    70,000  $ 70,000  $
 Payments on line of credit....                   (70,000)  (70,000)  178,900
 Payments on capital lease
  obligations..................                    (1,289)     (319)   (3,036)
 Payments received on note
  receivable...................                                         5,000
 Proceeds from related party
  loans........................      507,603      157,431
 Repayment of related party
  loans........................                  (498,078) (316,647)  (36,000)
 Distributions to stockholder..     (121,428)                        (204,037)
                                ------------  -----------  --------  --------
Net cash provided by (used in)
 financing activities..........      386,175     (341,936) (316,966)  (59,173)
                                ------------  -----------  --------  --------
Increase (decrease) in cash....      293,188     (204,088) (254,001)   (6,392)
Cash:
 Beginning.....................      244,421      537,609   537,609   333,521
                                ------------  -----------  --------  --------
 Ending........................ $    537,609  $   333,521  $283,608  $327,129
                                ============  ===========  ========  ========
Supplementary disclosures:
 Interest paid................. $     31,978  $    41,763  $ 35,766  $ 13,508
                                ============  ===========  ========  ========
Supplementary schedule of
 noncash investing and financ-
 ing activities:
 Note received as payment for
  sale of assets............... $        --   $       --   $    --   $ 50,000
                                ============  ===========  ========  ========
Capital lease obligations in-
 curred for acquisition of
 equipment..................... $        --   $    24,198  $ 24,198  $    --
                                ============  ===========  ========  ========



   The accompanying notes are an integral part of these financial statements.

                      PARK STRUCTURES, INC. AND AFFILIATE

                   NOTES TO THE COMBINED FINANCIAL STATEMENT

(Information with respect to the nine months ended September 30, 1997 and 1998 is unaudited)

NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

 Nature of Business

  Park Structures, Inc. and its affiliate, Park Structures Sales, Inc., collectively known as the "Company", were incorporated in the State of Florida on January 8, 1986 and February 2, 1995, respectively, to engage in the manufacturing and sale of playground and park equipment, primarily in the continental United States.

  A summary of the Company's significant accounting policies follows:

 Principles of Combination

  The combined financial statement includes the accounts of the Company and its affiliate. All significant intercompany transactions have been eliminated in the combined financial statements. The companies have been combined because of their common ownership.

 Cash and Cash Equivalents

  The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

 Inventories

  Inventories of finished goods and work in process are stated at the lower of standard cost (which approximates average cost) or market. Raw material inventories are stated at the lower of average cost or market.

 Property and Equipment

  Property and equipment are stated at cost and depreciated on a straight-line basis over the assets' estimated useful lives. Amortization of capital leases is included in depreciation expense.

 Income Taxes

  The Company, with the consent of its shareholder, has elected under the Internal Revenue Code to be treated as an S corporation. In lieu of corporate income taxes, the stockholder of an S corporation is taxed on his proportionate share of the Company's taxable income. Therefore, no provision or liability for Federal or State income taxes has been included in the financial statement. Had such taxes been payable by the combined corporations, a tax provision of approximately $103,000 and $419,000 for the years ended December 31, 1996 and 1997, respectively, and $254,000 and $640,000 for the nine months ended September 30, 1997 and 1998, respectively, would have resulted on a combined corporation basis. The provision has been calculated for Federal and State purposes utilizing a blended rate of 36.3% for December 31, 1996 and 37.6% for December 31, 1997 and September 30, 1997 and 1998.

                   PARK STRUCTURES, INC. AND AFFILIATE

                NOTES TO THE COMBINED FINANCIAL STATEMENT

(Information with respect to the nine months ended September 30, 1997 and 1998 is unaudited)

 Revenue Recognition:

  The Company recognizes revenue upon shipment of the unit.

 Advertising Costs:

  Advertising costs are generally charged to operations in the year incurred and amounted to $172,422 and $265,401 during 1996 and 1997, respectively, and $210,336 and $179,965 during the nine months ended September 30, 1997 and 1998, respectively.

 Accounting Estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement. Actual results could differ from those estimates.

NOTE 2: INVENTORIES:

  Inventories consists of the following:

                                         DECEMBER 31, DECEMBER 31, SEPTEMBER 30,
                                             1996         1997         1998
                                         ------------ ------------ -------------
   Raw materials........................   $743,598    $  848,949   $1,252,290
   Work in process......................    175,856       200,771      296,159
   Finished goods.......................     20,396        23,286       34,349
                                           --------    ----------   ----------
                                           $939,850    $1,073,006   $1,582,798
                                           ========    ==========   ==========

NOTE 3: PROPERTY AND EQUIPMENT:

  Property and equipment consists of:

                               DECEMBER 31, DECEMBER 31, SEPTEMBER 30, (LIFE IN
                                   1996         1997         1998       YEARS)
                               ------------ ------------ ------------- --------
   Machinery & equipment.....    $64,166      $104,674     $200,393        5
   Vehicles..................     69,372        69,372       69,372        5
   Furniture & fixtures......        --          2,655       29,194        7
   Leasehold improvements....        --            --       690,438       14
                                 -------      --------     --------
                                 133,538       176,701      989,397
   Less: accumulated
    depreciation.............     95,365       114,440      173,153
                                 -------      --------     --------      ---
                                  38,173        62,261      816,244
   Construction in progress..        --        604,124          --
                                 -------      --------     --------
                                 $38,173      $666,385     $816,244
                                 =======      ========     ========

                   PARK STRUCTURES, INC. AND AFFILIATE

                NOTES TO THE COMBINED FINANCIAL STATEMENT

(Information with respect to the nine months ended September 30, 1997 and 1998 is unaudited)

NOTE 4: LINE OF CREDIT:

  In May, 1998, the Company entered into a $250,000 line of credit with a bank which expires June 5, 1999. The line provides for interest, payable monthly, at 9% through May, 1998 then interest is to be at prime plus .5%. The line is guaranteed by the Company's president and collateralized by all the assets of the Company.

NOTE 5: TRANSACTIONS WITH RELATED PARTIES:

  Loans from a related party amounted to $807,603 at December 31, 1996 and $466,956 at December 31, 1997. Of these amounts $300,000 was interest bearing, at 10% per annum, through December 31, 1997. The balance of the loans are non-interest bearing and payable on demand.

  The Company paid $18,000 for rent expense and $30,000 for interest to a related entity during each of the years ended December 31, 1997 and 1996.

  Fees, based upon sales and income, to a related entity amounted to $226,461 and $599,219 for the years ended December 31, 1997 and 1996, respectively and $182,604 and $-0- for the nine months ended September 30, 1997 and 1998, respectively. The fee arrangement was terminated January 1, 1998.

NOTE 6: CAPITAL LEASE OBLIGATIONS:

  The Company is the lessee of equipment under capital leases expiring in various years through 2002. The assets and liabilities under capital leases were recorded at the lower of the present value of the minimum lease payments or the fair value of the asset.

  Capital lease obligations at December 31, 1997 consist of:

   Obligation under capital lease, $322 due monthly through August,
    2002, with a bargain purchase option exercisable at that date for
    $101.............................................................  $14,949
   Obligation under capital lease, $168 due monthly through August,
    2002, with a bargain purchase option exercisable at that date for
    $101.............................................................    7,960
                                                                       -------
                                                                        22,909
   Less: Current portion.............................................   (4,091)
                                                                       -------
                                                                       $18,818
                                                                       =======

  The future minimum lease payments under capital leases together with the present value of net minimum lease payments are due as follows:

   YEAR ENDING DECEMBER 31,
   ------------------------
   1998................................................................ $ 5,880
   1999................................................................   5,880
   2000................................................................   5,880
   2001................................................................   5,880
   2002................................................................   3,920
                                                                        -------
   Total minimum lease payments........................................  27,440
   Less: amount representing interest..................................  (4,531)
                                                                        -------
   Present value of net minimum lease payments......................... $22,909
                                                                        =======

                   PARK STRUCTURES, INC. AND AFFILIATE

                NOTES TO THE COMBINED FINANCIAL STATEMENT

(Information with respect to the nine months ended September 30, 1997 and 1998 is unaudited)

NOTE 7: OPERATING LEASES:

  The Company has entered into non-cancelable operating leases for building and equipment.

  The following is a schedule by year of future minimum lease payments under the non-cancelable operating leases which have initial or remaining lease terms in excess of one year at December 31, 1997.

   YEAR ENDING DECEMBER 31,
   ------------------------
   1998.............................................................. $227,375
   1999..............................................................  209,007
   2000..............................................................  206,289
   2001..............................................................  198,000
   2002..............................................................   33,000
                                                                      --------
                                                                      $873,671
                                                                      ========

  As part of the lease agreement certain rental amounts were abated for the first five month period of the lease. In addition, the Company did not take control of the premises until mid-December, 1997. Consequently, $56,000 has been capitalized as net deferred rent and is being amortized over the remaining life of the lease (50.5 months).

NOTE 8: CAPITAL STRUCTURE:

  At December 31, 1997 common stock consisted of 500 authorized, issued and outstanding shares, $1.00 par value, for each of Park Structures, Inc. and its affiliate.

NOTE 9: CONTINGENCIES:

 Warranties:

  The Company provides warranties ranging from one year on certain parts of the structures to a lifetime warranty on certain metallic parts. The Company has experienced minimal warranty claims which have not been passed on to the original supplier of the materials or parts; therefore, as of December 31, 1997 and September 30, 1998, no accrual has been made for future claims.

NOTE 10: CONCENTRATION OF CREDIT RISK:

  The Company places its excess cash investments in a financial institution in amounts that at times exceeds the Federal insured limits.

  The Company's credit sales are made to customers in the ordinary course of business. The Company performs on going credit evaluations of its customers and generally requires no collateral.

NOTE 11: INTERIM FINANCIAL INFORMATION:

  In the opinion of management, the accompanying unaudited interim financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the financial position of the Company and the results of its operations and cash flows for the nine months ended September 30, 1997 and 1998 and changes in stockholders equity for the nine months ended September 30, 1998. The results of operations and cash flows for the nine months ended September 30, 1997 and 1998 are not necessarily indicative of the results of operations and cash flows for the full year.

                   PARK STRUCTURES, INC. AND AFFILIATE

                NOTES TO THE COMBINED FINANCIAL STATEMENT

(Information with respect to the nine months ended September 30, 1997 and 1998 is unaudited)

NOTE 12: EVENT (UNAUDITED) SUBSEQUENT TO THE DATE OF THE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT:

  In August 1998, the Company signed an agreement to sell the combined assets of the Company in consideration for up to $18.7 million in cash and common stock of Koala Corporation (Koala). Closing of the sale is planned to occur simultaneously with the closing of a secondary public offering of Koala's common stock.

                               AUDITOR'S REPORT

To the Shareholders of
 Delta Play Ltd.

  We have audited the balance sheets of Delta Play Ltd. as at March 31, 1997 and 1996 and the statements of income and retained earnings and changes in financial position for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

  In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at March 31, 1997 and 1996 and the results of its operations and the changes in its financial position for each of the years in the two year period ended March 31, 1997 in accordance with accounting principles generally accepted in Canada. As required by the British Columbia Company Act, we report that, in our opinion, these principles have been applied on a consistent basis.

Vancouver, Canada,                                        /s/ Ernst & Young
June 11, 1997                                             Chartered Accountants
(except as to note 9 which is
as of June 23, 1997).

                                DELTA PLAY LTD.
                INCORPORATED UNDER THE LAWS OF BRITISH COLUMBIA

                                 BALANCE SHEETS

                                                              AS AT MARCH 31,
                                                           ---------------------
                                                              1997       1996
                                                           ---------- ----------
                                                           (IN CANADIAN DOLLARS)
ASSETS
Current:
 Cash..................................................... $      --  $  403,379
 Accounts receivable (notes 3 and 6)......................    344,604    317,947
 Prepaid expenses and deposits............................     35,143     30,122
 Inventory (note 4).......................................    823,613    616,091
                                                           ---------- ----------
Total current assets......................................  1,203,360  1,367,539
                                                           ---------- ----------
Fixed assets (note 5).....................................    115,097    105,931
Due from related parties (note 6).........................    462,129     83,666
                                                           ---------- ----------
                                                            1,780,586  1,557,136
                                                           ========== ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current:
 Bank overdraft...........................................      8,266        --
 Accounts payable and accrued liabilities (note 6)........    450,314    138,330
 Customer deposits........................................    140,749    274,864
 Bonuses payable (note 6).................................    550,000    345,000
 Income taxes payable.....................................     99,119     74,000
                                                           ---------- ----------
Total current liabilities.................................  1,248,448    832,194
                                                           ---------- ----------
Deferred income taxes.....................................     62,000     62,000
Due to related parties (note 6)...........................    188,703    306,237
                                                           ---------- ----------
Total liabilities.........................................  1,499,151  1,200,431
                                                           ---------- ----------
Contingencies (note 8)....................................
Shareholders' equity
Share capital (note 7)....................................        102        101
Retained earnings.........................................    281,333    356,604
                                                           ---------- ----------
Total shareholders' equity................................    281,435    356,705
                                                           ---------- ----------
                                                           $1,780,586 $1,557,136
                                                           ========== ==========

On behalf of the Board:



                /s/                                    /s/   [/R]
                 Director                               Director

                            See accompanying notes.

                                DELTA PLAY LTD.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                        YEAR ENDED MARCH 31,
                                                        ----------------------
                                                           1997        1996
                                                        ----------  ----------
                                                        (IN CANADIAN DOLLARS)
Sales.................................................. $6,257,104  $3,662,645
Cost of goods sold (schedule 1) (note 6)...............  3,828,135   2,260,355
                                                        ----------  ----------
Gross profit...........................................  2,428,969   1,402,290
                                                        ----------  ----------
Expenses:
Sales expenses (schedule 2) (note 6)...................    538,305     446,233
Administrative expenses (schedule 3) (note 6)..........    696,415     559,228
Management, employee bonuses and other fees (note 6)...    730,000     420,000
                                                        ----------  ----------
                                                         1,964,720   1,425,461
                                                        ----------  ----------
Income (loss) before income taxes......................    464,249     (23,171)
                                                        ----------  ----------
Income tax provision:
 --current.............................................    138,019      74,000
 --deferred............................................        --      (75,000)
                                                        ----------  ----------
                                                           138,019      (1,000)
                                                        ----------  ----------
Net income (loss) for the year.........................    326,230     (22,171)
Retained earnings, beginning of year...................    356,604     614,040
Dividends (note 7).....................................   (401,501)    (95,292)
Redemption of shares (note 7)..........................        --     (139,973)
                                                        ----------  ----------
Retained earnings, end of year......................... $  281,333  $  356,604
                                                        ==========  ==========


                            See accompanying notes.

                                DELTA PLAY LTD.

                  STATEMENTS OF CHANGES IN FINANCIAL POSITION

                                                         YEAR ENDED MARCH 31,
                                                         --------------------
                                                           1997       1996
                                                         ---------  ---------
                                                            (IN CANADIAN
                                                              DOLLARS)
Operating activities:
Net income (loss) for the year.......................... $ 326,230  $ (22,171)
Add charges not requiring a current cash payment:
 Depreciation and amortization..........................    27,158     30,827
 Deferred income taxes..................................       --     (75,000)
Net change in non-cash working capital balances related
 to operations..........................................   168,488     83,327
                                                         ---------  ---------
Cash provided by operating activities...................   521,876     16,983
                                                         ---------  ---------
Investing activities:
Purchase of fixed assets................................   (38,499)       --
Proceeds from sale of assets (note 6)...................     2,475        --
                                                         ---------  ---------
Cash used in investing activities.......................   (36,024)       --
                                                         ---------  ---------
Financing activities:
Dividends...............................................  (401,501)   (95,292)
Redemption of shares (note 7)...........................       --    (140,000)
Due from (to) related parties...........................  (495,996)    43,800
                                                         ---------  ---------
Cash used in financing activities.......................  (897,497)  (191,492)
                                                         ---------  ---------
Decrease in cash during year............................  (411,645)  (174,509)
Cash (bank overdraft), beginning of year................   403,379    577,888
                                                         ---------  ---------
Cash (bank overdraft), end of year...................... $  (8,266) $ 403,379
                                                         =========  =========


                            See accompanying notes.

                                DELTA PLAY LTD.

                         NOTES TO FINANCIAL STATEMENTS
                                MARCH 31, 1997
                              IN CANADIAN DOLLARS

1. BUSINESS OPERATIONS:

  The Company is incorporated under the laws of the province of British Columbia. The Company designs and manufactures modular soft playgrounds and accessories.

2. ACCOUNTING POLICIES:

  These financial statements have been prepared in accordance with accounting principles generally accepted in Canada which conform in all material respects to United States accounting principles as required by the United States Securities and Exchange Commission. These financial statements have been prepared in Canadian dollars unless otherwise stated.

  The following is a summary of the significant accounting policies used in the preparation of these financial statements.

 Inventory:

  Inventory is valued at the lower of cost, determined on a first in first out basis, and net realizable value for work in progress and replacement cost for materials.

 Depreciation and amortization:

  Fixed assets are recorded at cost and are depreciated over their estimated useful lives on a declining balance basis at the following annual rates:

   Automotive equipment.....................................................  30%
   Computer equipment.......................................................  30%
   Office furniture.........................................................  20%
   Tools....................................................................  20%
   Plant equipment..........................................................  20%

 Management's estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from those estimates.

 Fair values of financial instruments:

  The fair values of financial instruments approximate carrying values unless otherwise indicated.

 Foreign exchange:

  The Company follows the temporal method of accounting for the translation of foreign currency amounts into Canadian dollars. Under this method, all monetary assets and liabilities expressed in foreign currencies are translated at rates of exchange in effect at the year end, and non-monetary assets and liabilities are translated at historical rates of exchange. Revenue and expense items expressed in foreign currencies are translated at the rate of exchange prevailing on the date of the transaction.

  Gains and losses arising on foreign currency translation are included in income.

 Revenue recognition:

  Revenues from product sales are recorded upon shipment.

3. ACCOUNTS RECEIVABLE:

                                                                 1997     1996
                                                               -------- --------
Trade......................................................... $288,804 $276,448
Other.........................................................   55,800   41,499
                                                               -------- --------
                                                               $344,604 $317,947
                                                               ======== ========

  While the Company sells its products to many customers, four customers [1996--three customers] represent approximately 71% [1996--52%] of the year end balance of trade accounts receivable.

4. INVENTORY:

                                                                 1997     1996
                                                               -------- --------
   Materials.................................................. $628,812 $578,091
   Work in progress...........................................  194,801   38,000
                                                               -------- --------
                                                               $823,613 $616,091
                                                               ======== ========

5. FIXED ASSETS:

                                                           ACCUMULATED
                                                           DEPRECIATION
                                                               AND      NET BOOK
                                                    COST   AMORTIZATION  VALUE
                                                  -------- ------------ --------
   1997
   Automotive equipment.......................... $ 41,097   $ 30,570   $ 10,527
   Computer equipment............................   13,607      8,246      5,361
   Office furniture..............................   23,549     11,994     11,555
   Tools.........................................    4,867      4,346        521
   Plant equipment...............................  153,815     66,682     87,133
                                                  --------   --------   --------
                                                  $236,935   $121,838   $115,097
                                                  ========   ========   ========
   1996
   Automotive equipment.......................... $ 41,097   $ 26,058   $ 15,039
   Computer equipment............................   15,207      5,606      9,601
   Office furniture..............................   24,124      9,033     15,091
   Tools.........................................    4,867      4,215        652
   Plant equipment...............................  115,316     49,768     65,548
                                                  --------   --------   --------
                                                  $200,611   $ 94,680   $105,931
                                                  ========   ========   ========

6.RELATED PARTY TRANSACTIONS:

  [a] Amounts due from related parties and due to related parties are without interest or stated terms of repayment and comprise the following:

                                                                1997     1996
                                                              -------- --------
   Due from related parties:
    401566 B.C. Ltd.--controlling shareholder................ $462,129 $    --
    Wash-a-Ball Solutions....................................      --    83,666
                                                              -------- --------
                                                              $462,129 $ 83,666
                                                              ======== ========
   Due to related parties:
    Safeplay Designs Inc..................................... $188,488 $255,163
    Director.................................................      215   51,074
                                                              -------- --------
                                                              $188,703 $306,237
                                                              ======== ========

  The amounts due from 401566 B.C. Ltd. include an amount of U.S. $317,195.

  Safeplay Designs Inc. is a company whose shareholder is related to a director of the Company.

  As the amounts are not expected to be repaid within the next twelve months, they have been classified as non-current assets and liabilities, respectively.

  As collateral for any amounts borrowed from 401566 B.C. Ltd. in the future, the Company has provided a Security Agreement providing a charge against all assets of the Company.

  [b] On May 1, 1996, the Company sold its design business and certain fixed assets to Safeplay Designs Inc. for $2,476, using the provisions of Section 85 of the Income Tax Act (Canada). As consideration, the Company received a non-interest bearing demand promissory note in the amount of $2,475 and one Class E, non-voting preferred share of Safeplay Designs Inc. No gain or loss resulted on the sale transaction.

  During the year, the Company was charged $528,215 [1996--$60,000] by Safeplay Designs Inc. for design services rendered and is included in cost of goods sold--labour. At March 31, 1997, $140,400 remains outstanding and is included in accounts payable and accrued liabilities. In addition, the Company was charged $23,750 [1996--$Nil] by Safeplay Designs Inc. for accounting services. The Company charged Safeplay Designs Inc. $23,837 [1996--$Nil] for various administrative services and $13,750 [1996--$Nil] for rental of office space, of which $19,713 remains outstanding and is included in accounts receivable.

  [c] Included in accounts payable and accrued liabilities at March 31, 1997 is an amount of $13,008 [March 31, 1996--$11,303] due to a director for reimbursement of various costs.

  [d] During the year the Company provided bonuses aggregating $730,000
      [1996--$420,000] to officers and employees of which $550,000 [1996--
      $345,000] remains outstanding as at March 31, 1997.

7. SHARE CAPITAL:

                                                                      1997 1996
                                                                      ---- ----
Authorized:
 100,000 Class A, voting non-participating common shares without par
  value.............................................................. $    $
  90,000 Class B, non-voting participating common shares without par value..............................................................
  90,000 Class C, non-voting participating common shares without par value..............................................................
  90,000 Class D, non-voting participating common shares without par value..............................................................
  90,000 Class E, non-voting participating common shares without par value..............................................................
  90,000 Class F, non-voting participating common shares without par value..............................................................
  90,000 Class G, non-voting participating common shares without par value..............................................................
  90,000 Class H, non-voting participating common shares without par value..............................................................
  90,000 Class I, non-voting participating common shares without par value..............................................................
  90,000 Class J, non-voting participating common shares without par value..............................................................
  90,000 Class K, non-voting participating common shares without par value..............................................................
 100,000 Class L, non-voting participating common shares with a par value of $0.01 each................................................

Issued and outstanding:
 55 [1996--55] Class A shares........................................  55   55
 16 [1996--16] Class B shares........................................  16   16
 24 [1996--24] Class D shares........................................  24   24
  3 [1996--3] Class F shares.........................................   3    3
  3 [1996--3] Class G shares.........................................   3    3
 16 [1996--Nil] Class L shares.......................................   1  --
                                                                      ---  ---
                                                                      102  101
                                                                      ===  ===

  During the year ended March 31, 1996, the Company redeemed 11 Class A common shares and 16 Class E common shares for $140,000. The excess of the redemption amount over the par value of the shares, aggregating $139,973, was charged to retained earnings.

  On November 22, 1996, the Company amended its authorized share capital to include 100,000 Class L, non-voting participating common shares with a par value of $0.01 each.

  On November 28, 1996, the Company declared and paid a stock dividend on the Class D, non-voting participating common shares in the amount of $0.01 per share. The stock dividend was paid by allotting and issuing as fully paid, 16 Class L, non-voting participating common shares with a par value of $0.01 each.

  The Class A common shares are not entitled to dividends. Dividends may be paid on a class of participating shares to the exclusion of any or all of the other participating shares. In the event of liquidation, dissolution or winding up of the Company, the distribution of assets will be made first to the holders of the Class A shares to the extent of their paid-in amount, secondly to holders of the Class D common shares, thirdly to the holders of the Class L common shares and thereafter, pari passu to the holders of the remaining classes of participating shares. The amounts to be paid will include any declared but unpaid dividends.

8. CONTINGENCIES:

  The Company is involved in a legal action against a third party for collection of an account receivable arising in the normal course of business. The third party has initiated a counter claim for an unspecified amount alleging misrepresentation with respect to the contract price.

  The Company has commenced foreclosure proceedings against a third party for collection of an accounts receivable arising in the normal course of business. The third party has commenced a legal action against the Company for approximately $140,000 alleging misrepresentation with respect to the contract price.

  The outcome of these claims is not determinable at this time and the amount of liability, if any, cannot be reasonably estimated. Accordingly, no provision has been recorded in these financial statements.

9. SUBSEQUENT EVENTS:

  On June 23, 1997, the Company sold its assets and business undertakings to Koala Corporation, a publicly traded company based in Denver, Colorado. The purchase price was approximately cash of U.S. $4.1 million and shares of Koala Corporation with a value of approximately U.S. $0.6 million.

                                                                      SCHEDULE 1

                                DELTA PLAY LTD.

                         SCHEDULE OF COST OF GOODS SOLD

                                                          YEAR ENDED MARCH 31,
                                                          ---------------------
                                                             1997       1996
                                                          ---------- ----------
                                                          (IN CANADIAN DOLLARS)
Freight and duty......................................... $  209,805 $   91,747
Labour (Note 6)..........................................  1,524,870    834,976
Materials................................................  1,659,988    988,502
Overhead (Note 6)........................................    433,472    345,130
                                                          ---------- ----------
Total cost of goods sold................................. $3,828,135 $2,260,355
                                                          ========== ==========



                            See accompanying notes.

                                                                      SCHEDULE 2

                                DELTA PLAY LTD.

                           SCHEDULE OF SALES EXPENSES

                                                               YEAR ENDED MARCH 31,
                                                               --------------------
                                                                 1997        1996
                                                               --------    --------
                                                                 (IN CANADIAN
                                                                   DOLLARS)
Advertising................................................... $117,949    $100,513
Bad debt expense..............................................   30,332     109,819
Commission....................................................   84,194      10,900
Promotion.....................................................   42,113      77,581
Salaries......................................................   94,448      98,208
Telephone.....................................................   35,754      23,838
Travel........................................................  133,515      25,374
                                                               --------    --------
Total sales expenses.......................................... $538,305    $446,233
                                                               ========    ========



                            See accompanying notes.

                                                                      SCHEDULE 3

                                DELTA PLAY LTD.

                      SCHEDULE OF ADMINISTRATIVE EXPENSES

                                                         YEAR ENDED MARCH 31,
                                                         ----------------------
                                                            1997        1996
                                                         ----------  ----------
                                                         (IN CANADIAN DOLLARS)
Bank charges............................................ $    2,964  $    1,507
Cost recovery (Note 6)..................................    (23,837)        --
Courier.................................................     24,245       7,738
Depreciation and amortization...........................     27,158      30,827
Insurance...............................................    106,725      66,278
Interest income.........................................    (17,885)    (36,731)
Management salaries.....................................        --       64,988
Miscellaneous...........................................      1,270       2,617
Office..................................................     90,221      65,636
Postage.................................................      5,906       4,249
Professional fees (Note 6)..............................     56,311      48,518
Travel..................................................     52,005      14,844
Wages and benefits......................................    313,398     255,278
Workers' compensation...................................     57,934      33,479
                                                         ----------  ----------
Total administrative expenses........................... $  696,415  $  559,228
                                                         ==========  ==========


                            See accompanying notes.

      UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS--INTRODUCTION

  The accompanying unaudited pro forma consolidated financial statements reflect the consolidated results of operations of Koala Corporation for the year ended December 31, 1997, and the nine months ended September 30, 1998 after giving pro forma effect to the purchase of Park Structures and Delta Play, Ltd. ("Delta Play"). The unaudited pro forma consolidated financial statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company and Park Structures and the respective historical financial statements of the Company (F-2), Park Structures (F-16) and Delta Play, Ltd. (F-27). The unaudited pro forma information does not purport to be indicative of actual results that would have been achieved had the acquisitions actually been completed as of the dates indicated on the following pages nor which may be achieved in the future.

                               KOALA CORPORATION

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                          (ALL AMOUNTS IN US DOLLARS)

                                         SEPTEMBER 30, 1998
                          ---------------------------------------------------------
                             KOALA         PARK      PRO FORMA
                           CORPORATION   STRUCTURES  ADJUSTMENTS         PRO FORMA
                          ------------  ----------- ------------        -----------
                               (A)          (B)
ASSETS
Current assets:
 Cash...................  $ 1,187,522   $  327,129  $(1,514,651)(c)     $         0
 Accounts receivable,
  net of allowance for
  doubtful accounts.....    3,229,418    2,144,935      (14,942)(d)       5,359,411
 Inventory..............    1,708,608    1,582,798            0           3,291,406
 Prepaid expenses.......      693,622      133,904      (28,307)(d)         799,219
 Deferred offering and
  acquisition costs.....      251,000            0     (251,000)(c)               0
 Deferred income taxes..       14,314            0            0              14,314
                          -----------   ----------  -----------         -----------
Total current assets....    7,084,484    4,188,766   (1,808,900)          9,464,350
                          -----------   ----------  -----------         -----------
Property and equipment,
 net of accumulated
 depreciation...........    1,464,766      816,244            0           2,281,010
                          -----------   ----------  -----------         -----------
Other assets:
 Other assets
  intangibles and
  patents, net of
  accumulated
  amortization..........    8,534,896            0    9,957,975 (e)      18,492,871
 Deposits and other.....            0      160,322      (62,158)(d)          98,164
                          -----------   ----------  -----------         -----------
Total other assets......    8,534,896      160,322    9,895,817          18,591,035
                          -----------   ----------  -----------         -----------
                          $17,084,146   $5,165,332  $ 8,086,917         $30,336,395
                          ===========   ==========  ===========         ===========
LIABILITIES & SHAREHOLD-
 ERS' EQUITY
Current liabilities:
 Accounts payable and
  accrued expenses......  $ 1,328,002   $1,066,867  $(1,066,867)(d)     $ 1,328,002
 Line of credit                   --       178,900     (178,900)                --
 Accrued income taxes...      389,136            0            0             389,136
                          -----------   ----------  -----------         -----------
Total current liabili-
 ties...................    1,717,138    1,245,767   (1,245,767)          1,717,138
                          -----------   ----------  -----------         -----------
Long-term liabilities:
 Notes payable..........                              8,465,849 (s)       8,465,849
 Other..................                    15,513      (15,513)(d)               0
                          -----------   ----------  -----------         -----------
Total long-term liabili-
 ties...................            0       15,513    8,450,336           8,465,849
                          -----------   ----------  -----------         -----------
Deferred income taxes...      398,047            0            0             398,047
                          -----------   ----------  -----------         -----------
Total liabilities.......    2,115,185    1,261,280    7,204,569          10,581,034
                          -----------   ----------  -----------         -----------
Shareholders' equity:
 Preferred stock........            0            0            0                   0
 Common stock...........      252,736        1,000       31,000 (c)(f)      284,736
 Additional paid in cap-
  ital..................    5,307,988            0    4,754,400 (c)      10,062,388
 Translation of foreign
  currency..............     (127,971)           0            0            (127,971)
 Retained earnings......    9,536,208    3,903,052   (3,903,052)(f)       9,536,208
                          -----------   ----------  -----------         -----------
Total shareholders' eq-
 uity...................   14,968,961    3,904,052      882,348          19,755,361
                          -----------   ----------  -----------         -----------
                          $17,084,146   $5,165,332  $ 8,086,917         $30,336,395
                          ===========   ==========  ===========         ===========

       See notes to unaudited pro forma consolidated financial statements

                               KOALA CORPORATION

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                          (ALL AMOUNTS IN US DOLLARS)

                                         YEAR ENDED DECEMBER 31, 1997
                          --------------------------------------------------------------
                             KOALA     DELTA PLAY,    PARK     PRO FORMA
                          CORPORATION     LTD.     STRUCTURES ADJUSTMENTS     PRO FORMA
                          -----------  ----------- ---------- -----------    -----------
                              (g)          (h)        (i)

Net sales...............  $13,621,292  $1,878,044  $8,241,758  $       0     $23,741,094
Cost of sales...........    5,528,542   1,148,999   5,559,611   (125,000)(j)  12,112,152
                          -----------  ----------  ----------  ---------     -----------
Gross profit............    8,092,750     729,045   2,682,147    125,000      11,628,942
                          -----------  ----------  ----------  ---------     -----------
Selling, general and
 administrative
 expenses...............    4,230,988     370,596   1,332,366          0       5,933,950
Management, employee bo-
 nuses and other fees...            0     219,106           0          0 (r)     219,106
Amortization of
 intangibles and
  patents...............      200,861           0           0    402,912 (k)     603,773
                          -----------  ----------  ----------  ---------     -----------
Income from operations..    3,660,901     139,343   1,349,781   (277,912)      4,872,113
                          -----------  ----------  ----------  ---------     -----------
Other (income)
 expenses...............     (115,708)          0      10,123    (41,763)(l)    (147,348)
Interest expense on
 acquisition debt.......            0           0           0    597,341 (t)     597,341
Fees paid to related
 entities...............            0           0     226,461          0 (r)     226,461
                          -----------  ----------  ----------  ---------     -----------
Income before provision
 for income taxes.......    3,776,609     139,343   1,113,197   (833,490)      4,195,659
Provision for income
 taxes..................    1,340,697      49,467     419,704   (319,704)(m)   1,489,460
                          -----------  ----------  ----------  ---------     -----------
Net income..............  $ 2,435,912  $   89,876  $  694,197  $(513,786)(r) $ 2,706,199
                          ===========  ==========  ==========  =========     ===========
Net income per share....  $      0.97                                    (r) $      0.96
                          ===========                                        ===========
Weighted average shares
 outstanding............    2,503,654                                    (n)   2,823,654
                          ===========                                        ===========
Net income per share--
 diluted................  $      0.96                                    (r) $      0.94
                          ===========                                        ===========
Weighted average shares
 outstanding--diluted...    2,548,148                                    (n)   2,868,148
                          ===========                                        ===========

       See notes to unaudited pro forma consolidated financial statements

                               KOALA CORPORATION

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                          (ALL AMOUNTS IN US DOLLARS)

                                NINE MONTHS ENDED SEPTEMBER 30, 1998
                           ---------------------------------------------------
                              KOALA        PARK      PRO FORMA
                           CORPORATION  STRUCTURES  ADJUSTMENTS     PRO FORMA
                           -----------  ----------  -----------    -----------
                               (o)          (p)

Net sales................  $13,492,507  $6,847,436   $       0     $20,339,943
Cost of sales............    5,977,138   4,083,517           0      10,060,655
                           -----------  ----------   ---------     -----------
Gross profit.............    7,515,369   2,763,919           0      10,279,288
                           -----------  ----------   ---------     -----------
Selling, general and
 administrative
 expenses................    3,894,621   1,119,499           0       5,014,120
Amortization of
 intangibles and
 patents.................      196,137           0     248,949 (k)     445,086
                           -----------  ----------   ---------     -----------
Income from operations...    3,424,611   1,644,420    (248,949)      4,820,082
Interest expense on
 acquisition debt........            0           0     517,475 (u)     517,475
Other (income) expenses..      (19,940)    (56,621)     48,492 (q)     (28,069)
                           -----------  ----------   ---------     -----------
Income before provision
 for income taxes........    3,444,551   1,701,041    (814,916)      4,330,676
Provision for income
 taxes...................    1,222,815     640,000    (325,426)(m)   1,537,389
                           -----------  ----------   ---------     -----------
Net income...............  $ 2,221,736  $1,061,041   $(489,490)    $ 2,793,287
                           ===========  ==========   =========     ===========
Net income per share.....  $      0.88                             $      0.98
                           ===========                             ===========
Weighted average shares
 outstanding.............    2,527,362                         (n)   2,847,362
                           ===========                             ===========
Net income per share--
 diluted.................  $      0.86                             $      0.96
                           ===========                             ===========
Weighted average shares
 outstanding--diluted....    2,588,018                         (n)   2,908,018
                           ===========                             ===========


       See notes to unaudited pro forma consolidated financial statements

                               KOALA CORPORATION

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

  The unaudited pro forma consolidated balance sheet reflects the financial position of Koala Corporation as of September 30, 1998, as if the acquisition of Park Structures occurred on that date. The unaudited pro forma consolidated statement of income for the year ended December 31, 1997 gives effect to the consolidated results of operations for the year ended December 31, 1997, as if the acquisitions of Park Structures and Delta Play occurred on January 1, 1997. The unaudited pro forma consolidated statement of income for the nine months ended September 30, 1998 gives effect to the consolidated results of operations for the nine months ended September 30, 1998, as if the acquisition of Park Structures occurred on January 1, 1998. These results are not necessarily indicative of the consolidated results of operations of the Company as they may be in the future, or as they might have been had these events been effective at January 1, 1997 and 1998, respectively. The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements of the Company and Park Structures and the related notes thereto.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
ARE AS FOLLOWS:

(a) Represents the unaudited consolidated balance sheet of Koala Corporation as of September 30, 1998.

(b) Represents the unaudited combined balance sheet of Park Structures as of September 30, 1998.

(c) The Company will finance the acquisition of Park Structures through a combination of borrowings of bank debt and the proceeds from the issuance and sale of 320,000 shares of Koala Corporation common stock at an assumed market value of $17.00 per share pursuant to this Offering. Gross proceeds of $5,440,000 million plus bank loan proceeds of $8,465,849 million plus $1,514,651 million of available cash are used to pay acquisition costs of $15,017,900 (see below) and stock offering costs of $653,600 (of which approximately $151,000 has been paid through September 30, 1998). The issuance of stock is reflected by increasing common stock by $32,000 and additional paid in capital by $4,754,400 ($5,440,000, less $32,000 allocated to common stock, less $653,600 offering costs).

    Park Structures preliminary acquisition cost at closing, based on contractual consideration pursuant to the purchase agreement and estimated direct costs incurred to consummate the transaction is as follows:

      Purchase price-cash portion................................. $12,500,000
      Payment for leasehold improvements..........................     732,000
      Additional amounts paid for current assets
       and other assets, in excess of minimum.....................   1,635,900
      Estimated direct costs of acquisition (approximately
       $100,000 paid through September 30, 1998)..................     150,000
                                                                   -----------
      Total acquisition costs (preliminary)....................... $15,017,900
                                                                   ===========

    Park Structures is entitled to receive up to an additional $5.5 million, of which $4.0 million is payable in cash and $1.5 million is payable in the Company's common stock, if certain earnings targets are met. Assuming the additional consideration is paid, total acquisition cost increases to $20,517,900. Income from operations for the twelve months ended June 30, 1999 from Park Structures must be greater than $3,150,000 for the maximum consideration to be paid. The additional consideration, if incurred, will be allocated to goodwill and amortized to expense over 30 years. For the year ended December 31, 1997, the impact on pro forma net income after taxes of the additional consideration would be $122,550 per year, or $0.04 per diluted share, for additional amortization expense, net of income taxes. For the nine months ended September 30, 1998, the impact on pro forma net income after taxes of the additional consideration would be $91,900, or $0.03 per diluted share, for additional amortization expense, net of income taxes.

      NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                 (CONTINUED):

    Should the Company utilize debt to finance the $4.0 million cash portion of the additional consideration, the impact on December 31, 1998 pro forma net income after taxes of the interest expense would be $210,270 for the future months and $0.07 per diluted share. For the nine months ended September 30, 1998, the impact on pro forma net income after taxes of the interest expense would be $157,700 and $0.05 per diluted share

(d) Represents elimination of assets excluded and liabilities not assumed pursuant to the terms of the Park Structures asset purchase agreement.

(e) Represents the allocation to intangible assets of the cost over fair value of net assets acquired as a result of the preliminary purchase price allocation for Park Structures.

(f) Elimination of common stock and retained earnings of Park Structures for proper reflection of pro forma retained earnings as if the purchase occurred on September 30, 1998.

(g) Represents the consolidated results of operations of Koala Corporation for the year ended December 31, 1997, which includes the results of operations of Delta Play Company for the seven months subsequent to its effective acquisition date of June 1, 1997.

(h) Represents the unaudited results of operations of Delta Play, Ltd. for the five months ended May 31, 1997, with all amounts translated to U.S. currency at a rate of .72035, which is the average exchange rate for the five month period.

(i) Represents the combined results of operations of Park Structures for the year ended December 31, 1997.

(j) Represents the adjustment to remove the profit component of related party charges from Safeplay Designs, Inc., an affiliate of Delta Play, Ltd. A separate statement of income for Safeplay is not included in the accompanying unaudited pro forma consolidated statement of income since Delta Play, Ltd. was Safeplay's sole customer and the majority of payments to Safeplay for design costs are recorded in cost of sales.

(k) Represents the increase to amortization expense for the amortization of cost over fair value of net assets acquired over 30 years as a result of the preliminary purchase price allocation for both Delta Play, Ltd. and Park Structures. On the December 31, 1997 pro forma income statement, the amount of the adjustment for Delta Play, Ltd. is $70,980 for the five month period ended May 31, 1997, and the adjustment for Park Structures is $331,732 for the twelve month period ended December 31, 1997. On the September 30, 1998 pro forma income statement, the entire amount of the adjustment equaling $248,949 relates to Park Structures.

(l) Represents interest expense incurred by Park Structures on liabilities not assumed by Koala.

(m) Reflects applicable income tax effects of adjustments at an effective tax rate of 35.5%.

(n) Reflects the increase to common stock equivalents for 320,000 shares issued in connection with this offering

(o) Represents the unaudited consolidated results of operations of Koala Corporation for the nine months ended September 30, 1998.

(p) Represents the combined results of operations of Park Structures for the nine months ended September 30, 1998.

      NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                               (CONTINUED):

(q) Represents the elimination of $62,000 for gain on Park Structures sale of an asset that was not acquired by Koala and elimination of Park Structures interest expense of $13,508 on liabilities not assumed by Koala.

(r) Represents Delta Play, Ltd. management bonuses utilized for tax planning purposes that will no longer be paid pursuant to the terms of the employment agreement executed at the closing of the Delta purchase and fees paid to related entities by Park Structures that will no longer be paid after the closing of the Park Structures purchase.

    These items were not given effect to as pro forma adjustments, but had they been, pro forma net income and net income per share--diluted would be as follows:

   Pro forma net income before taxes................................ $4,195,659
   Management bonuses...............................................    219,106
   Fees to related entities.........................................    226,461
                                                                     ----------
   Adjusted pro forma net income before taxes.......................  4,641,226
   Provision for income taxes at 35.5%..............................  1,647,635
                                                                     ----------
   Adjusted net income.............................................. $2,993,591
   Adjusted net income per share.................................... $     1.06
   Adjusted net income per share--diluted........................... $     1.04

(s) Represents the bank loan financing required to complete the purchase of Park Structures along with utilization of the net proceeds of the Offering. The credit facility provides for a moritorium on principal repayments in year one.

(t) Represents interest expense on the bank loan financing as if the loan was extended on January 1, 1997. The average interest rate utilized is 8.14% which is the average LIBOR rate plus 2.5% for the twelve month period ended December 31, 1997. For purposes of interest rate sensitivity, a variance in the interest rate of up to 1/4% would have an immaterial effect on pro forma income.

(u) Represents interest expense on the bank loan financing as if the loan was extended on January 1, 1998. The average interest rate utilized is 8.15% which is the average LIBOR rate plus 2.5% for the nine month period ended September 30, 1998. For purposes of interest rate sensitivity, a variance in the interest rate of up to 1/4% would have an immaterial effect on pro forma income.

                                [ARTWORK/PHOTOS]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  No dealer, salesperson or any other person has been authorized to give any information or to make any representation in connection with this Offering other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Shareholder, or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the shares of Common Stock offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the shares of Common Stock by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or soliciation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained here in is correct as of any time subsequent to the date hereof.


                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Park Structures Acquisition..............................................  11
Use of Proceeds..........................................................  12
Price Range of Common Stock..............................................  12
Dividend Policy..........................................................  12
Capitalization...........................................................  13
Koala Consolidated Selected Financial Data...............................  14
Management's Discussion and Analysis of Financial Condition and Results
 of Operations of Koala..................................................  15
Park Structures Combined Selected Financial Data.........................  22
Management's Discussion and Analysis of Financial Condition and Results
 of Operations of Park Structures........................................  23
Business.................................................................  26
Management...............................................................  34
Principal and Selling Shareholders.......................................  39
Description of Securities................................................  41
Underwriting.............................................................  42
Legal Matters............................................................  43
Experts..................................................................  43
Additional Information...................................................  44
Index to Financial Statements............................................ F-1



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                             1,200,000 SHARES


                          [LOGO OF KOALA CORPORATION]

                                 COMMON STOCK

                                ---------------

                                  PROSPECTUS

                                ---------------

                   CLEARY GULL REILAND & MCDEVITT INC.

                              TUCKER ANTHONY

                               INCORPORATED

                       CRAIG-HALLUM CAPITAL GROUP, INC.


                                         , 1998

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

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

                                  * * *


ITEM 27. EXHIBITS.

   EXHIBIT
     NO.                               DESCRIPTION
   -------                             -----------
    1.1*   Underwriting Agreement
    3.1    Articles of Incorporation of Koala Corporation
    3.2    Bylaws of Koala Corporation
    4.1    Specimen Common Stock Certificate(1)
    5.1*   Opinion of Otten, Johnson, Robinson, Neff & Ragonetti, P.C.
   10.1    Incentive Stock Option Plan dated August 19, 1993(1)
   10.2    Koala Corporation 1995 Stock Option Plan, as amended
   10.3    Industrial Lease dated August 1, 1996 between Buckhead Industrial
            Properties, Inc. and Koala Corporation(2)
   10.4    Credit Agreement with U.S. Bank National Association(4)
   10.5    Agreement for Sale and Purchase of Assets dated June 23, 1997 between Delta Play, Ltd., et al. and Koala Corporation(3)
   10.6    Registration Rights Agreement dated June 23, 1997 between Delta
            Play, Ltd., and Koala Corporation(4)
   10.7    Agreement for Sale and Purchase of Assets dated August 14, 1998 between Park Structures, Inc. et al and Koala Corporation
   10.8    Indenture dated March 31, 1998 among Vanal Development Corp., Delta
            Play Company and Koala Corporation
   21.1    Subsidiaries
   23.1*   Consent of Ernst & Young LLP
   23.2*   Consent of Blanski Peter Kronlage & Zoch, P.A.
   23.3*   Consent of Goldstein Lewin & Co.
   23.4*   Consent of Ernst & Young Chartered Accountants
   23.5*   Consent of Otten, Johnson, Robinson, Neff & Ragonetti, P.C.
            (contained in Exhibit 5.1)
   24.1    Power of Attorney (on page II-4)
   27.1*   Financial Data Schedule

--------
 * Filed herewith.

(1) Incorporated by reference to the exhibits included in the Company's Registration Statement on Form SB-2, Registration No. 33-68482C.

(2) Incorporated by reference to Exhibit 10.11 of the Company's Form 10-KSB for the year ended December 31, 1996.

(3) Incorporated by reference to Exhibit 2.1 of the Company's Form 8-K/A filed on September 8, 1997.

(4) Incorporated by reference to Exhibit 4.1 of the Company's Form 8-K/A filed on September 8, 1997.

                                  * * *

                                  SIGNATURES

  In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has authorized this amendment to the registration statement to be signed on its behalf by the undersigned in Denver, Colorado, on November 30, 1998.

                                          KOALA CORPORATION

                                                  /s/ Mark A. Betker
                                          By: _________________________________
                                            Name: Mark A. Betker
                                            Title: Chairman of the Board,
                                                   President and Chief
                                                   Executive Officer

  In accordance with the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates stated.

              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----
        /s/ Mark A. Betker            Chairman of the Board,   November 30, 1998
 ____________________________________  President and Chief
           Mark A. Betker              Executive Officer

       /s/ Jeffrey L. Vigil           Vice President of        November 30, 1998
 ____________________________________  Finance and
          Jeffrey L. Vigil             Administration
                                       (Principal Financial
                                       and Accounting
                                       Officer)

      /s/ Michael C. Franson          Director                 November 30, 1998
 ____________________________________
          Michael C. Franson

       /s/ Thomas W. Gamel*           Director                 November 30, 1998
 ____________________________________
           Thomas W. Gamel

    /s/ John T. Pfannenstein*         Director                 November 30, 1998
 ____________________________________
        John T. Pfannenstein

      /s/ Ellen S. Robinson*          Director                 November 30, 1998
 ____________________________________
          Ellen S. Robinson
 *By:   /s/ Jeffrey L. Vigil
  -----------------------------------
    Jeffrey L. Vigil, Attorney-in-Fact

                                     II-2